UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A

For the Annual Period Ended:

December 31, 2020

Gage Growth Corp.

(formerly, Wolverine Partners Corp.)

(Exact name of issuer as specified in its charter)

Commission File Number: 024-11311

Date of Qualification of Offering: September 25, 2020

Date of Commencement of Offering: September 25, 2020

Ontario

(State or other jurisdiction of

Incorporation or organization)

N/A

(I.R.S. Employer Identification Number)

77 King Street West, Suite 400, Toronto, Ontario, Canada M5K 0A1

(Full mailing address of principal executive office)

(313) 771-5499

(Issuer’s telephone number, including area code)

Item 1.	Business

The Corporation has been formed to provide, directly and indirectly, various management, consulting, human resources, financing, intellectual property, licensing and real estate support services for certain business entities who are duly licensed in the State of Michigan to legally cultivate, process and distribute medical and/or adult-use cannabis and cannabis derivatives. The Corporation has made, and plans to make in the future, strategic business relationships and investments in operations, branding, cultivation, processing and licensing in key markets. See, Overview of Corporation, below.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020 AND 2019

(In United States Dollars unless otherwise indicated)

This Management Discussion and Analysis (“MD&A”) of the financial condition and results of operations of Gage Growth Corp. (formerly Wolverine Partners Corp.) (the “Company” or the “Corporation”) is for the years ended December 31, 2020 and 2019 and was prepared as of April 27, 2021. It is supplemental to, and should be read in conjunction with, the Company’s Consolidated Financial Statements and the accompanying notes for the years ended December 31, 2020 and 2019 (the “Annual Financial Statements”), which have been prepared in accordance with International Financial Reporting Standards (“IFRS”). For the purposes of the MD&A, the term “Company” means Gage Growth Corp. (formerly Wolverine Partners Corp.) and, unless the context otherwise requires, includes its subsidiaries. Readers are encouraged to read the Company’s public filings with the Securities and Exchange Commission, which can be accessed and viewed via the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) at www.sec.gov/edgar. Additional information regarding the Company is available on its website at www.gageusa.com.

Financial information presented in this MD&A is presented in United States (“U.S.”) dollars (“$” OR “US$”), unless otherwise indicated in compliance with International Financial Reporting Standards. All percentages are calculated using the rounded numbers as they appear in the tables.

FORWARD LOOKING STATEMENTS

This MD&A contains forward-looking statements and forward-looking information (collectively referred to herein as “forward-looking statements”) within the meaning of applicable U.S. federal and state securities laws. Such forward-looking statements relate to the Company’s current expectations and views of future events or future performance. All statements other than statements of historical fact may be forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “may”, “might”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “indicate”, “seek”, “believe”, “predict” or “likely”, or the negative of these terms, or other similar expressions intended to identify forward-looking statements. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance, or other statements that are not statements of fact. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The Company has based these forward-looking statements on its current expectations and projections about future events and financial trends that it believes might affect its financial condition, results of operations, business strategy and financial needs.

Certain of the forward-looking statements and forward-looking information and other information contained herein concerning the cannabis industry and the general expectations of the Company concerning the cannabis industry and concerning the Company are based on estimates prepared by the Company using data from publicly available governmental sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which the Company believes to be reasonable. While the Company is not aware of any misstatement regarding any industry or government data presented herein, the cannabis industry involves risks and uncertainties that are subject to change based on various factors and the Company has not independently verified such third-party information.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The Company’s forward-looking statements are expressly qualified in their entirety by this cautionary statement. There are a number of factors that could cause actual events, performance or results to differ materially from what is projected in the forward-looking statements. See “Risk Factors” in this MD&A. The purpose of forward-looking statements is to provide the reader with a description of management’s expectations, and such forward-looking statements may not be appropriate for any other purpose. Accordingly, readers should not place undue reliance on forward-looking statements contained in this MD&A. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements, unless required by law.

SUMMARY OF FINANCIAL PERFORMANCE

	For the three months ended		For the year ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Revenue	10,488,245	1,467,126	39,880,407	1,925,133
Gross profit before fair value adjustments of inventory and biological assets	1,816,718	(70,649)	10,825,276	(128,674)
Gross profit before fair value adjustments of inventory and biological assets	17.3%	-4.8%	27.1%	-6.7%
Gross profit	2,322,651	(135,448)	12,289,232	(67,810)
Other data: (1)
Adjusted EBITDA	(5,676,771)	(3,856,942)	(13,562,326)	(10,198,878)

(1)	Adjusted EBITDA is a non-IFRS financial measure. See “Non-IFRS Financial Measures” for a description of this measure and a reconciliation to the nearest IFRS measure.

Fourth Quarter 2020 Financial Highlights

-	For the three months ended December 31, 2020, Gage Growth Corp. generated sales of $10,488,245, compared to $12,406,054 for the three months ended September 30, 2020, a decrease of 15.5% and $1,467,126 in the three months ended December 31, 2019, an increase of 614.9%. The decrease in three months ended December 31, 2020 as compared to the prior quarter was due primarily to the seasonality of customer demand. The increase in three months ended December 31, 2020 as compared to the prior year’s fourth quarter was mainly driven by the Company’s opening of three additional provisioning centers during the year and the addition of adult-use licenses at the two existing provisioning centers.
-	For the three months ended December 2020, adjusted EBITDA was ($5,676,771), compared with ($7,843,707) for the three months ended September 30, 2020, an increase of 27.6%, and ($3,856,942) for the three months ended December 31, 2019, a decrease of 47.2%. Refer to Results from Operations section for further details regarding the drivers of the changes.

OVERVIEW OF THE CORPORATION

The Corporation was incorporated as Wolverine Partners Corp. under the Canada Business Corporations Act on November 22, 2017. On March 11, 2019, the Corporation filed articles of amendment to:

(i)	Re-designate the existing class of common shares as Subordinate Voting Shares, and to delete all the rights, privileges, restrictions and conditions attaching to the common shares. Each Subordinate Voting Share is entitled to one vote, entitled to receive dividends as declared by the board of directors and upon dissolution of the Corporation, shall be subject to the prior rights of other classes of shares;

(ii)	Create an unlimited number of shares of a class designated as Super Voting Shares which are redeemable by the Company. Each Super Voting Share is entitled to 50 votes at any meeting of shareholders, is not entitled to receive dividends and is subject to transfer restrictions, but have first priority for the return of the issue price over the distribution of assets upon the dissolution of the Corporation; and

(iii)	Create an unlimited number of shares of a class designated as Proportionate Voting Shares. Each Proportionate Voting Share will ultimately be converted to 50 votes in aggregate, shall have the right to receive dividends pari passu to the Subordinate Voting Shares, the right to convert at the option of the holder subject to certain restrictions and limitations. The Corporation also has the right to mandatory conversion of all Proportionate Voting Shares under certain conditions upon the listing of the Subordinate Voting Shares. As of the date of this MD&A, the Corporation has not issued any Proportionate Voting Shares.

The Corporation’s principal assets and businesses are in the cannabis industry, predominately in the State of Michigan, USA. Other than three private placements of common shares which raised an aggregate of $9,705,187 in 2018 and the granting of 3,650,000 options to directors, officers, contractors and advisors, the Corporation remained largely inactive until January 2019 when it entered into membership interest transfer restriction and succession agreements, service agreements, credit facilities, lease agreement and licensing agreements (collectively “Affiliate Agreements”) with AEY Holdings, LLC, AEY Thrive, LLC, AEY Thrive Enterprises, LLC, AEY Capital, LLC, 3 State Park, LLC, Pure Releaf SP Drive, LLC, and Buena Vista Real Estate, LLC (collectively, the “License Holders”). The Corporation terminated the agreement with Buena Vista Real Estate LLC in February 2020. Through these Affiliate Agreements, the Corporation took on the commitment of various licensed retail and cultivation leased premises, which were then sub-leased to the various License Holders. Since then, the Corporation has continued to acquire leases, land, brands and provides administrative and financial support to the License Holders engaged in cultivating, processing and retail sales of cannabinoid-based products. The Corporation is poised to become a dominant vertically integrated cannabis support company in Michigan.

On February 1, 2019, the Corporation granted 4,000,000 options to directors and consultants. The stock options have an exercise price of CAD$0.75 per share and a term of 5 years. The Corporation also amended the terms of previously granted options to reflect the same vesting terms as the options granted on February 1, 2019.

On March 19, 2019, following the Corporation’s reorganization of its share structure on March 11, 2019, the Corporation:

☐	Amended and restated the operating agreement with its member and issued 900,000 Exchangeable Units through its subsidiary Spartan Partners Holdings, LLC (“Spartan LLC”) to its member, a director of the Corporation in exchange for 100% interests in Terra Capital Holdings, LLC (“Terra”). The 900,000 Exchangeable Units are exchangeable into 45,000,000 Subordinate Voting Shares or 900,000 Proportionate Voting Shares of the Corporation, and following such exchange, the Super Voting Shares are redeemable by the Corporation for $0.0001 per share. Terra held options to acquire AEY and 3 State Park LLC; and

☐	Completed a private placement of 19,000,000 Subordinate Voting Shares for $21,322,759.

On April 25, 2019, Spartan LLC entered into a license and packaging agreement, a retail license agreement and a support agreement with Cookies Creative Consulting & Promotions, LLC (“Cookies”), pursuant to which Spartan LLC has licensed certain intellectual property related to the Cookies brand for use in manufacturing, cultivation and retail activities in the State of Michigan.

The Corporation assisted the License Holders with the opening of their first cultivation facility in Warren, Michigan in June 2019. After a pilot run, the facility started commercial growing in September 2019. The License Holders currently have two additional cultivation facilities in operation, one that is in the process of being outfitted with onsite processing capabilities. In addition, the License Holders have plans for an expansion of its third cultivation facility in Monitor Township, Michigan, by the end of calendar 2021. Taken together, these facilities will total approximately 28 acres of land with total canopy for cultivation of 150,000+ square feet.

The License Holders use 100% hydroponic cultivation methods in small batches to ensure sustainable and responsible operations and focus on growing the most sought-after genetics in Michigan. The License Holders’ product portfolio consists of but is not limited to flower, edibles, vapes and concentrates. They offer both proprietary and white label products as well as exclusive third-party brand rights, including premier brands like Gage, Cookies, Lemonnade, Runtz, O.penVAPE, Minntz, Craft Reserve, Grandiflora, Firefly, Bakked, Blue River, and Redemption.

On August 23, 2019, Spartan LLC issued 600,000 Exchangeable Units and 600,000 Super Voting Shares to Mayde, Inc. in connection with a tax-free merger of Spartan Partners Corporation and Mayde Blocker, Inc. Mayde, Inc. was the sole owner of Mayde Blocker, Inc., which in turn was the sole owner of Mayde US LLC that held various options to cannabis licenses for the Corporation’s operations. The 600,000 Exchangeable Units are exchangeable for 30,000,000 Subordinate Voting Shares or 600,000 Proportionate Voting Shares of the Corporation, and following such exchange, the Super Voting Shares are redeemable by the Corporation for $0.0001 per share.

On September 10, 2019, the Corporation and one of the License Holders entered into a retail license agreement and a support agreement with Cookies, pursuant to which the Corporation has the right, through the License Holders to open Cookies branded provisioning centers in Michigan and the Province of Ontario.

On September 16, 2019, the Corporation entered into an asset purchase agreement with Radicle Cannabis Holdings Inc. (“Radicle”) and Gage Co. Inc., pursuant to which the Corporation purchased the trademarks and goodwill of the Gage brand then owned by Radicle. In consideration of the acquisition of the Gage brand, the Corporation paid $192,485 (CAD$250,000) in cash and agreed to issue 250,000 Subordinate Voting Shares to Radicle upon the successful registration of the “Gage” trademark in Canada and the United States. The Corporation also granted Radicle a non-exclusive, non-transferable license to use the Gage brand in Canada for a period of five years. As of December 31, 2020, the 250,000 Subordinate Voting Shares have not been issued.

The Corporation assisted a License Holder with the opening of its first provisioning center in Ferndale, Michigan in September 2019. In October 2019, the License Holders opened their second provisioning center in Adrian, Michigan. The provisioning centers sell products under the brand name “Gage”. The License Holders currently operate seven provisioning centers including locations in Detroit and Kalamazoo (both are Cookies branded stores), Ferndale, Lansing, Adrian, Grand Rapids, and Traverse City. All of the provisioning centers are licensed to serve the medical cannabis market, with five of the provisioning centers having licenses to serve the adult-use market. The Grand Rapids and Kalamazoo provisioning centers, both of which hold a medical and adult-use license, opened during the first quarter of 2021. The Corporation has plans to end calendar 2021 with 15 to 20 provisioning centers in operation, serving both the medical and adult-use markets, and expects to serve over 90% of the Michigan population within a one-hour drive of its provisioning centers.

On October 8, 2019, the Corporation entered into an acquisition agreement with Rivers Innovations Inc. (“Rivers Innovations”) pursuant to which the Corporation agreed to acquire Rivers Innovations via a three-cornered amalgamation (the “Innovations Transaction”). The Innovations Transaction was completed on November 7, 2019 whereby the Corporation issued 34,491,601 Subordinate Voting Shares, 4,422,000 warrants and 88,440 stock options. The options are exercisable until August 28, 2024 at $1.14 per share. The warrants are exercisable until March 10, 2022 of which 50% are exercisable at a price of $0.12 and fifty percent (50%) are exercisable at $1.70 per share. Concurrent with the closing of the Innovations Acquisition, Bruce Linton was appointed as a Chairman of the Corporation.

On November 22, 2019, the Corporation invested in a twelve percent (12%) secured convertible debenture in the principal amount of up to CAD$1,000,000 in Radicle. As of December 31, 2020, the Corporation has advanced CAD$500,000 pursuant to the terms of the convertible debenture. The convertible debenture is convertible into common shares of Radicle at a conversion price of CAD$0.60 per share for a period of 36 months. In connection with the Corporation’s advance of CAD$500,000, Radicle granted 133,334 warrants to purchase common shares of Radicle at a price of CAD$0.75 per share for a period of 36 months from the date of the applicable advance.

On November 3, 2020, the Corporation, in combination with other parties, signed a Shareholder Agreement in order to incorporate Cookies Retail Canada Corp (“Cookies Canada”). As part of the Shareholder Agreement, the Corporation received 80% of the Common Shares of the new entity. As part of the license agreement with Cookies signed April 2019, the Corporation held certain rights to sell Cookies branded products within Ontario, Canada. The Corporation signed an amendment to the contract to transfer these rights to the newly formed Cookies Retail Canada Corp. Cookies Canada intends to open two provisioning facilities within Canada during 2021, but no provisioning facilities were opened as of the time of this MD&A.

On January 27, 2021, the Corporation completed an offering (the “Reg A Offering”) of Subordinate Voting Shares pursuant to Regulation A Tier 2, of the U.S. Securities Act. Pursuant to the Reg A Offering, the Corporation issued an aggregate of 28,571,400 Subordinate Voting Shares at a price of $1.75 per share and issued 23,757,145 warrants to purchase Subordinate Voting Shares at a price of $2.60 per share for a period of 3 years. The Corporation received aggregate gross proceeds of $50 million.

On April 6, 2021, the Corporation was officially listed and began trading on the Canadian Stock Exchange (the “CSE”), having the ticker symbol GAGE. The Corporation is in the process of registering its stock on the Over-the-Counter exchange (the “OTCQX”) in the coming months.

The Corporation is operating in a relatively new industry and market. In addition to being subject to general business risks, it must continue to build brand awareness and market share through significant investments in its strategy, people, provisioning centers, cultivation capacity, quality assurance and compliance with regulations.

Accordingly, there is no assurance that the cannabis industry and the market for medicinal and/or adult-use cannabis will continue to exist and grow as currently estimated or anticipated, or function and evolve in the manner consistent with management’s expectations and assumptions. Any event or circumstance that adversely affects the cannabis industry, such as the imposition of further restrictions on sales and marketing or further restrictions on sales in certain areas and markets could have a material adverse effect on the Corporation’s business, financial condition and results of operations.

The rulemaking process for cannabis operators at the state level in any state will be continuously evolving and result in frequent changes. Notwithstanding the Corporation’s and License Holders’ efforts, regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming. No assurance can be given that the License Holders the Corporation supports will receive the requisite licenses, permits or cards to operate their businesses.

In addition, local laws and ordinances could restrict the Corporation’s business activity. Although legal under the laws of the states in which the Corporation’s business will operate, local governments have the ability to limit, restrict, and ban cannabis businesses from operating within their jurisdiction. Land use, zoning, local ordinances, and similar laws could be adopted or changed, and have a material adverse effect on the Corporation’s business. It is possible that laws or regulations may be enacted in the future that will be directly applicable to the Corporation’s business. The Corporation cannot predict the nature of any future laws, regulations, interpretations or applications, nor can the Corporation determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on the Corporation’s business.

The Corporation is aware that multiple states are considering special taxes or fees on businesses in the cannabis industry. At this time, it is a potential yet unknown risk that other states are in the process of reviewing such additional fees and taxation. This could have a material adverse effect upon the Corporation’s business, results of operations, financial condition or prospects.

Corporation’s Performance and Objectives

The Corporation and the License Holders’ cannabis business is currently limited to the State of Michigan, with the objective of becoming a support service to vertically integrated cannabis companies that can control the entire supply chain from cultivation, to oil extraction and other value-added cannabis products to be sold for medical and adult-use through the License Holder’s licensed provisioning centers or by direct delivery to customers. The Corporation, through an 80% owned entity “Cookies Retail Canada”, intends to begin the sale of Cookies branded cannabis products within Ontario during 2021. Within the United States, the Corporation intends to continue to establish itself as the preeminent vertically integrated Cannabis company within the state of Michigan prior to expanding to other states.

Business Overview

The Corporation provides support services to License Holders which are vertically integrated with cultivation, processing and medical and recreational provisioning center operations in the state of Michigan. Gage’s retail products are comprised of premium cannabis flower and cannabis products, including concentrates, edibles and vaporizer products. Its top products include a broad range of flower products brands including Cookies, Gage, and Lemonnade branded strains of flower. In addition, the Corporation through the License Holders offers a wide variety of concentrate, edibles and vaporizer products. The License Holders sell cannabis products for the medical and adult-use retail market through the Corporation’s existing provisioning centers and are currently seeking additional medical and adult-use licenses to expand the Corporation’s provisioning center footprint within the state of Michigan with plans to operate fifteen to twenty provisioning centers by the end of calendar 2021. As of December 31, 2020, the Corporation operated five provisioning centers, all of which held medical licenses and three of which held adult-use licenses. Subsequent to December 31, 2020, the Corporation through the license holders opened two additional provisioning centers located in Grand Rapids, Michigan and Kalamazoo, Michigan, both of which held adult-use licenses.

The Corporation provides support services to the License Holders which operate three cultivation facilities within the state of Michigan with approximately 70,000 square feet of cultivation assets, approximately ½ of this capacity began its growing operations in September of 2020. In addition, the Corporation has plans through the License Holders to expand to over 150,000 square feet of cultivation assets by the end of calendar 2021. Also, in 2020, the Corporation has entered into agreements with third-party run cultivation facilities to grow flower for the License Holders, who began receiving product from these third-party facilities in early 2021. In total, these agreements should allow the Corporation through the License Holders to significantly expand flower growing capacity.

As of the date of this MD&A, the Corporation, through the License Holders, has entered into six contract grow agreements (the “Grow Agreements”) with five third party Michigan cannabis license holders (“Contract Growers”) pursuant to which each Contract Grower will cultivate certain products, including “Gage” and “Cookies” branded products. According to the Grow Agreements, the License Holders will provide certain cannabis genetics and advise on cannabis grow processes and quality control standards. Each Contract Grower will be responsible for its own facility and cultivation processes. Additional production coming from each Contract Grower will enable the Corporation to significantly increase the product availabilities across its provisioning centers as well as meeting the consumer demand.

The Corporation is currently in process of completing the construction of its processing facility located in Monitor Township, Michigan. The processing facility will primarily be used to produce the Company’s in-house concentrate products. Today, the Company is purchasing the majority of the concentrate products from third parties which results in compressed margins. The completion of the construction is expected to occur in third quarter of 2021. On February 21, 2021, the Company through its subsidiary Spartan Partners Licensing entered into a brand and technology agreement with Blue River of Florida, a solvent-less cannabis extract company. The contract will allow the Corporation to produce and sell certain Blue River branded products and will provide the Company with specialized processing technology.

As of the date of this MD&A, the Company operates seven provisioning centers, all of which hold medical licenses, and five of which hold adult-use licenses. The Company expects to continuously open more locations throughout 2021 including both Gage and Cookies branded provisioning centers.

SELECTED FINANCIAL INFORMATION

The Corporation reports results of operations of its affiliates from the date that the Corporation enters into various support services agreements with its affiliates. The following selected financial information includes only the results of the operations after the Corporation established such support services agreements with affiliates. Accordingly, the information included below may not be representative of the results of operations if such affiliates had included their results of operations for the entire reporting period.

The consolidated financial statements of the Corporation for the years ended December 31, 2020 and December 31, 2019 include the accounts of the Corporation and its affiliates as follows:

Name of Company	Place of Incorporation / Operation	Functional Currency	Ownership %
Gage Growth Corp. (formerly Wolverine Partners Corp.)	Canada	CAD	100%
Cookies Retail Canada Corp.	Canada	CAD	80%
Gage Innovations Corp.	Canada	CAD	100%
Spartan Partners Corporation	United States	USD	100%
Spartan Partners Holdings, LLC	United States	USD	51.3%
Spartan Partners Services, LLC	United States	USD	51.3%
Spartan Partners Properties, LLC	United States	USD	51.3%
Spartan Partners Licensing, LLC	United States	USD	51.3%
Mayde US LLC	United States	USD	51.3%
Rivers Innovations, Inc.	United States	USD	100%
Rivers Innovations US South LLC	United States	USD	100%
RI SPE 1 LLC	United States	USD	100%

The Corporation through its 51.3% subsidiary, Spartan Partners Holdings LLC, provides support services to the following License Holders through the Affiliate Agreements, and holds no financial or economic interests in these license holding companies. For financial reporting purposes, the Corporation is considered to control a subsidiary when it is exposed, or has rights, to variable returns from its involvement with the subsidiary and can affect those returns through its power over the subsidiary. On January 31, 2019, the Corporation entered into Membership Interest Transfer Restriction and Succession Agreements with five affiliated licensed entities, which were executed in connection with the subsidiary’s extension of credit to the licensed entities along with, among other things, the assumption of certain lease agreements, The Corporation’s management has assessed that it has the ability to direct relevant activities which could significantly affect and impact the economic benefits derived from its contractual relationship with the affiliated licensed entities. Consequently, the Corporation includes these entities in its consolidation but has allocated the net loss and comprehensive loss in these entitles to non-controlling interest:

Name of Company	Place of Incorporation / Operation	Functional Currency	Ownership & Economic Interest (%)
AEY Holdings LLC	United States	USD	0%
AEY Thrive, LLC	United States	USD	0%
AEY Capital, LLC	United States	USD	0%
3 State Park, LLC	United States	USD	0%
Buena Vista Real Estate, LLC	United States	USD	0%
Pure Releaf SP Drive, LLC	United States	USD	0%

The Corporation reports results of operations of its affiliates from the date that control commences. Control exists when the Corporation has the power, directly and indirectly, to govern the financial and operating policies of an entity and is exposed to the variable returns from its activities. The following selected financial information includes only the results of operations after the Corporation established control of its affiliates. Accordingly, the information included below may not be representative of the results of operations if such affiliates had included their results of operations for the entire reporting period.

SELECTED ANNUAL INFORMATION

The following table includes selected financial information for the periods indicated that was derived from the Corporation’s audited consolidated financial statements and the respective accompanying notes prepared in accordance with IFRS:

Review of the Financial Results for the Three Months Ended December 31, 2020 and 2019

Selected Financial Information

The following table sets forth information regarding Gage Growth Corp.’s Consolidated Financial Statements for the periods presented, which were prepared in accordance with IFRS and should be read in conjunction with the corresponding audited annual consolidated financial statements and related notes.

	Three Months Ended
	31-Dec-20 $	31-Dec-19 $
Revenue	$10,488,245	$1,467,126
Cost of goods sold	(8,671,527)	(1,537,775)
Fair value adjustment on sale of inventory	(291,744)	(6,109)
Fair Value adjustment on growth of biological assets	797,677	(58,690)
Gross profit (loss)	2,322,651	(135,448)
Gross profit %	22.1%	-9.2%
Total operating expenses	10,408,888	4,871,083
Net operating loss	(8,086,237)	(5,006,531)
Net loss	(14,528,301)	(7,611,479)
Net loss and comprehensive loss	(11,610,768)	(6,890,514)
Loss per share (basic and diluted)	(0.13)	(0.08)
Cash, end of period	45,455,583	9,705,991
Total Assets	$105,737,719	$64,603,131

Review of the Financial Results for the Quarters Ended December 31, 2020 and 2019

Revenue for the three months ended December 31, 2020 was $10,488,245 as compared to $1,467,126 in the comparable period of the prior year. The increase in revenue of $9,021,119 or 614.9% over the prior year was all due to organic growth that resulted from the opening of three new provisioning centers during 2020. The additional sales from the provisioning centers were supported by the opening of two new cultivation facilities since December of 2019.

Gross Profit

Gross profit for the three months ended December 31, 2020 was $2,322,651 or 22.1% of revenue as compared to ($135,448) in the comparable period of 2019, an increase of $2,458,098. Gross profit was higher than the same period in the prior year due to the sales to retail customers from the License Holders’ provisioning centers that were opened in 2020 as well as the successful harvest of products from their cultivation facilities that became operational in the second half of 2019 and in 2020. As the License Holders’ first cultivation facility became operational in 2019, there were certain start-up costs related to costs of production that negatively impacted the Corporation’s gross margin during the three months ended December 2019. In addition, the increase in gross profit was also due to the fair value adjustment on the growth of biological assets in the three months ended December 31, 2020, which was $797,677, as compared to the change of ($58,690) in the comparable three month period. This was partially offset by the fair value adjustment on the sale of inventory, which increased to ($291,744) from ($6,109) in the comparable period.

Total Expenses

Total operating expenditures were $10,408,888 for the three months ended December 31, 2020 as compared to $4,871,083 in the comparable period of 2019. The increase from the prior year was primarily due to the significant ramp up of the License Holders’ provisioning centers from two in the fourth quarter of 2019 to five in the fourth quarter of 2020 and the costs for the cultivation facilities from 1 in the fourth quarter of 2019 to 3 in the fourth quarter of 2020 which drove substantial increases in general and administrative expenses and sales and marketing expenses. In addition, the Corporation is increasing its infrastructure to support the planned increase in the number of License Holders’ provisioning centers, cultivation facilities and a processing facility in 2021.

Operating Profit (Loss)

The Corporation’s net operating loss of $8,086,237 for the three months ended December 31, 2020 compared to an operating loss of $5,006,531 in the same period of 2019. The increase in the loss of $3,079,706, when compared to the prior year’s quarter is primarily due to increased expenditures associated with increased operations as discussed above.

Review of the Financial Results for the Years Ended December 31, 2020 and 2019

Selected Financial Information

	Year Ended
	31-Dec-20 $	31-Dec-19 $
Revenue	$39,880,407	$1,925,133
Cost of goods sold	(29,055,131)	(2,053,807)
Fair value adjustment on sale of inventory	(844,183)	(6,109)
Fair Value adjustment on growth of biological assets	2,308,139	66,972
Gross profit (loss)	12,289,232	(67,811)
Gross profit %	30.8%	-3.5%
Total operating expenses	34,765,913	71,686,549
Net operating loss	(22,476,681)	(71,754,360)
Net loss	(29,806,113)	(75,032,243)
Net loss and comprehensive loss	(28,899,711)	(73,890,815)
Net loss attributable to the Corporation	(14,899,362)	(53,478,868)
Loss per share (basic and diluted)	(0.28)	(1.02)
Net loss attributable to the Corporation per-share (basic and diluted)	(0.14)	(0.74)
Cash, end of period	45,455,583	9,705,991
Total Assets	$105,737,719	$64,603,131

Revenue for the twelve months ended December 31, 2020 was $39,880,407 as compared to $1,925,133 in the prior year. The increase in revenue of $37,955,274 or 1,971.6% over the prior year was all due to organic growth that resulted from a full year of revenue from the two provisioning centers that opened in late 2019 as well as the opening of three new provisioning centers during 2020. The additional sales from the provisioning centers were supported by the opening of two new cultivation facilities since December of 2019. The License Holders plan to have fifteen to twenty provisioning centers opened by the end of the calendar 2021. In addition, the license holders are in the process of opening a processing center at one of their cultivation facilities as well as significantly expanding the footprint of the Monitor, Michigan cultivation facility by the end of 2021.

Gross Profit

Gross profit for the twelve months ended December 31, 2020 was $12,289,232 or 30.8% of revenue as compared to ($67,810) in the comparable period of 2019, an increase of $12,357,042. Gross profit was higher than the prior year due to the sales to retail customers from the License Holders’ provisioning centers that were opened in the second half of 2019 and in 2020 as well as the successful harvest of products from their cultivation facilities that became operational in the second half of 2019 and in 2020. In addition, the increase in gross profit was also due to the fair value adjustment on the growth of biological assets in the year ended December 31, 2020, which was $2,308,139, as compared to the change of $66,972 in the prior year. This was partially offset by the fair value adjustment on the sale of inventory, which increased to ($844,183) from ($6,109) in the prior period.

Total Expenses

Total operating expenditures were $34,765,913 for the twelve-months ended December 31, 2020 as compared to $71,686,549 in the comparable period of 2019. The decrease from the prior year was primarily due to share exchange expenses of $58,969,446 in 2019 which did not occur in 2020. The share exchange expenses related to the issuance of exchangeable units in connection with the acquisition of equity interests in Terra Capital Holdings, LLC and the merger with Mayde US LLC. This decrease was partially offset by the significant ramp up of the License Holders’ provisioning centers and cultivation facilities which drove substantial increases in general and administrative expenses and sales and marketing expenses. For a detailed breakdown of general administration and sales and marketing expenses, please reference notes 14 and 15 of the consolidated financial statements.

Operating Profit (Loss)

The Corporation’s net operating loss of $22,476,681 for the twelve months ended December 31, 2020 compared to an operating loss of $71,754,360 in the same period of 2019. The reduction in the loss of $49,277,679 is primarily due to the share exchanges expenses of $58,969,446 recorded in 2019 partially offset by the increase in spending to support the significant growth of the businesses as described above.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation’s primary need for liquidity is to fund working capital requirements of business operations, capital expenditures, expansions, acquisitions, and for general corporate purposes. The Corporation is an early-stage growth company.

During the fourth quarter of 2020, the Corporation initiated an offering (the “Reg A Offering”) of Subordinate voting shares pursuant to Regulation A Tier 2, of the U.S. Securities Act. Pursuant to the Reg A Offering, the Corporation issued an aggregate of 28,571,400 Subordinate Voting Shares at a price of $1.75 per share and issued 23,757,145 warrants to purchase Subordinate voting shares at a price of $2.60 per share for a period of 3 years. The Corporation received aggregate gross proceeds of $50 million. This offering was completed on January 27, 2021.The Corporation received net proceeds of $41 million related to this offering prior to December 31, 2020, with an additional $9 million of net proceeds received during the first quarter of 2021.

The Corporation’s primary sources of liquidity are gross profits generated by sales to retail customers at the provisioning centers as well as funds generated through financing activities including the issuing of equity from private placements as well as utilizing its fixed assets, specifically land and building, to generate debt financing. The Corporation’s ability to fund its operations, to make planned capital expenditures, and to make planned acquisitions, depends on its future operating performance and cash flows, which are subject to prevailing economic and regulatory conditions and financial, business, and other factors, some of which are beyond the Corporation’s control.

The Corporation expects that its cash on hand and cash flows from operations, along with the financing received from the Reg A Offering as discussed above, will be adequate to meet its capital requirements and operational needs for the next 12 months.

Working Capital

The Corporation’s financial position and liquidity as of December 31, 2020, consisted of an ending cash position of $45,455,583, with no bank debt. At December 31, 2019, the Corporation had $9,705,991 of cash and $6,500,000 of term deposits and no bank debt.

As of December 31, 2020, the Corporation had working capital of $38,945,004 (current assets minus current liabilities), compared with $14,529,698 of working capital as of December 31, 2019. The increase in working capital at December 31, 2020 as compared to December 31, 2019 of $24,415,306 was primarily due to an increase in cash of $35,749,592 from funds raised primarily through the Reg A Offering, and an increase in biological assets and inventory of $8,084,007. These increases in working capital were partially offset by the decrease in short-term deposits of $6,500,000, an increase in accounts payable and accrued liabilities of $9,084,936 and an increase in convertible debentures payable of $2,593,197.

The Corporation has undiscounted contractual obligations as outlined below.

	Total	Less than 1 year	1 year - 3 years	3 years - 5 years	Over 5 years
Accounts payable and accrued liabilities payables	13,237,101	13,237,101	-	-	-
Lease liabilities	22,457,779	2,575,614	5,158,787	4,618,975	10,104,403
Lease assignment payable	100,000	-	-	-	-
Note payable	4,700,204	1,004,670	3,317,856	377,678	-
Debentures payable	2,901,537	2,901,537	-	-	-
	43,396,621	19,818,922	8,476,643	4,996,653	10,104,403

We note that the Corporation has sufficient cash to meet all contractual obligations in the current year. The Corporation further intends to use working capital to expand production capacity through the expansion of existing cultivation centers and increase the number of provisioning centers through the purchase of property or existing provisioning centers.

Cash Flow

The following table summarizes the sources and uses of cash for the years ended December 31, 2020 and 2019:

	Year ended December 31,
	2020 $	2019 $
Net loss for the period	$(29,806,113)	$(75,032,243)
Net cash used in operating activities	(12,373,916)	(10,673,783)
Net cash provided by (used in) investing activities	6,853,077	(6,216,234)
Net cash provided by (used in) financing activities	41,343,559	19,546,042
Net increase (decrease) in cash and cash equivalents	35,822,720	2,656,025
Effect of currency translation	(73,128)	1,208,612
Cash and cash equivalents, beginning of year	9,705,991	5,841,354
Cash and cash equivalents, end of year	$45,455,583	$9,705,991

Operating Activities

During the year ended December 31, 2020, operating activities used $12,373,916 of cash, primarily resulting from a net loss of $29,806,113 partially offset by net non-cash expenses of $13,852,782 and net cash provided by changes in operating assets and liabilities of $3,579,415. Cash provided by changes in operating assets and liabilities were driven by increases in accounts payable and accrued liabilities of $8,974,391, which was partially offset by increases in inventory of $6,620,050. The non-cash expenses were primarily due to share-based payments of $7,988,025, change in fair value of investments of $3,042,366 and depreciation and amortization of $2,184,939. These changes were driven by the growth activities of the Corporation during the year.

During the year ended December 31, 2019, operating activities used $10,673,783 of cash, primarily resulting from a net loss of $75,032,243. This was partially offset by net non-cash expenses of $64,203,810. The non-cash expenses were primarily due to $58,969,446 from share exchange expenses in the period and a $2,070,669 loss associated with the fair value changes in investment in the prior year.

Investing Activities

During the year ended December 31, 2020, investing activities generated $6,853,077 of cash primarily due to the redemption of term deposits of $6,500,000 and net cash received associated with the sale leaseback of selected properties of $10,324,955. This was partially offset by the cash used for purchases of property, plant, and equipment of $9,843,667.

During the year ended December 31, 2019, investing activities used $6,216,234 of cash. Significant investing cash outflows included the purchase of property, plant, and equipment of $24,942,932 and the acquisition of investments for $2,500,000. These outflows were offset by the redemption of term deposits for $8,500,000, cash acquired as part of the acquisition of Rivers Innovation of $2,737,862, and the collection of a loan receivable for $9,622,760.

Financing Activities

During the year ended December 31, 2020, financing activities provided $41,343,559 of cash, primarily due to cash received as part of the Reg A Offering of $41,914,154 and proceeds from the issuance of debentures of $2,474,267. This was partially offset by the repayment of the lease assignment of $1,350,000, and lease liability payments of $1,019,862 made during the period.

During the year ended December 31, 2019, financing activities provided $19,546,042 of cash consisting primarily of $21,322,759 of proceeds from the issuance of Subordinate Voting Shares, which was partially offset by $1,731,717 of lease liability payments made during the period.

Off-Balance Sheet Arrangements

As of the date of this filing, the Corporation does not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on the results of operations or financial condition of the Corporation, including, and without limitation, such considerations as liquidity and capital resources.

Capital Management

The Corporation’s objectives when managing capital are to ensure sufficient liquidity to support its financial obligations and to execute its operating and strategic plans, managing healthy liquidity reserves and access to capital.

The Corporation manages its capital structure and makes required adjustments based on the funds available to support business development. In order to carry out the planned business development and pay for administrative costs, the Corporation utilizes its existing working capital and seeks to raise additional capital, as needed. There were no changes in the Corporation’s approach to capital management during the periods ended December 31, 2020 and December 31, 2019. The Corporation is not subject to externally imposed capital restrictions.

The Corporation raises capital, as necessary, to meet its needs and take advantage of perceived opportunities and, therefore, does not have a numeric target for its capital structure. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Corporation, is reasonable. The Corporation plans to use existing funds, as well as funds from future debt and equity raises as well as the gross profit from the future sales of its products, to fund operations and expansion activities.

Going Concern

The consolidated financial statements were prepared on a going concern basis, which assumes that the Corporation will be able to realize its assets and discharge its liabilities in the normal course of business.

Management is of the opinion the continued operations of the Corporation are dependent on its ability to generate future cash flows from operations and obtain additional funding through external financing to deliver on its business plan. There is a risk that financing will not be available on a timely basis or on terms acceptable to the Corporation.

The consolidated financial statements do not give effect to any adjustments which would be necessary should the Corporation be unable to continue operations. Management has assessed that it has sufficient working capital and access to funding for the Corporation to continue operations for the next fiscal year, however due to potential uncertainties described above going concern disclosure has been included in the consolidated financial statements.

NON-IFRS FINANCIAL MEASURES

Adjusted EBITDA is a financial measure that is not defined under IFRS. The Corporation uses this non-IFRS financial measure and believes it enhances an investor’s understanding of the Corporation’s financial and operating performance from period to period because it excludes certain material non-cash items and certain other adjustments management believes are not reflective of the Corporation’s ongoing operations and performance.

The Corporation calculates adjusted EBITDA as net income as reported adjusted to exclude the impact of the following items: fair value adjustment on sale of inventory, fair value adjustment on growth of biological assets, provision for income taxes, reserve for share exchange, foreign exchange (gain)loss, change in fair value of investments, interest expense and other income, share-based payments, depreciation and amortization, and gain on sale of fixed assets. The Corporation reports adjusted EBITDA to help investors assess the operating performance of its business. The financial measure noted above is a metric that has been adjusted from the IFRS net income measure to provide readers with a normalized metric in removing non-recurring, irregular and one-time items that may make comparisons to prior periods less meaningful. Other companies in the Corporation’s industry may calculate these measures differently than the Corporation does, limiting their usefulness as comparative measures.

Adjusted EBITDA Table

	Three Months Ended December 31
	2020	2019
Net Loss (IFRS)	$(14,528,301)	$(7,611,479)
Add (Deduct) Impact of:
Fair value adjustment on sale of inventory	$291,744	$(6,109)
Fair value adjustment on growth of biological assets	$(797,679)	$(58,690)
Provision for Income Taxes	$(146,734)	$(195,749)
Foreign Exchange (Gain) Loss	$3,111,041	$901,851
Change in fair value of investments	$2,929,680	$1,819,842
Interest Expense	$616,671	$79,004
Share-based compensation	$2,120,956	$1,261,387
Depreciation and Amortization	$689,616	$(46,999)
Costs associated with listing	$104,830	-
Gain on sale of fixed assets	$(68,595)	-
Total Adjustments	$8,851,530	$3,754,537

Adjusted EBITDA (Non-IFRS)	$(5,676,771)	$(3,856,942)

Adjusted EBITDA

The decrease in adjusted EBITDA for the three-month period ended December 31, 2020 as compared to the three-month period ended December 31, 2019 from ($3,856,942) to ($5,676,771) was primarily due to operational scale up, which caused additional expenditures, most notably relating to operating expenses. These included costs associated with the scale-up of the business, including costs to acquire additional properties, certain costs associated with the opening of additional provisioning centers, and costs to scale up cultivation facilities.

Adjusted EBITDA Table

	Year Ended December 31
	2020	2019
Net Loss (IFRS)	$(29,806,113)	$(75,032,243)
Add (Deduct) Impact of:
Fair value adjustment on sale of inventory	$844,183	$6,109
Fair value adjustment on growth of biological assets	$(2,308,139)	$(66,972)
Provision for Income Taxes	$2,247,278	$(145,749)
Reserve for Share Exchange	-	$58,969,446
Foreign Exchange (Gain) Loss	$1,408,959	$839,294
Change in fair value of investments	$3,042,366	$2,070,668
Interest Expense	$1,085,602	$513,670
Share-based compensation	$7,988,025	$1,975,202
Depreciation and Amortization	$2,184,939	$671,697
Costs associated with listing	$205,347	-
Gain on sale of fixed assets	$(454,773)	-
Total Adjustments	$16,243,787	$64,833,365

Adjusted EBITDA (Non-IFRS)	$(13,562,326)	$(10,198,878)

Adjusted EBITDA

The decrease in Adjusted EBITDA for the year ended December 31, 2020 as compared to the year ended December 31, 2019 from ($10,198,878) to ($13,562,326) was primarily due to operational scale up, which caused additional expenditures, most notably relating to operating expenses. These included costs associated with the scale-up of the business, including costs to acquire additional properties, certain costs associated with the opening of additional provisioning centers, and costs to scale up cultivation facilities.

TRENDS IN CASH FLOW, CAPITAL EXPENDITURES AND OPERATING EXPENSES

Drivers of Results of Operations

Revenue

The Corporation derives its revenue from cannabis products which the License Holders grow and harvest through cultivation facilities and sell to customers through provisioning centers as well as through wholesale sales. The Corporation has dramatically increased its revenue through the start-up of 3 new provisioning centers during the twelve months ended December 31, 2020. At the end of the December 31, 2020, the Corporation through the License Holders had 5 provisioning centers operating. The License Holders have plans to open ten to fifteen more provisioning centers by the end of calendar year 2021. In regards to its cultivation facilities, the License Holders entered the current fiscal year with one cultivation facility operational. During the twelve months ended December 31, 2020, the License Holders launched the operations of two additional cultivation facilities. In addition, the Corporation through the license holders is in the process of building out the second phase of its third cultivation facility which the Corporation expects to be operational during calendar 2021.

Cost of Goods Sold

The Corporation’s Cost of Goods Sold includes the costs directly attributable to product sales and includes amounts paid to produce finished goods, such as cultivation supplies as well as packaging and other supplies, fees for testing services and processing, rent, utilities, and related costs. To supplement its current cultivation capacity, it purchases wholesale flower, concentrates and other cannabis related products. Cannabis costs are affected by various state regulations that limit the sourcing and procurement of cannabis products, which may create fluctuations in margins over comparative periods as the regulatory environment changes. During the twelve months ended December 31, 2020, the Corporation continued to focus on executing sustainable profitable growth of the Corporation’s base business by expanding its cultivation facilities as well as its provisioning centers.

Total Expenses

Total Expenses include corporate infrastructure required to support ongoing business, sales and marketing expenses to accelerate sales at the provisioning centers, depreciation and amortization of the building and equipment for the Corporation’s facilities, and share-based payments to align efforts of management and staff with shareholders. In addition, in the first twelve months of 2019, there was share exchange expense with two shareholders which did not reoccur in 2020.

Sales and marketing costs support the efforts of the provisioning centers to attract retail customers and build customer loyalty to the Corporation’s brands. The Corporation expects sales to increase at a higher rate, compared to most sales and marketing costs. General and administrative expenses represent costs incurred at the Corporation’s facilities including the License Holders’ cultivation and provisioning centers. These expenses primarily relate to personnel costs, including salaries, incentive compensation, benefits, professional service costs, including legal and accounting, licensing costs, facilities costs including security and office expenses. The Corporation expects to continue to invest in this area to support the Corporation’s aggressive expansion plans and to support the increasing complexity of the cannabis business. Furthermore, to support the Corporation’s expansion plans as well as its status as newly a publicly traded company, the Corporation anticipates a commensurate increase in compensation expenses related to recruiting and hiring talent, accounting, legal and professional fees.

Provision for Income Taxes

The Corporation is subject to federal income taxes and state income taxes in the jurisdictions in which it operates and, consequently, income tax expense is a function of the allocation of taxable income by legal entity and the various activities that impact the timing of taxable events. The Corporation is subject to the limits of IRC Section 280E under which the Corporation is only allowed to deduct expenses directly related to cost of producing the products or cost of products. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E and results in a higher effective tax rate than most industries.

RELATED PARTY TRANSACTIONS

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

The Corporation’s key management personnel have authority and responsibility for overseeing, planning, directing and controlling the activities of the Corporation. Key management personnel include members of the Board of Directors, Chief Executive Officer/President and Chief Financial Officer. Compensation of key management personnel may include short-term and long-term benefits. Short-term benefits include salaries and bonuses. Share-based compensation includes warrants and stock options vested during the year.

Compensation provided to key management for the twelve months ended December 31, 2020 and December 31, 2019 is as follows:

	Year Ended December 31
	2020	2019
Salaries and benefits	$835,134	$73,030
Share-based payments	3,989,055	977,701
	4,824,189	1,050,731

The Corporation has entered into arrangements with Radicle Cannabis Holdings Inc. (“Radicle”). At the time of the transactions, Michael Hermiz, Director of the Company, owned 19.4% of Radicle.  On September 16, 2019, the Corporation entered into an asset purchase agreement with Radicle and Gage Co. Inc., pursuant to which the Corporation purchased the trademarks and goodwill of the Gage brand then owned by Radicle. These trademarks are included in the Intangible Assets within the long-term assets of the Company’s Statement of Financial Position.  In consideration of the acquisition of the Gage brand, the Corporation paid $192,485 (CAD$250,000) in cash and agreed to issue 250,000 Subordinate Voting Shares to Radicle upon the successful registration of the “Gage” trademark in Canada and the United States. The Corporation also granted Radicle a non-exclusive, non-transferable license to use the Gage brand in Canada for a period of five years. As of December 31, 2020, the 250,000 Subordinate Voting Shares have not been issued.

On August 23, 2019, Spartan LLC issued 600,000 Exchangeable Units and 600,000 Super Voting Shares to Mayde, Inc. in connection with a tax-free merger of Spartan Partners Corporation and Mayde Blocker, Inc. Mayde, Inc. was the sole owner of Mayde Blocker, Inc., which in turn was the sole owner of Mayde US LLC that held various options to cannabis licenses for the Corporation’s operations. The 600,000 Exchangeable Units are exchangeable for 30,000,000 Subordinate Voting Shares or 600,000 Proportionate Voting Shares of the Corporation, and following such exchange, the Super Voting Shares are redeemable by the Corporation for $0.0001 per share.  At the time of the Share Exchange described above, Rami Reda was a Director of the Corporation and owned 100% of Mayde, Inc.

On October 8, 2019, the Corporation entered into an acquisition agreement with Rivers Innovations Inc. (“Rivers Innovations”) pursuant to which the Corporation agreed to acquire Rivers Innovations via a three-cornered amalgamation (the “Innovations Transaction”). The Innovations Transaction was completed on November 7, 2019 whereby the Corporation issued 34,491,601 Subordinate Voting Shares, 4,422,000 warrants and 88,440 stock options.  The President and Director of the Corporation, Fabian Monaco, was also the Sole Director of Rivers Innovations at the time of the Innovations Transaction.  In addition, the Chief Financial Officer of the Corporation, Pascal D’Souza was also the Chief Financial Officer of Rivers Innovations at the time of the Innovations Transaction.

In addition, as disclosed in Note 8 on November 22, 2019, the Corporation invested in a twelve percent (12%) secured convertible debenture in the principal amount of up to CAD$1,000,000 in Radicle. As of December 31, 2020, the Corporation has advanced CAD$500,000 pursuant to the terms of the convertible debenture. The convertible debenture is convertible into common shares of Radicle at a conversion price of CAD$0.60 per share for a period of 36 months.  In connection with the Corporation’s advance of CAD$500,000, Radicle granted 133,334 warrants to purchase common shares of Radicle at a price of CAD$0.75 per share for a period of 36 months from the date of the applicable advance.  The convertible debenture is included in the Convertible Debenture within the current assets of the Company’s Statement of Financial Position.

As discussed in Note 18, the Company issued both USD and CAD debenture units on September 30, 2020. The Executive Chairman and Director of the Corporation, Bruce Linton, purchased 1,400 Canadian Debenture Units in connection with the Canadian Debenture Unit financing. Each warrant entitles the holder to purchase one Subordinate Voting Share at a price of CAD 1.50 for a period of 18 months following a liquidity event as defined under the warrant certificate. The terms on the Debenture Units purchased by Mr. Linton were consistent to those offered to non-related parties.

SUBSEQUENT EVENTS

These subsequent events are updated through April 27, 2021, the date of this report.

(a)	On January 27, 2021, the Corporation completed the Reg A Offering of Subordinate Voting Shares pursuant to Regulation A, Tier 2, of the U.S. Securities Act. Pursuant to the Reg A Offering, the Corporation issued an aggregate of 28,571,400 Subordinate Voting Shares at a price of $1.75 per share and issued 23,757,145 warrants to purchase Subordinate Voting Shares at a price of $2.60 per share for a period of 3 years. The Company received aggregate gross proceeds of $49,999,950.

(b)	On February 2, 2021, the Corporation granted 1,088,900 options to certain employees, consultants, and officers and directors of the Corporation. Each of these options has an exercise price of $1.75 and expires on February 2, 2026. On February 2, 2021, the Company granted 160,000 Restricted Share Units (RSUs) to an employee and consultant of the Corporation. These shares will vest in two equal installments on August 2, 2021 and February 2, 2022. On February 9, the Company issued 100,000 Subordinate Voting Shares to an employee and 70,000 Subordinate Voting Shares to service providers. On March 1, 2021, the Company granted 860,000 options to certain employees, consultants, and officers and directors of the Corporation. Each of these options has an exercise price of $1.75 and expires on March 1, 2026. On March 8, 2021, the Company granted 355,000 shares to a contractor of the Company. On March 8, 2021, the Company granted 622,500 options to certain employees, consultants, and officers and directors of the Corporation. Each of these options has an exercise price of $1.75 and expires on March 8, 2026.

(c)	On March 15, 2021, the Corporation signed a construction contract totaling $1,528,814 in order to build out the Processing Lab at the Monitor cultivation location.

(d)	On March 25, 2021, the Company completed the purchase of an additional facility near the Harrison Township cultivation location for $2,000,000.

(e)	On April 1, 2021, the Company issued 1,000,000 Subordinate Voting Shares to Giumar Capital, a party controlled by CEO Fabian Monaco in accordance with a Consulting Share Agreement.

(f)	On April 6, 2021, the Company successfully completed a listing of its Subordinate Voting Shares on the Canadian Securities Exchange (“CSE”). The Company’s securities are listed under the ticker “GAGE”. This triggered a ‘Change in Control’ provision associated with the Acquisition of the Membership interest between AEY and Thrive, which caused an acceleration on the ‘Second Note’. This caused the full amount of the ‘Second Note’ as discussed in Note 6 to be payable in stock at the time of the Change in Control.

(g)	On April 13, 2021, the Company entered into an agreement to purchase a property in River Rouge, MI. The purchase price for the agreement was $1,995,000, of which the Company paid $500,000 at closing. The remaining balance was payable through a three-year land contract agreement.

SHARE CAPITAL

As of December 31, 2020, and December 31, 2019, the Corporation had share capital of $89,669,811 and $67,097,910, respectively. The share capital at each point in time was comprised of Subordinate Voting Shares. In addition, as of December 31, 2020 and December 31, 2019 the Corporation had reserve for share exchange of $58,969,446 which was for the issuance of Super Voting Shares. Following are the shares outstanding as of December 31, 2020.

•	131,649,944 Subordinate Voting Shares; and

•	1,500,000 Super Voting Shares

And the following dilutive equity instrument outstanding:

•	1,500,000 Exchangeable Units which are exchangeable into 75,000,000 Subordinate Voting Shares;

•	13,621.827 stock options of which 5,506,787 are exercisable;

•	28,398,495 warrants of which 26,187,495 were vested as of December 31, 2020

As at the date of this MD&A, the Corporation has the following shares outstanding:

•	137,789,199 Subordinate Voting Shares; and

•	1,500,000 Super Voting Shares

And the following dilutive equity instrument outstanding:

•	1,500,000 Exchangeable Units which are exchangeable into 75,000,000 Subordinate Voting Shares;

•	16,203,227 stock options of which 5,506,787 are exercisable;

•	28,398,495 warrants of which 2,6,187,495 were vested.

ISSUERS WITH U.S. CANNABIS-RELATED ACTIVITIES

Overview

The Corporation is an entity that currently, and is expected to continue to, derive a large majority of its revenue from its material ancillary involvement with the U.S. cannabis industry. As of December 30, 2020, 100% of the Corporations business was directly derived from U.S. cannabis-related activities. As such, the Corporation’s balance sheet and operating statement exposure to U.S. cannabis activities is 100%.

The Corporation and its subsidiaries provide various management, consulting, HR, financing, intellectual property, licensing and real estate support services for certain business entities who are duly licensed in the State of Michigan to legally cultivate, process and distribute medical and/or adult-use cannabis and cannabis derivatives. However, the cannabis industry is illegal under U.S. federal law and enforcement of relevant federal laws is a significant risk.

None of the Corporation or its subsidiaries are directly engaged in the manufacture, importation, possession, sale or distribution of cannabis. In addition, the Corporation has not applied and does not have any intention to apply for any retailer, grower, producer, dealer, processor or wholesaler licenses which would allow the Corporation to directly participate in the cannabis marketplace in certain U.S. states which have legalized such activity. While the Corporation does not directly cultivate, distribute or dispense cannabis or any cannabis derivatives, the Corporation provides services and has entered into commercial arrangements with third parties who are involved in the U.S. cannabis industry. As such, the Corporation considers itself a U.S. Marijuana Issuer with materially ancillary involvement with the U.S. cannabis industry, as defined in the Canadian Securities Administrators Staff Notice 51-352 (Revised) – Issuers with U.S. Marijuana related Activities dated February 8, 2018.

Compliance

The Corporation monitors the applicable rules and regulations of the State of Michigan, where it provides support to affiliated cannabis license-holders. The Corporation maintains a database and tracks each license or permit held by its License Holders, showing the renewal date, inspection schedules, and the results of any regulatory inspection reports. The Corporation will also monitor any action taken by its License Holders in response to a change of governing regulations or suggestions from regulators. For certainty, the Corporation is not subject to any cannabis-specific licensing requirements or cannabis-specific regulatory frameworks in any U.S. state.

The Corporation has employed an experienced team of professionals knowledgeable in regulatory and corporate compliance to oversee its activities. Gage has obtained legal advice from U.S. legal counsel regarding: (a) compliance with applicable state regulatory frameworks; and (b) potential exposure and implications arising from U.S. federal law, but does not have a formal legal opinion on such matters. The Corporation’s legal compliance team continually monitors and reviews correspondence and changes to, and updates of, rules or regulatory policies impacting the operation of the businesses carried on by its affiliated license-holders in each U.S. state in which they have operations. The Corporation legal compliance team has also implemented internal policies and procedures at corporate and subsidiary levels designed to mitigate any lapses in its overall infrastructure, and facilitate compliance with relevant laws and regulations.

On December 9, 2020, AEY Capital, LLC (“AEY Capital”) received a complaint from the Michigan Marijuana Regulatory Agency (the “MRA”) relating to the return of certain cannabis products by AEY Capital to a cannabis processor. On February 18, 2021, AEY Capital and representatives from the MRA held a remote compliance conference. The MRA is currently reviewing the complaint in light of the submissions by AEY Capital. The Corporation expects such complaint to be dismissed. However, a finding of non-compliance by the MRA could result in the suspension of one or more licenses held by AEY Capital. Notwithstanding the foregoing, the Corporation believes that its License Holders’ businesses are in compliance with the licensing requirements and regulatory frameworks enacted in Michigan.

RISK FACTORS

Risks related to the Cannabis Industry

Cannabis remains illegal under federal law

Cannabis is illegal under federal law. Although the Corporation’s cannabis-related activities are permitted by state law in the states where the Corporation engages in and intends to engage in business, these activities remain illegal under federal law. Cannabis remains a Schedule 1 controlled substance under federal law, and the penalties for violating the CSA are very serious and, depending on the quantity of cannabis involved, may include criminal penalties of up to twenty (20) years in prison and/or a fine of up to US$2 million. In addition, the federal government can seize and seek the civil forfeiture of the real or personal property used to facilitate the sale of cannabis as well as the money or other proceeds received in connection with such sale.

The United States Department of Justice has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but relied on state and local law enforcement to address marijuana activity. In the event the department of justice reverses stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to the Corporation and its revenue and profits.

Federal regulation of cannabis in the United States

Unlike in Canada which has federal legislation uniformly governing the cultivation, distribution, sale and possession of medical cannabis under the Cannabis Act (Canada), investors are cautioned that in the United States, cannabis is largely regulated at the state level. To date, a total of 35 states, in addition to Washington D.C., Puerto Rico, the U.S. Virgin Islands, the Northern Mariana Islands and Guam have legalized some form of whole-plant cannabis cultivation, sales, and use for certain medical and/or adult-use purposes. Thirteen (13) additional states have legalized low- THC/high-CBD extracts for select medical conditions.

Notwithstanding the permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a Schedule 1 controlled substance under the CSA in the United States and as such, remains illegal under U.S. federal law.

As a result of the conflicting views between state legislatures and the federal government regarding cannabis, investments in cannabis businesses in the United States are subject to inconsistent legislation and regulation. The response to this inconsistency was addressed in the Cole Memorandum addressed to all United States district attorneys acknowledging that, notwithstanding the designation of cannabis as a controlled substance at the federal level in the United States, several states had enacted laws relating to cannabis for medical purposes.

The Cole Memorandum outlined the priorities for the DOJ relating to the prosecution of cannabis offenses. In particular, the Cole Memorandum noted that in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis, conduct in compliance with those laws and regulations is less likely to be a priority at the federal level. Notably, however, the DOJ never provided specific guidelines for what regulatory and enforcement systems it deemed sufficient under the Cole Memorandum standard. In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the DOJ should be focused on addressing only the most significant threats related to cannabis. States where medical cannabis had been legalized were not characterized as a high priority.

In 2017, then newly appointed Attorney General Jeff Sessions again noted limited federal resources and acknowledged that much of the Cole Memorandum had merit. However, in 2018, Mr. Sessions issued the Sessions Memorandum, which rescinded and superseded the Cole Memorandum. The Sessions Memorandum stated, in part, that current law reflects “Congress’ determination that cannabis is a dangerous drug and cannabis activity is a serious crime”, and Mr. Sessions directed all U.S. Attorneys to enforce the laws enacted by Congress and to follow well-established principles when pursuing prosecutions related to cannabis activities as set out in chapter 9-27.000 of the U.S. Attorneys’ Manual. The inconsistency between federal and state laws and regulations is a major risk to the Corporation’s business.

As a result of the Sessions Memorandum, federal prosecutors are now free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of state-level laws that may be inconsistent with federal prohibitions. However, the Cole Memorandum’s principles remain well respected, and the federal government under Sessions’ tenure prosecuted no state law compliant entities. Sessions resigned in late 2018. The new Attorney General William Barr testified in his confirmation hearing that he will not upset “settled expectations”, “investments”, or other “reliance interest[s]” arising as a result of the Cole Memorandum, and that he does not intend to use federal resources to enforce federal cannabis laws in states that have legalized cannabis “to the extent people are complying with the state laws.”

Medical cannabis is currently further protected against enforcement by enacted legislation from United States Congress in the form of the Blumenauer-Farr Amendment, which similarly prevents federal prosecutors from using federal funds to impede the implementation of medical cannabis laws enacted at the state level, subject to Congress restoring such funding. If such funding were ever restored, actions which were previously protected could be subject to prosecution if they are within the statute of limitations.

Due to the dual sovereign nature of American government, the federal government can assert criminal violations of U.S. federal law despite state law. There have not been publicized instances of any state-legal cannabis operations being prosecuted absent claims that the operation is also violating state law. Nonetheless, the level of prosecutions of state-legal cannabis operations is entirely unknown. If the DOJ policy were to change course and aggressively pursue financiers or equity owners of cannabis-related business, and United States Attorneys followed such DOJ policies through pursuing prosecutions, then the Corporation could face (i) seizure of its cash and other assets used to support or derived from its cannabis subsidiaries, (ii) the arrest of its employees, directors, officers, managers and investors, and charges of ancillary criminal violations of the CSA for aiding and abetting and conspiring to violate the CSA by virtue of providing financial support to cannabis companies that service or provide goods to state-licensed or permitted cultivators, processors, distributors, and/or retailers of cannabis; and/or (iii) barring employees, directors, officers, managers and investors who are not U.S. citizens from entry into the United States for life.

The DOJ or an aggressive federal prosecutor could allege that the Corporation and its Board of Directors and, potentially its shareholders, “aided and abetted” violations of U.S. federal law by providing finances and services to its portfolio cannabis companies. Under these circumstances, it is possible that a federal prosecutor would seek to seize the assets of the Corporation, and to recover the “illicit profits” previously distributed to shareholders resulting from any of the foregoing financing or services. In these circumstances, the Corporation’s operations would cease, shareholders may lose their entire investment and directors, officers and/or shareholders may be left to defend any criminal charges against them at their own expense and, if convicted, may be sent to federal prison.

The Blumenauer-Farr Amendment was included in the fiscal year 2018 budget passed on March 23, 2018 and the consolidated appropriations bill signed into legislation in February 2019. The Blumenauer-Farr Amendment was also included in the consolidated appropriations bill signed into legislation by President Trump on December 20, 2019 and remained in effect until September 30, 2020. On October 1, 2020, the Amendment was renewed through the signing of a stopgap spending bill, effective through December 11, 2020. Should the Blumenauer-Farr Amendment not be renewed upon expiration in subsequent spending bills there can be no assurance that the federal government will not seek to prosecute cases involving medical cannabis businesses that are otherwise compliant with state law. Such potential proceedings could involve significant restrictions being imposed upon the Corporation or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on the Corporation’s business, revenues, operating results ~~and financial condition as well as the~~ Corporation’s reputation, even if such proceedings were concluded successfully in favour of the Corporation.

Additionally, there can be no assurance as to the position any new administration may take on cannabis and a new administration could decide to enforce the U.S. federal laws strongly. Any enforcement of current U.S. federal laws could cause significant financial damage to the Corporation and its shareholders. Further, future presidential administrations may want to treat cannabis differently and potentially enforce the U.S. federal laws more aggressively.

Violations of any U.S. federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on the Corporation, including its reputation and ability to conduct business, its holding (directly or indirectly) of cannabis licenses in the United States, the listing of its securities on various stock exchanges, its financial position, operating results, profitability or liquidity or the market price of its publicly traded shares. In addition, it is difficult to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

Blumenauer-Farr Amendment

The Blumenauer-Farr Amendment, as discussed above, prohibits the DOJ from spending funds appropriated by Congress to enforce the tenets of the CSA against the medical cannabis industry in states which have legalized such activity. This amendment has historically been passed as an amendment to omnibus appropriations bills, which by their nature expire at the end of a fiscal year or other defined term. The Blumenauer-Farr Amendment will expire with the Fiscal Year 2021 on September 30, 2021. At such time, the Corporation expects it to be included in the Fiscal Year 2022 omnibus appropriations package or a continuing budget resolution, but its inclusion or non-inclusion, as applicable, is subject to political changes.

U.S. state regulatory uncertainty

The rulemaking process for cannabis operators at the state level in any state will be ongoing and result in frequent changes. As a result, a compliance program is essential to manage regulatory risk. All operating policies and procedures implemented by the Corporation will be compliance-based and derived from the state regulatory structure governing ancillary cannabis businesses and their relationships to state-licensed or permitted cannabis operators, if any. Notwithstanding the Corporation’s efforts, regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming. No assurance can be given that the Corporation will receive the requisite licenses, permits or cards to operate its businesses.

In addition, local laws and ordinances could restrict the Corporation’s business activity. Although legal under the laws of the states in which the Corporation’s business will operate, local governments have the ability to limit, restrict, and ban cannabis businesses from operating within their jurisdiction. Land use, zoning, local ordinances, and similar laws could be adopted or changed, and have a material adverse effect on the Corporation’s business. It is possible that laws or regulations may be enacted in the future that will be directly applicable to the Corporation’s business. The Corporation cannot predict the nature of any future laws, regulations, interpretations or applications, nor can the Corporation determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on the Corporation’s business.

The Corporation is aware that multiple states are considering special taxes or fees on businesses in the cannabis industry. It is a potential yet unknown risk at this time that other states are in the process of reviewing such additional fees and taxation, which could result in changes in the state in which the Corporation operates. This could have a material adverse effect upon the Corporation’s business, results of operations, financial condition or prospects.

Potential re-classification of Cannabis in the United States

If cannabis is re-categorized as a Schedule II or lower controlled substance, the ability to conduct research on the medical benefits of cannabis would most likely be improved; however, rescheduling cannabis may materially alter enforcement policies across many federal agencies, primarily the FDA. The FDA is responsible for ensuring public health and safety through regulation of food, drugs, supplements, cosmetics and other similar products, pursuant to its enforcement authority set forth in the United States Federal Food Drug and Cosmetic Act (the “FDCA”). The FDA’s responsibilities include regulating the ingredients, as well as the marketing and labeling, of drugs sold in interstate commerce. Because cannabis is federally illegal to produce and sell, and because it has no federally recognized medical uses, the FDA has historically deferred enforcement related to cannabis to the Drug Enforcement Administration (“DEA”); however, the FDA has enforced the FDCA with regard to hemp-derived products, especially CBD, sold outside of state-regulated cannabis businesses.

If cannabis were to be rescheduled to a federally controlled, yet legal, substance, the FDA would likely play a more active regulatory role. In the event that cannabis becomes subject to FDA regulation, the pharmaceutical industry may directly compete with state-regulated cannabis businesses for market share, and the pharmaceutical industry may urge the DEA, the FDA, and others to enforce the CSA and FDCA against businesses that comply with state but not federal law. The potential for multi-agency enforcement could threaten or have a materially adverse effect on existing cannabis businesses whose operations are compliant with applicable state laws, including the Corporation.

Additionally, the FDA may issue rules and regulations including good manufacturing practices, related to the growth, cultivation, harvesting and processing of medical cannabis. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where medical-use cannabis is grown register with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, the impact on the cannabis industry is unknown, including what costs, requirements and possible prohibitions may be enforced. If the Corporation is unable to comply with the regulations or registration as prescribed by the FDA it may have an adverse effect on the Corporation’s business, operating results and financial condition.

United States federal and state law inconsistencies

Ultimately, in the absence of an official policy statement from the Biden Administration, the position of the federal government on state-level legalization of adult-use and medical cannabis remains unclear. The U.S. Attorney General has the authority to instruct federal prosecutors to prosecute businesses and individuals engaged in the production, processing and sale of cannabis. However, on December 20, 2019, President Trump signed into law the “Consolidated Appropriations Act, 2020”, which provides that the Department of Justice may not use any funds made available under the Appropriations Act to prevent the implementation of medical marijuana laws by various states and territories. This provision is applicable only to medical marijuana laws, and not adult-use laws. This distinction, along with the absence of an official policy by the Biden Administration could result in the inability of the Corporation to conduct its business, as well as criminal and/or civil actions against the Corporation, its directors, officers, employees and investors, as well as other participants in the cannabis industry. Accordingly, these are substantial risks and there is no guarantee that the Corporation will be successful in operating without interference or prohibition by the federal government.

Failure of cannabis legislation to pass in certain states

The Corporation’s business model depends on the legalization of cannabis, for medical and/or adult-use, at the state level. It is possible that legislation in certain states in which the Corporation may wish to operate could fail to obtain the necessary votes and fail to pass. Such inability for states to pass such legislation could materially impact the Corporation’s future growth prospects. If a state passes legislation to legalize cannabis for medical and/or adult-use, the state may subsequently pass legislation to implement the law and potentially address any details not addressed in the legalizing statute or constitutional amendment itself. It is possible that such implementing legislation could be drafted in such a way as to make the Corporation’s operations more challenging and costly.

Federal cannabis law pre-emption

It is possible that the federal government could pass legislation legalizing cannabis for medical and/or adult-use in the future. Such federal legislation would preempt similar legislation, and/or similar legalization efforts, including existing state laws. The Corporation’s operations could be subject to new federal laws and regulations, which are currently unknown and could have a material adverse effect upon the Corporation’s business, results of operations, financial condition or prospects.

Prosecution of the Corporation’s directors, officers, employees, and investors

The Corporation, directly or through subsidiary or affiliated business entities, is involved in the cannabis market. Cannabis is classified federally as a Schedule I narcotic. While cannabis could be re-scheduled under the CSA, no such action has been taken as of the date of this Prospectus. Accordingly, it is currently a felony to grow, cultivate, distribute, sell, or use cannabis. As a result, the Corporation may be deemed to be aiding and abetting illegal activities through its activities and the services that it provides. In addition, it is possible that investors of the Corporation could be subject to section 356 of the USA Patriot Act, which amended the Bank Secrecy Act to require broker-dealers to monitor for, and report, suspicious activity (also known as “SAR” reporting). As a result, the Corporation may be subject to actions by law enforcement authorities, which would materially and adversely affect its business.

Extensive regulation and taxation

The Corporation’s services and customers are expected to be subject to federal, state, county, local and other regulations that are subject to change without notice. In addition, there may be other legal, tax and/or regulatory changes that the Corporation may or may not be able to foresee that may materially affect the Corporation. The process of complying with any regulations that may be imposed could, among other unknown risks, take a significant period of time and require the expenditure of substantial resources.

High application and registration fees

Licenses may be required for the Corporation to operate in regulated cannabis markets in certain states. Increasingly, states and many cities and counties are imposing costly application and licensing fees. These fees may prevent the Corporation from being able to operate in desirable locations.

Competition

The Corporation will face intense competition from other companies, some of which have longer operating histories and more financial resources and manufacturing and marketing experience than the Corporation. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition and results of operations of the Corporation.

In the event of additional states passing legislation and/or constitutional amendments legalizing cannabis for medical and/or personal use, the Corporation could face additional competitive pressures, which could adversely impact its operational and financial success. Because of the early stage of the industry in which the Corporation operates, the Corporation expects to face additional competition from new entrants. If the number of users of adult-use cannabis in the states in which the Corporation will operate its business increases, the demand for products will increase and the Corporation expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products.

Further, notwithstanding the legal and regulated market for the growth, cultivation, distribution, and retail sale, there will likely continue to be unlicensed individuals and/or organizations involved in the sale of cannabis that choose to operate illegally and outside of the regulated operating environment.

To remain competitive, the Corporation will require a continued high level of investment in research and development, marketing, sales and client support. The Corporation may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis which could materially and adversely affect the business, financial condition and results of its operations.

Competition with criminal enterprises

The Corporation’s operations may be a source of competition with current criminal enterprises dealing in cannabis, including drug cartels. As a result, the operations of the Corporation may be an ongoing target of attacks specifically designed to impede the success of its products, and it may be exposed to various levels of criminal interference and other risks and uncertainties including terrorism, violence, hostage taking and other drug gang activities. The nature of the Corporation’s operations may also make the Corporation subject to greater risks of theft and greater risks as to property security. These conditions could lead to lower productivity and higher costs, which would adversely affect results of operations and cash flow of the Corporation. Such conditions could have a material impact on the investment returns of the Corporation.

Opposition from pharmaceutical and other industries

The medical marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry could have an adverse impact on the Corporation’s business.

Restricted international border access

As cannabis remains illegal under United States federal law, non-United States citizens who are employed by or investing in legal and licensed cannabis companies could face detention, denial of entry or lifetime bans from the United States for their business associations with United States or Canadian cannabis businesses. Entry happens at the sole discretion of the United States Customs and Border Protection (the “USCBP”) officers on duty, and such officers have wide latitude to ask questions in determining the admissibility of a foreign national.

As a result, the Canadian government has started warning travelers on its website that previous use of cannabis, or any substance prohibited by United States federal laws, could mean denial of entry to the United States. In addition, business or financial involvement in the legal cannabis industry in Canada or in the United States could also be reason enough for USCBP officers to deny entry to the United States. In reaction to the then-impending legalization of cannabis in Canada, the USCBP released a statement outlining its current position with respect to enforcement of United States federal laws. The statement specified that Canada’s legalization of cannabis would not change the USCBP's enforcement of United States federal laws regarding controlled substances and, because cannabis continues to be a controlled substance under the CSA, working in or facilitating the proliferation of the cannabis industry in states in the United States or Canada where cannabis is legal may affect admissibility to the United States.

Certain of the Corporation’s directors, officers and employees are Canadian citizens, and may be subject to denials or bans from entry into the United States by USCBP officers due to their service or employment with the Corporation. In the event that any such directors, officers or employees are hindered or otherwise prevented from entering the United States, either in one instance or permanently, their ability to provide services to the Corporation could be materially hindered, which could have a material adverse effect on the Corporation's business. In addition, the Corporation’s ability to attract qualified candidates for positions with the Corporation may be diminished by the prospect of a denial or ban from entry into the United States, which could have a material adverse effect on the Corporation’s business.

Restricted access to banking and ability to access public and private capital

In February 2014, FinCEN issued the FinCen Memorandum outlining the pathways for financial institutions to bank state-sanctioned cannabis businesses in compliance with federal enforcement priorities. The FinCEN Memorandum echoed the enforcement priorities of the Cole Memorandum and states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws. Under these guidelines, financial institutions must submit a SAR in connection with all cannabis- related banking activities by any client of such financial institution, in accordance with federal money laundering laws. These cannabis-related SARs are divided into three categories – cannabis limited, cannabis priority, and cannabis terminated – based on the financial institution’s belief that the business in question follows state law, is operating outside of compliance with state law, or where the banking relationship has been terminated, respectively. Despite the foregoing, most banks do not accept deposit funds from state-sanctioned cannabis businesses. As a result, businesses involved in the cannabis industry in the U.S. often have difficulty accessing the U.S. banking system and traditional financing sources.

In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, the Corporation may have limited or no access to banking or other financial services in the United States. In addition, federal money laundering statutes and Bank Secrecy Act regulations discourage financial institutions from working with any organization that sells a controlled substance, regardless of whether the state it resides in permits cannabis sales. The inability or limitation in the Corporation’s ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for the Corporation to operate and conduct its business as planned or to operate efficiently.

While the Corporation may not be able to obtain bank financing in the U.S. or financing from U.S. federally regulated entities, it does currently have access to equity financing through private markets in Canada and the US. The Corporation has, and expects to continue to have, access to equity and debt financing from the Prospectus exempt (private placement) markets in Canada and the U.S. The Corporation also has relationships with sources of private capital that could be accessed at a higher cost of capital.

Lack of access to U.S. bankruptcy protections

Because the use of cannabis is illegal under U.S. federal law, many courts have denied cannabis businesses bankruptcy protections, thus making it very difficult for lenders to recoup their investments in the cannabis industry in the event of a bankruptcy. If the Corporation were to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available, which would have a material adverse effect on the Corporation’s business, financial position or results of operations.

Policy shifts of Canadian clearing and depository services

It had been reported in Canada that the Canadian Depository for Securities Limited was considering a policy shift that would see its subsidiary, CDS Clearing and Depository Services Inc. (“CDS”), refuse to settle trades for cannabis issuers that have investments in the United States. CDS is Canada’s central securities depository, clearing and settling trades in the Canadian equity, fixed income and money markets. The TMX Group, the owner and operator of CDS, subsequently issued a statement on August 17, 2017 reaffirming that there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the United States, despite media reports to the contrary and that the TMX Group was working with regulators to arrive at a solution that will clarify this matter, which would be communicated at a later time.

On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group announced the signing of a Memorandum of Understanding (“MOU”) with Aequitas NEO Exchange Inc., the CSE, the Toronto Stock Exchange, and the TSXV.5 The MOU outlines the parties’ understanding of Canada’s regulatory framework applicable to the rules, procedures, and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the United States. The MOU confirms, with respect to the clearing of listed securities, that CDS relies on the exchanges to review the conduct of listed issuers. As a result, there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the United States. However, there can be no guarantee that this approach to regulation will continue in the future. If such a ban were to be implemented at a time when the securities of the Corporation are listed on an applicable stock exchange, it would have a material adverse effect on the ability of holders of such securities to make and settle trades. In particular, the securities would become highly illiquid until an alternative was implemented and investors would have no ability to effect a trade of such securities through the facilities of the applicable stock exchange.

Regulatory scrutiny of the Corporation’s interests in the United States

The Corporation’s existing operations in the United States, and any future operations or investments, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada. In addition, it is possible that the Corporation will come under additional scrutiny by the United States Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”), state securities administrators, or other regulators, due to its status as a cannabis-related business.

As a result, the Corporation may be subject to significant direct and indirect interaction with public agencies. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on the Corporation’s ability to operate or invest in the United States or any other jurisdiction, in addition to those described herein.

Constraints on marketing products

The development of the Corporation’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies. The regulatory environment in the United States limits the Corporation’s ability to compete for market share in a manner similar to other industries. If the Corporation is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, the Corporation’s sales and operating results could be adversely affected.

Unfavorable tax treatment of cannabis businesses

Under Section 280E (“Section 280E”) of the United States Internal Revenue Code of 1986 as amended (the “U.S. Tax Code”), “no deduction or credit shall be allowed for any amount paid or incurred during the taxable year in carrying on any trade or business if such trade or business (or the activities which comprise such trade or business) consists of trafficking in controlled substances (within the meaning of schedule I and II of the Controlled Substances Act) which is prohibited by Federal law or the law of any state in which such trade or business is conducted.” This provision has been applied by the U.S. Internal Revenue Service to cannabis operations, prohibiting them from deducting expenses directly associated with the sale of cannabis. Section 280E therefore has a significant impact on the retail side of cannabis, but a lesser impact on cultivation and manufacturing operations. A result of Section 280E is that an otherwise profitable business may, in fact, operate at a loss, after taking into account its U.S. income tax expenses.

No assurance can be given that the Corporation’s interpretation of the existing Federal income tax laws and Treasury Regulations will not be challenged by the Internal Revenue Service (the “IRS”), resulting in an increase in taxable income or a decrease in allowable deductions. In recent years, numerous changes to the Code have been enacted. These changes have affected marginal tax rates, personal exemptions, itemized deductions, depreciation and amortization rates, and other provisions of the Code. There can be no assurance that the present federal income tax treatment of an investment in the Corporation will not be adversely affected by future legislative, judicial or administrative action. Any modification or change in the Code or the regulations promulgated thereunder, or any judicial decision, could be applied retroactively to an investment in the Corporation. In view of this uncertainty, prospective investors are urged to consider ongoing developments in this area and consult their advisors concerning the effects of such developments on an investment in the Corporation in light of their own personal tax situations.

Accordingly, there are various complex federal, state and local tax considerations associated with an investment in the Corporation. The summary of these considerations set forth in this Memorandum is not intended as a substitute for careful tax planning. The income tax consequences of an investment in the Corporation are complex and will not be the same for all taxpayers.

Risk of challenge by the IRS

No assurance can be given that Corporation’s interpretation of the existing federal income tax laws and treasury regulations will not be challenged by the IRS. An IRS challenge to the Corporation’s interpretation of existing tax law could result in an increase in taxable income or a decrease in allowable deductions.

Moreover, there can be no assurance that some of the deductions claimed or positions taken by the Corporation may not be successfully challenged by the IRS. The Corporation will consider taking all deductions and positions for which there is support, even though it may be aware that the IRS might not agree. An audit of the Corporation’s tax return may result in the disallowance of certain deductions, an increase in the Corporation’s gross or taxable income and an audit of the income tax or information returns of the investors that could result in adverse adjustments.

The Corporation will not seek a ruling from the IRS with respect to any tax matters described in this memorandum, and it is unlikely that such a ruling could be obtained, if sought.

Risk of civil asset forfeiture

Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry which are either used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.

Anti-money laundering and similar regulations

The Corporation will be required to comply with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and any relevant regulations and any other applicable U.S. or other laws or regulations, including regulations promulgated by the Department of Treasury’s Office of Foreign Assets Control (“OFAC”). The Corporation may be required to obtain a detailed verification of the identity of each investor in the Corporation, the identity of any beneficial owner of any such investor, and the source of funds used to subscribe for securities in the Corporation. Each prospective investor shall be required to represent that it is not a prohibited person (a “Prohibited Person”), as defined by the USA PATRIOT Act, United States Executive Order 13224, and other relevant legislation and regulations, including regulations promulgated by OFAC.

Should an investor in the Corporation’s securities refuse to provide any information required for verification purposes, the Corporation may cause the redemption of the securities held by any such investor. The Corporation may request such additional information from prospective investors as is necessary in order to comply with the USA Patriot Act, United States Executive Order 13224, and other relevant U.S. or other anti-money laundering legislation and regulations, including regulations promulgated by OFAC.

The Corporation, by written notice to any investor, may redeem the securities held by such investor if the Corporation reasonably deems it necessary to do so in order to comply with the USA Patriot Act, United States Executive Order 13224, and any other relevant anti-money laundering legislation and regulations, including regulations promulgated by OFAC, applicable to the Corporation, or any of its subsidiaries, or if so ordered by a competent U.S. or other court or regulatory authority

In addition, the federal money laundering law applies to a business engaged in cannabis sales even if such sales are lawful under state law, because cannabis continues to be a Schedule I substance under federal law and such business almost certainly would qualify as a continuing criminal enterprise under federal law. The money laundering law can be used to punish persons engaged in facilitating an unlawful activity by using its proceeds, and consequences under the federal money laundering law can include fines up to US$500,000, twenty (20) years in prison and forfeiture of the assets involved. Accordingly, although the DOJ and the Treasury Department have issued guidelines requiring vigorous monitoring of cannabis businesses and directed prosecutors and regulators to focus only on those cases where banks have failed to adhere to the guidance, the risk of federal prosecution remains.

In the event that any of the Corporation’s license agreements, or any proceeds thereof, in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could be materially adverse to the Corporation and, among other things, could restrict or otherwise jeopardize the ability of the Corporation to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada.

United States tax classification of the Corporation

The Corporation, which is and will continue to be a Canadian corporation as of the date hereof, generally would be classified as a non-United States corporation under general rules of United States federal income taxation. Section 7874 of the U.S. Tax Code, however, contains rules that can cause a non-United States corporation to be taxed as a United States corporation for United States federal income tax purposes. Under section 7874 of the U.S. Tax Code, a corporation created or organized outside the United States. (i.e., a non-United States corporation) will nevertheless be treated as a United States corporation for United States federal income tax purposes (such treatment is referred to as an “Inversion”) if each of the following three conditions are met (i) the non-United States corporation acquires, directly or indirectly, or is treated as acquiring under applicable United States Treasury Regulations, substantially all of the assets held, directly or indirectly, by a United States corporation, (ii) after the acquisition, the former stockholders of the acquired United States corporation hold at least 80% (by vote or value) of the shares of the non-United States corporation by reason of holding shares of the United States acquired corporation, and (iii) after the acquisition, the non-United States corporation’s expanded affiliated group does not have substantial business activities in the non- United States corporation’s country of organization or incorporation when compared to the expanded affiliated group’s total business activities (clauses (i) – (iii), collectively, the “Inversion Conditions”).

For this purpose, “expanded affiliated group” means a group of corporations where (i) the non-United States corporation owns stock representing more than 50% of the vote and value of at least one member of the expanded affiliated group, and (ii) stock representing more than 50% of the vote and value of each member is owned by other members of the group. The definition of an “expanded affiliated group” includes partnerships where one or more members of the expanded affiliated group own more than 50% (by vote and value) of the interests of the partnership.

The Corporation intends to be treated as a United States corporation for United States federal income tax purposes under section 7874 of the U.S. Tax Code and is expected to be subject to United States federal income tax on its worldwide income. However, for Canadian tax purposes, the Corporation is expected, regardless of any application of section 7874 of the U.S. Tax Code, to be treated as a Canadian resident company (as defined in the Income Tax Act (Canada) (the “ITA”)) for Canadian income tax purposes. As a result, the Corporation will be subject to taxation both in Canada and the United States which could have a material adverse effect on its financial condition and results of operations.

It is unlikely that the Corporation will pay any dividends on the Subordinate Voting Shares, Proportionate Voting Shares and Super Voting Shares in the foreseeable future. However, dividends received by shareholders who are residents of Canada for purpose of the ITA will be subject to U.S. withholding tax. Any such dividends may not qualify for a reduced rate of withholding tax under the Canada-United States tax treaty. In addition, a foreign tax credit or a deduction in respect of foreign taxes may not be available.

Dividends received by U.S. shareholders will not be subject to U.S. withholding tax but will be subject to Canadian withholding tax. Dividends paid by the Corporation will be characterized as U.S. source income for purposes of the foreign tax credit rules under the U.S. Tax Code. Accordingly, U.S. shareholders generally will not be able to claim a credit for any Canadian tax withheld unless, depending on the circumstances, they have an excess foreign tax credit limitation due to other foreign source income that is subject to a low or zero rate of foreign tax.

Dividends received by shareholders that are neither Canadian nor U.S. shareholders will be subject to U.S. withholding tax and will also be subject to Canadian withholding tax. These dividends may not qualify for a reduced rate of U.S. withholding tax under any income tax treaty otherwise applicable to a shareholder of the Corporation, subject to examination of the relevant treaty.

Because the Subordinate Voting Shares, Proportionate Voting Shares and Super Voting Shares will be treated as shares of a U.S. domestic corporation, the U.S. gift, estate and generation-skipping transfer tax rules generally apply to a non-U.S. shareholder of the Corporation.

Hemp and hemp-based products

Until recently, hemp (defined by the U.S. government as cannabis sativa L. with a THC concentration of not more than 0.3 percent on a dry weight basis) and hemp’s extracts were illegal Schedule I controlled substances under the CSA (except mature stalks, fiber produced from the stalks, oil or cake made from the seeds, and any other compound, manufacture, salt derivative, mixture, or preparation of such parts). The 2014 Farm Bill (defined below) authorized states to establish industrial hemp research programs. The majority of states established programs purportedly in compliance with the 2014 Farm Bill.

In December 2018, the U.S. government changed the legal status of hemp. The Farm Bill removed hemp and extracts of hemp, including CBD, from the CSA schedules. Accordingly, the production, sale, and possession of hemp or extracts of hemp, including CBD, no longer violate the CSA.

However, the new Farm Bill did not create a free system in which individuals or businesses can grow hemp without limitations. There are numerous restrictions. The Farm Bill allows hemp cultivation broadly, but only under an approved state plan or once USDA regulations are in place. It also allows the transfer of hemp-derived products across state lines for commercial or other purposes. Nonetheless, states can still prohibit hemp or limit hemp more stringently than the U.S. federal law.

The Farm Bill directs the USDA to create federal regulations and to set the framework for states to regulate their own programs. For states choosing to permit and regulate hemp and hemp extracts, the state department of agriculture, in consultation with the state’s governor and chief law enforcement officer, will devise a plan, which the USDA must approve. For states permitting, but opting out of regulating, hemp, the USDA must construct a regulatory program under which hemp cultivators must apply for licenses and comply with the federally run program. Federal requirements for producers will include maintaining information about land and procedures for testing THC levels and disposing of hemp or byproducts that exceed 0.3% THC. The nature of these requirements remains unclear, and may negatively impact the Corporation’s business once the requirements become effective.

The section of the Farm Bill establishing a framework for hemp production also states explicitly that it does not affect or modify the Federal FDCA, section 351 of the Public Health Service Act, or the authority of the Commissioner of the FDA under those laws.

In December, 2018, then FDA Commissioner Scott Gottlieb issued a statement reminding the public of the FDA’s continued authority “to regulate products containing cannabis or cannabis-derived compounds under the FDCA and section 351 of the Public Health Service Act.” He reminded the public that “it’s unlawful under the FDCA to introduce food containing added CBD or THC into interstate commerce, or to market CBD or THC products, as, or in, dietary supplements, regardless of whether the substances are hemp-derived,” and regardless of whether health claims are made, because CBD (and THC) are active ingredients in FDA-approved drugs.

After issuing this statement, Gottlieb issued a statement regarding steps the agency is taking in its continued evaluation of possible regulatory pathways for cannabis-containing and cannabis-derived products: (i) it noticed a public hearing date, May 31, 2019, to discuss the safety, manufacturing, product quality, marketing, labeling and sale of products containing cannabis or cannabis-derived compounds; (ii) it formed a high-level internal agency working group tasked with exploring potential pathways for the legal marketing of foods and/or dietary supplements containing CBD; (iii) it released updated FAQs on the FDA website related to this topic; and (iv) it issued warning letters to three companies marketing CBD products using claims viewed as egregious and targeted at particularly vulnerable populations.

Enforcement under the FDCA may be criminal or civil in nature and can include those who aid and abet a violation, or conspire to violate, the FDCA. Violations of the FDCA, 21 U.S.C. § 331, (Prohibited acts), are, for first violations, misdemeanors punishable by imprisonment up to one year or a fine or both and, for second violations or violations committed with an “intent to defraud or mislead,” felonies punishable by fines and imprisonment up to three (3) years.

The fines provided for in 21 U.S.C. § 333(a) are low (US$1,000 and US$3,000), but under the Criminal Fine Improvements Act of 1987 the criminal fines can be increased significantly (approximately US$100,000- US$500,000). Civil remedies under the FDCA include civil money penalties, injunctions, and seizures. The FDA also has a number of administrative remedies (e.g., warning letters, recalls, debarment). The FDA primarily has limited its recent enforcement against companies selling CBD products to warning letters triggered by disease and/or structure or function claims. In a statement, Commissioner Gottlieb indicated that the FDA will continue to focus enforcement on unapproved therapeutic claims. Since that time, however, Gottlieb announced his resignation from the FDA, which introduces additional uncertainty into the CBD legal landscape.

The Commission’s reference to “interstate commerce” is different from the normal constitutional meaning. The FDA lacks authority, except in limited circumstances, to enforce against companies selling CBD products that do not enter into “interstate commerce.” While the U.S. Supreme Court has ruled that even cannabis grown for personal medical use affects interstate commerce, the FDA’s jurisdiction is limited to products that actually move interstate. However, the FDA’s interpretation “introduction into interstate commerce” applies to all aspects of a product’s manufacturing, packaging, and distribution (e.g., ingredients, labeling).

Security risks

The business premises of the Corporation’s operating locations are targets for theft. While the Corporation has implemented security measures at each location and continues to monitor and improve its security measures, its cultivation, processing and dispensary facilities could be subject to break-ins, robberies and other breaches in security. If there was a breach in security and the Corporation fell victim to a robbery or theft, the loss of cannabis plants, cannabis oils, cannabis flowers and cultivation and processing equipment could have a material adverse impact on the business, financial condition and results of operation of the Corporation.

As the Corporation’s business involves the movement and transfer of cash which is collected from dispensaries or patients/customers and deposited into its bank, there is a risk of theft or robbery during the transport of cash. The Corporation has engaged security firms where available to provide security in the transport and movement of large amounts of cash. To the extent such security firms are used, there is risk involved in relying on such firms to facilitate the transfer of cash (e.g., in the case of negligence or willful misconduct by such services’ employees or independent contractors). In areas where such security firms are not available, the Corporation is not able to mitigate the risk of cash loss or theft by securing outside security services. While the Corporation has taken robust steps to prevent theft or robbery of cash during transport, there can be no assurance that there will not be a security breach during the transport and the movement of cash involving the theft of product or cash.

Limited trademark protection

The Corporation will not be able to register any United States federal trademarks for its cannabis products. Because producing, manufacturing, processing, possessing, distributing, selling, and using cannabis is a crime under the CSA, the United States Patent and Trademark Office will not permit the registration of any trademark that identifies cannabis products. As a result, the Corporation likely will be unable to protect its cannabis product trademarks beyond the geographic areas in which it conducts business. The use of its trademarks outside the states in which it operates by one or more other persons could have a material adverse effect on the value of such trademarks.

Limited patent protection

The Corporation will not be able to register any United States patents for its cannabis products and processes. Because producing, manufacturing, processing, possessing, distributing, selling, and using cannabis is a crime under the CSA, the United States Patent and Trademark Office will not permit the filing of any patent application that involves cannabis products. As a result, the Corporation likely will be unable to protect its cannabis product formulations and processing techniques (and any related patents it may have secured) within the U.S. The use or sale of its cannabis product formulations or processing techniques by one or more other persons could have a material adverse effect on the Corporation’s business and the value of such products and processing techniques.

Infringement or misappropriation claims

The Corporation’s success may likely depend on its ability (i) to develop and market trademarks and tradenames and (ii) to use and develop new extraction technologies, recipes, know-how and new strains of cannabis without infringing on the intellectual property rights of third parties. The Corporation cannot assure that third parties will not assert intellectual property claims against it. The Corporation is subject to additional risks if entities licensing intellectual property to it do not have adequate rights in any such licensed materials. If third parties assert copyright, trademark, or patent infringement or violation of other intellectual property rights against the Corporation, it will be required to defend itself in litigation or administrative proceedings, which can be both costly and time consuming and may significantly divert the efforts and resources of management personnel. An adverse determination in any such litigation or proceedings to which the Corporation may become a party could subject it to significant liability to third parties, require it to seek licenses from third parties, to pay ongoing royalties or subject the Corporation to injunctions prohibiting the development and operation of its business.

Intellectual property risks

The Corporation’s ability to compete in the future partly depends on the superiority, uniqueness and value of its intellectual property and technology, including both internally developed technology and technology licensed from third parties. To the extent the Corporation is able to do so, in order to protect its proprietary rights, the Corporation will rely on a combination of trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions which may prove insufficient to protect the Corporation’s proprietary rights.

Third parties may independently develop substantially equivalent proprietary information without infringing upon any proprietary technology of the Corporation. Third parties may otherwise gain access to the Corporation’s proprietary information and adopt it in a competitive manner. Any loss of intellectual property protection may have a material adverse effect on the Corporation’s business, results of operations or prospects.

As long as cannabis remains illegal under U.S. federal law as a Schedule I controlled substance pursuant to the CSA, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to the Corporation. As a result, the Corporation’s intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third-parties. In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, the Corporation can provide no assurance that it will ever obtain any protection of its intellectual property, whether on a federal, state or local level. While many states do offer the ability to protect trademarks independent of the federal government, patent protection is wholly unavailable on a state level, and state- registered trademarks provide a lower degree of protection than would federally-registered marks.

IT system failures

To an extent, the Corporation relies on information technology (“IT”) systems, networks, and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed and hosted by third party vendors to assist the Corporation in the management of its business. The various uses of these IT systems, networks, and services include, but are not limited to: hosting the Corporation’s internal network and communication systems; enterprise resource planning; processing transactions; summarizing and reporting results of operations; business plans, and financial information; complying with regulatory, legal, or tax requirements; providing data security; and handling other processes necessary to manage the Corporation’s business. Although the Corporation has some offsite backup systems and a disaster recovery plan, any failure of our information systems could adversely impact the Corporation’s ability to operate. Routine maintenance or development of new information systems may result in systems failures, which may have a material adverse effect on the Corporation’s business, financial condition, or results of operations.

Increased IT security threats and more sophisticated cyber-crime pose a potential risk to the security of the Corporation’s IT systems, networks, and services, as well as the confidentiality, availability, and integrity of the Corporation’s data. This can lead to outside parties having access to the Corporation’s privileged data or strategic information, its employees, or its customers. Any breach of the Corporation’s data security systems or failure of its information systems may have a material adverse impact on the Corporation’s business operations and financial results. If the IT systems, networks, or service providers the Corporation relies upon fail to function properly, or if the Corporation suffers a loss or disclosure of business or other sensitive information due to any number of causes, ranging from catastrophic events to power outages to security breaches, and the Corporation’s disaster recovery plans do not effectively address these failures on a timely basis, the Corporation may suffer interruptions in its ability to manage operations and reputational, competitive, or business harm, which may have a material adverse effect on the Corporation’s business, financial condition, or results of operations. In addition, such events could result in unauthorized disclosure of material confidential information, and the Corporation may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to the Corporation or to its partners, employees, customers, and suppliers. Although the Corporation maintains insurance coverage for various cybersecurity risks, in any of these events, it could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and IT systems.

Cybersecurity breach and data collection risks

Numerous state, federal and foreign laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of personally identifiable information, including The Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations that have been issued thereunder (“HIPAA”). In the provision of products and services to the Corporation’s customers, the Corporation and its third-party vendors may collect, use, maintain and transmit patient health and customer information in ways that are subject to many of these laws and regulations. If the Corporation or any of its subcontractors experiences a breach of the privacy or security of customer information, the breach reporting requirements and the liability for business associates under HIPAA (or similar requirements under other similar laws) could result in substantial financial liability and reputational harm to the Corporation.

Federal, state and foreign consumer laws also regulate the collection, use and disclosure of personal or patient health information, through web sites or otherwise, and regulate the presentation of web site content. Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of personally identifiable information. These laws in many cases are more restrictive than, and not preempted by, HIPAA and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for the Corporation and its customers and potentially exposing it to additional expense, adverse publicity and liability. The Corporation may not remain in compliance with the diverse privacy requirements in all the jurisdictions in which it does business.

HIPAA and other federal, state or foreign laws and regulations may require users of personally identifiable information to implement specified security measures. Evolving laws and regulations in this area could require the Corporation to incur significant additional costs to re-design its products and services in a timely manner to reflect these legal requirements, which could have an adverse impact on the Corporation’s business.

New personally identifiable information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which the Corporation must handle healthcare related data, and the cost of complying with standards could be significant. If the Corporation does not properly comply with existing or new laws and regulations related to patient health information, it could be subject to criminal or civil sanctions.

If the Corporation’s security measures are breached or fail and unauthorized access is obtained to a customer’s data, the Corporation’s services may be perceived as insecure, the attractiveness of its products and services to current or potential customers may be reduced, and it may incur significant liabilities.

The Corporation’s business involves the storage and transmission of customers’ proprietary information and patient information, including health, financial, payment and other personal or confidential information. The Corporation relies on proprietary and commercially available systems, software, tools and monitoring, as well as other processes, to provide security for processing, transmission and storage of such information. Because of the sensitivity of this information and due to requirements under applicable laws and regulations, the effectiveness of such security efforts is very important. If the Corporation’s security measures are breached or fail as a result of third-party action, employee error, malfeasance or otherwise, someone may be able to obtain unauthorized access to customer or patient data. Improper activities by third-parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of the Corporation’s (or its third-party vendors’) computer systems. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, and the Corporation may be unable to anticipate these techniques or fail to implement adequate preventive measures. The Corporation’s security measures may not be effective in preventing such unauthorized access. If a breach of the Corporation’s security occurs, it could face damages for contract breach, penalties for violation of applicable laws or regulations, possible lawsuits by individuals affected by the breach and significant remediation costs and efforts to prevent future occurrences. In addition, whether there is an actual or a perceived breach of the Corporation’s security, the market perception of the effectiveness of its security measures could be harmed and the Corporation could lose current or potential customers.

Legality of contracts

Because the Corporation’s contracts involve cannabis and other activities that are not legal under U.S. federal law and in some jurisdictions, the Corporation may face difficulties in enforcing its contracts in U.S. federal and certain state courts. The inability to enforce such contracts may have a material adverse effect on the Corporation’s business, financial position or results of operations.

Unfavourable publicity or consumer perception

Management of the Corporation believes the adult-use cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the adult-use cannabis produced. Consumer perception of the Corporation’s products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of adult-use cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the adult-use cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for the Corporation’s products and the business, results of operations, financial condition and cash flows of the Corporation. The Corporation’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Corporation, the demand for the Corporation’s products, and the business, results of operations, financial condition and cash flows of the Corporation. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of adult-use cannabis in general, or the Corporation’s products specifically, or associating the consumption of adult- use cannabis with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

Changing social mores and opinions on cannabis

Consumer interest in cannabis related products may be affected by many factors outside of the Corporation’s control, including general economic conditions, changing social mores and opinions, popular opinion toward personal use and/or medical cannabis, consumer disposable income levels, consumer confidence levels, the availability, cost and level of consumer debt and consumer behaviors towards incurring and paying debt, the costs of basic necessities, and the effects of weather or natural disasters. Any decline in discretionary spending by consumers could negatively affect the cannabis industry operations and financial results. The Corporation’s success will depend upon its ability to anticipate and respond in a timely manner to changing trends, customer demands and demographics.

In addition, consumer acceptance of regulated cannabis products may vary significantly over time, and any stigma associated with cannabis use may increase or decrease. Because the Corporation’s operations will be dependent upon continued market acceptance by consumers, any negative trends will adversely affect the Corporation’s operations and financial results. The Corporation’s failure to anticipate, identify or react appropriately to changes in customer tastes, preferences, shopping and spending patterns and other lifestyle decisions could have a material adverse effect on holdings’ financial condition and results of operations. Because the Corporation’s business will be dependent upon continued market acceptance by consumers, any negative trends may adversely affect operations.

Risks inherent in an agricultural business

The Corporation’s business plan relies, in part, on its affiliated entities’ ability to grow, harvest, and package medical and adult-use cannabis, as permitted under Michigan law, with the intention of deriving revenue from the sale of harvested cannabis plant material to the Corporation’s licensed processors and provisioning centers, as well as third- party processors and provisioning centers, in Michigan. As such, the Corporation’s profitability is dependent, in part, on the affiliated cultivators’ and processors’ ability to successfully, grow, harvest and package quality product. The Corporation’s business is thus subject to the risks inherent in agriculture, such as insects, plant diseases destruction or damage caused by natural disasters or severe weather and similar agricultural risks, which may have a material adverse effect on the Corporation’s business, financial position or results of operations.

Results of future clinical research

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC). Although certain articles, reports and studies support the Corporation’s beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, prospective purchasers of securities of the Corporation should not place undue reliance on such articles and reports. Future research studies and clinical trials may reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for the Corporation’s products with the potential to lead to a material adverse effect on the Corporation’s business, financial condition, results of operations or prospects.

Risks Related to the Corporation, its Business, and Securities

The Corporation is a holding company

The Corporation is a holding company and essentially all of its assets are the capital stock of its subsidiaries in each of the markets the Corporation operates in, including, Michigan and Canada. As a result, investors in the Corporation are subject to the risks attributable to its subsidiaries. As a holding company, the Corporation conducts substantially all of its business through its subsidiaries, which generate substantially all of its revenues. Consequently, the Corporation’s cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its subsidiaries and the distribution of those earnings to the Corporation. The ability of these entities to pay dividends and other distributions will depend on their operating results and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of the Corporation’s material subsidiaries, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of those subsidiaries before the Corporation.

Sales of substantial amounts of a particular class of securities may have an adverse effect on the market price of such securities

Sales of substantial amounts of a particular class of securities of the Corporation, or the availability of such securities for sale, could adversely affect the prevailing market prices for such class of securities. A decline in the market prices of a particular class of the Corporation’s securities could impair the Corporation’s ability to raise additional capital through the sale of securities should it desire to do so.

Volatile market price for the Corporation’s securities

The market price for the Corporation’s securities may be volatile and subject to wide fluctuations in response to numerous factors, many of which will be beyond the Corporation’s control, including, but not limited to the following:

•	actual or anticipated fluctuations in the Corporation’s quarterly results of operations;

•	recommendations by securities research analysts;

•	changes in the economic performance or market valuations of companies in the industry in which the Corporation operates;

•	addition or departure of the Corporation’s executive officers and other key personnel;

•	release or expiration of transfer restrictions on outstanding Subordinate Voting Shares, Proportionate Voting Shares or Super Voting Shares;

•	sales or perceived sales of additional Subordinate Voting Shares, Proportionate Voting Shares or Super Voting Shares;

•	operating and financial performance that vary from the expectations of management, securities analysts and investors;

•	regulatory changes affecting the Corporation’s industry generally and its business and operations both domestically and abroad;

•	regulatory changes affecting businesses generally within jurisdictions in which the Corporation operates or does business both domestically and abroad;

•	announcements of developments and other material events by the Corporation or its competitors;

•	fluctuations to the costs of vital production materials and services;

•	changes in global financial markets and global economies and general market conditions, such as interest rates and product price volatility;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Corporation or its competitors;

•	operating and share price performance of other companies that investors deem comparable to the Corporation or from a lack of market comparable companies; and

•	news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in the Corporation’s industry or target markets.

Financial markets have recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have often been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Corporation’s securities may decline even if the Corporation’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, the Corporation’s operations could be adversely impacted, and the trading price of the Corporation’s securities may be materially adversely affected.

Limited operating history

Although the Corporation’s directors, officers and executives have extensive knowledge of the cannabis industry, the Corporation operates in a volatile and evolving industry that may not develop as expected. Assessing the future prospects of the Corporation’s business is challenging in light of both known and unknown risks and difficulties we may encounter. Growth prospects in our industry can be affected by a wide variety of factors including:

•	Competition from other similar companies;

•	Regulatory limitations on the products the Corporation can offer and markets it can serve;

•	Other changes in the regulation of medical and recreational cannabis use;

•	Changes in underlying consumer behavior;

•	the Corporation’s ability to access adequate financing on reasonable terms and its ability to raise additional capital in order to fund its operations;

•	Challenges with new products, services and markets; and

•	Fluctuations in the credit markets and demand for credit

The Corporation may not be able to successfully address these factors, which could negatively impact the growth, harm the Corporation’s business and cause its operating results to be worse than expected.

Unproven business strategy

While the Corporation has existing operations and is generating revenues, it plans to expand its operations and staff to meet the requirements of its business initiatives. The commercial response to the product offerings is still uncertain, and although the Corporation believes that its strategy incorporates advantages compared to other cannabis business models, if patients or consumers do not respond favorably to the Corporation’s products or if it takes longer to develop its products or establish its customer base or it proves to be more costly than currently anticipated to develop its businesses, revenues may be adversely affected.

History of operating losses

Since the Corporation’s inception, it has experienced net losses and negative cash flows from operations. The Corporation expects its operating expenses to increase in the future as it expands its operations. If the Corporation’s revenue does not grow at a greater rate than its operating expenses, the Corporation will not be able to achieve and maintain profitability. The Corporation expects to incur losses in the foreseeable future for a number of reasons, including without limitation the other risks and uncertainties described herein. Additionally, the Corporation may encounter unforeseen operating or legal expenses, difficulties, complications, delays and other factors that may result in losses in future periods. If the Corporation’s expenses exceed its revenue, the Corporation may never achieve or maintain profitability and the Corporation’s business may be adversely affected.

Resale of the Subordinate Voting Shares

The Corporation understands that almost all major securities clearing firms in the U.S. refuse to facilitate transactions related to securities of Canadian public companies involved in the marijuana industry. This is due to the fact that marijuana continues to be listed as a controlled substance under U.S. federal law, with the result that marijuana-related practices or activities, including the cultivation, possession or distribution of marijuana, are illegal under U.S. federal law. Accordingly, U.S. residents who acquire Subordinate Voting Shares as "restricted securities" may find it difficult – if not impossible – to resell such shares over the facilities of any Canadian stock exchange on which the Subordinate Voting Shares may then be listed, including the Canadian Securities Exchange. It remains unclear what impact if any, this and any future actions among market participants in the U.S. will have on the ability of U.S. residents to resell any Subordinate Voting Shares that they may acquire in open market transactions.

Future acquisitions or dispositions

Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) potential disruption of the Corporation’s ongoing business; (ii) distraction of management; (iii) the Corporation may become more financially leveraged; (iv) the anticipated benefits and cost savings of those transactions may not be realized fully or at all or may take longer to realize than expected; (v) increasing the scope and complexity of the Corporation’s operations; (vi) loss or reduction of control over certain of the Corporation’s assets; and (vii) litigation or other disputes concerning either the Corporation’s obligations to counterparties under relevant transaction documents or liabilities of an acquisition target or its previous owners (whether disclosed or undisclosed at the time of the relevant transaction). Additionally, the Corporation may issue additional Subordinate Voting Shares, Proportionate Voting Shares or Super Voting Shares in connection with such transactions, which would dilute a shareholder’s holdings in the Corporation.

The presence of one or more material liabilities of an acquired company that are unknown to the Corporation at the time of acquisition could have a material adverse effect on the business, results of operations, prospects and financial condition of the Corporation. While the Corporation attempts to obtain appropriate indemnification provisions in connection with its acquisitions and dispositions, the Corporation may still be exposed to significant financial or reputational risk as a result of entering into such transactions.

Ability to maintain “foreign private issuer” status

The Corporation currently qualifies as a “foreign private issuer” and is, therefore exempt under the registration and reporting requirements pursuant to Rule 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Corporation will cease to qualify as a foreign private issuer, as defined in Rule 405 under the U.S. Securities Act and Rule 3b-4 under the Exchange Act, if, as of the last business day of its second fiscal quarter, more than 50 percent (50%) of its outstanding shares (consisting of our Super Voting Shares, Subordinate Voting Shares, Proportionate Voting Shares, Warrants, Options and Exchangeable Units) are directly or indirectly owned by residents of the United States. If the Corporation determines that it fails to qualify as a foreign private issuer, the Corporation will cease to be eligible to avail itself of the forms and rules designated for foreign private issuers beginning on the first day of the fiscal year following such determination. Among other things, this will result in loss of the exemption from registration under the Exchange Act provided by Rule 12g3-2(b) thereunder, and, if the Corporation is required to register its securities under section 12(g) of the Exchange Act, it will have to do so as a domestic issuer. Further, any securities that the Corporation issues in unregistered or unqualified offerings both within and outside the United States will be “restricted securities” (as defined in Rule 144(a)(3) under the U.S. Securities Act), and will continue to be subject to United States resale restrictions notwithstanding their resale in “offshore transactions” pursuant to Regulation S under the U.S. Securities Act. As a practical matter, this will likely require the Corporation to register more offerings of its securities under the U.S. Securities Act on either a primary offering or resale basis, even if they take place entirely outside the United States. The resulting legal and administrative costs of complying with the resulting regulatory requirements are anticipated to be substantial, and to subject the Corporation to additional exposure to liability for which it may not be able to obtain insurance coverage on favorable terms or at all.

Unpredictability caused by anticipated capital structure and voting control

Although other Canadian-based companies have dual class or multiple voting structures, given the unique capital structure in respect of the Corporation and the concentration of voting control that is held by the holders of the Super Voting Shares, this structure and control could result in adverse publicity to the Corporation or other adverse consequences.

Concentration of voting control of the Corporation

A large percentage of the Corporation’s voting control is held by a director, and an affiliate of the Corporation, which is wholly-owned by a consultant and former director of the Corporation. Currently, Mayde Inc., an entity that is wholly-owned by a former director of the Corporation, holds 14.17% of the voting control of the Corporation on a non-diluted basis, and Michael Hermiz, co-founder and a director of the Corporation, holds 25.26% of the voting control of the Corporation on a non-diluted basis. In addition, Jason Wild exercises control or direction over an aggregate of 24.89% of the voting control of the Corporation on a partially diluted basis (assuming the exercise of all JWAM Warrants).

Additional financings and dilution

There can be no assurance that additional financing will be available if required and, if available, that it will be on terms satisfactory to the Corporation. If the Corporation is able to raise additional capital, it is unknown what the terms of any such capital raising would be. In addition, any future sale of the Corporation’s equity securities would dilute the ownership and control the Corporation’s current equity securityholders. The Corporation’s inability to raise capital could require it to significantly curtail or terminate its operations and future expansion plans.

The Corporation may seek to increase its cash reserves through the sale of additional equity or debt securities. The sale of convertible debt securities or additional equity securities could result in additional and potentially substantial dilution to owners of equity securities of the Corporation. The incurrence of indebtedness would also result in increased debt service obligations and could result in operating and financing covenants that would restrict the Corporation’s operations and liquidity. In addition, the Corporation’s ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties. There are no assurances that financing will be available in amounts or on terms acceptable to the Corporation, if at all. Any failure to raise additional funds on favorable terms could have a material adverse effect on the Corporation’s liquidity and financial condition.

Management of debt dependent on cash flow

An economic downturn may negatively impact the Corporation’s cash flows. Credit and capital markets can be volatile, which could make it more difficult for the Corporation to obtain additional debt or equity financings in the future. Such constraints could increase the Corporation’s costs of borrowing and could restrict its access to other potential sources of future liquidity. The Corporation’s failure to have sufficient liquidity to make interest and other payments required by its debt could result in a default of such debt and acceleration of the Corporation’s borrowings, which would have a material adverse effect on the Corporation’s business and financial condition. To the extent the Corporation incurs indebtedness, principal and interest payments on such indebtedness will have to be made when due, regardless of whether sufficient cash flow or income is available. If payments on any debts and obligations are not made when due by, it may result in substantial adverse consequences to the Corporation, including adverse income tax consequences.

Sarbanes-Oxley regulations

The Corporation does not have the internal infrastructure necessary, and is not required, to complete an attestation about the Corporation’s financial controls that would be required under the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of the Corporation’s financial controls.

Dividends

The Corporation does not intend to declare dividends for the foreseeable future, as the Corporation anticipates that it will reinvest any future earnings in the development and growth of its business. Therefore, investors will not receive any funds unless they sell their securities in the Corporation, and securityholders may be unable to sell their securities on favorable terms or at all.

Currency fluctuations

Due to the Corporation’s present operations in the United States, and its intention to continue future operations outside Canada, the Corporation is expected to be exposed to significant currency fluctuations. Recent events in the global financial markets have been coupled with increased volatility in the currency markets. All or substantially all of the Corporation’s revenue will be earned in U.S. dollars, but a portion of its operating expenses are incurred in Canadian dollars. The Corporation does not have currency hedging arrangements in place and there is no expectation that the Corporation will put any currency hedging arrangements in place in the future. Fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar, may have a material adverse effect on the Corporation’s business, financial position or results of operations.

Corporation’s products

Because the Corporation’s industry is relatively new, there is limited information about comparable companies available for potential investors to review in making a decision about whether to invest in the Corporation.

Shareholders and investors should further consider, among other factors, the Corporation’s prospects for success in light of the risks and uncertainties encountered by companies that, like the Corporation, are in their early stages. For example, unanticipated expenses and problems or technical difficulties may occur and they may result in material delays in the operation of the Corporation’s business. The Corporation may not successfully address these risks and uncertainties or successfully implement its operating strategies. If the Corporation fails to do so, it could materially harm the Corporation’s business to the point of having to cease operations and could impair the value of the securities of the Corporation to the point investors may lose their entire investment.

The Corporation expects to commit significant resources and capital to develop and market existing products and new products and services. These products are relatively untested, and the Corporation cannot assure shareholders and investors that it will achieve market acceptance for these products, or other new products and services that the Corporation may offer in the future. Moreover, these and other new products and services may be subject to significant competition with offerings by new and existing competitors in the business. In addition, new products and services may pose a variety of challenges and require the Corporation to attract additional qualified employees. The failure to successfully develop and market these new products and services could seriously harm the Corporation’s business, financial condition and results of operations.

Environmental regulation

The Corporation’s operations are subject to environmental regulation in the various jurisdictions in which it operates. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors (or the equivalent thereof) and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Corporation’s operations.

Government approvals and permits are currently, and may in the future, be required in connection with the Corporation’s operations. To the extent such approvals are required and not obtained, the Corporation may be curtailed or prohibited from its proposed production of marijuana or from proceeding with the development of its operations as currently proposed.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Corporation may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing the production of medical marijuana, or more stringent implementation thereof, could have a material adverse impact on the Corporation and cause increases in expenses, capital expenditures or production costs or reduction in levels of production or require abandonment or delays in development.

Unknown environmental risks

There can be no assurance that the Corporation will not encounter hazardous conditions at the site of the real estate used to operate its businesses, such as asbestos or lead, in excess of expectations that may delay the development of its businesses. Upon encountering a hazardous condition, work at the facilities of the Corporation may be suspended. If the Corporation receives notice of a hazardous condition, it may be required to correct the condition prior to continuing construction. The presence of other hazardous conditions will likely delay construction and may require significant expenditure of the Corporation’s resources to correct the condition. Such conditions could have a material impact on the investment returns of the Corporation.

Reliance on management

A risk associated with the production and sale of adult-use cannabis is the loss of important staff members. Success of the Corporation will be dependent upon the ability, expertise, judgment, discretion and good faith of its senior management and key personnel. While employment agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on the Corporation’s business, operating results or financial condition.

Improper conduct by business partners, employees, or agents

As the Corporation intends to be a cultivator, producer and provisioner of cannabis, it will largely depend on third party retailers to resell its cannabis and related products to end-user consumers. These retailers could tamper with the Corporation’s products or otherwise ignore our quality standards, which could harm the end-user customers, with whom the Corporation has no contact. Any changes in the Corporation’s retailer customer’s business or fortunes could disrupt the Corporation’s ability to sell its products at volume. Any such changes or other unrelated production issues could also disrupt the Corporation’s business due to delays in finding new retailers.

Furthermore, the Corporation cannot provide assurance that its internal controls and compliance systems will always protect it from acts committed by its employees, agents or business partners in violation of federal or state laws. Any improper acts or allegations could damage the Corporation’s reputation and subject it to civil or criminal investigations and related shareholder lawsuits, could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause the Corporation to incur significant legal and investigatory fees.

Insurance and uninsured risks

The Corporation’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, accidents, labour disputes and changes in the regulatory environment. Such occurrences could result in damage to assets, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability.

Although the Corporation intends to continue to maintain insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with its operations. Moreover, there are exclusions and additional difficulties and complexities associated with certain insurance coverages due to the Corporation’s involvement in the cannabis industry. The Corporation may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability.

Insurance against risks such as environmental pollution or other hazards encountered in the operations of the Corporation is not generally available on acceptable terms. The Corporation’s access to adequate and affordable insurance is significantly limited by the nature of the Corporation’s business, which may prevent it from purchasing adequate and affordable insurance coverage. The Corporation might also become subject to liability for pollution or other hazards which may not be insured against or which the Corporation may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Corporation to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

High bonding

There is a risk that a greater number of state regulatory agencies will begin requiring entities engaged in certain aspects of the business or industry of legal marijuana to post a bond or significant fees when applying, for example, for a dispensary license or renewal as a guarantee of payment of sales and franchise tax. The Corporation is not able to quantify at this time the potential scope for such bonds or fees where it currently or may in the future operate. Any bonds or fees of material amounts could have a negative impact on the ultimate success of the Corporation’s business.

Emerging industry

The adult-use cannabis industry is emerging. There can be no assurance that an active and liquid market for shares of the Corporation will develop and shareholders may find it difficult to resell the Corporation’s securities. Accordingly, no assurance can be given that the Corporation or its business will be successful.

Past performance not indicative of future results

The prior investment and operational performance of the Corporation is not indicative of the future operating results of the Corporation. There can be no assurance that the historical operating results achieved by the Corporation or its affiliates will be achieved by the Corporation, and the Corporation’s performance may be materially different.

Dependence on key inputs, suppliers, and skilled labor

The cannabis business is dependent on a number of key inputs and their related costs including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability, quality or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of the Corporation. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the Corporation might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Corporation in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations or prospects of the Corporation.

The ability of the Corporation to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that the Corporation will be successful in maintaining its required supply of skilled labor, equipment, parts and components. This could have an adverse effect on the financial results of the Corporation.

The Corporation’s access to affordable skilled labor may be impeded by the existence of unionization or other collective bargaining efforts among the Corporation’s employees or independent contractors. The Corporation may also be legally required to participate in or facilitate such unionization or collective bargaining efforts within certain jurisdictions, which could limit the Corporation’s access to affordable skilled labor and have a materially adverse impact on the business, financial condition, results of operations or prospects of the Corporation.

Dependence on other third parties

The cannabis business is dependent on a number of third parties, including various service providers, distributors and retailers. Some of the services and market access provided by such third parties may only be available from a single third party or a limited group of third parties. If the only provider of a service or access to a market were to go out of business or cease doing business with the Corporation, the Corporation might be unable to find a replacement for such service or market access in a timely manner or at all. If the only provider of a service or access to a market were to be acquired by a competitor, that competitor may elect not to provide services or market access to the Corporation in the future. Further, due to the uncertain regulatory landscape for regulating cannabis in Canada and the U.S., the Corporation’s third party suppliers, manufacturers and contractors may elect, at any time, to decline or withdraw services necessary for the Corporation’s operations. There is also a risk that a regulatory body could impose certain restrictions on such third party’s ability to operate in the United States. Any significant interruption or negative change in the Corporation’s business relations with such third parties could materially impact the business, financial condition, results of operations or prospects of the Corporation.

Reliance on License Holders

The Corporation’s business is dependent on the commercial arrangements with license holders continuing their current operations, maintaining their respective licenses in good standing and applying for and receiving any additional necessary licenses and compliance with their terms. There can be no guarantee that any required licenses will be extended or renewed, or, if extended or renewed, that they will be extended or renewed on the same or similar terms. Failure by the Corporation or any of the license holders to comply with the requirements of any regulation or license or any failure to maintain any license or obtain any additional necessary licenses, or the existence of any material disagreement between the Corporation and its license holders, could have a material adverse impact on the business, financial condition and operating results of the Corporation. While the Corporation expects this concentration to decrease over time, it may continue to depend upon a relatively small number of license holders for a significant portion of revenue into the foreseeable future. Additionally, license holders may be unable to manufacture and process products in line with the Corporation’s strike quality standards, which could materially impact the business, financial condition, results of operations or prospects of the Corporation.

Difficulty to forecast

The Corporation must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the adult-use cannabis industry in the states in which the Corporation’s business will operate. Federal and state laws prevent widespread participation and hinder market research. As a result, the market data available is limited and unreliable. Market research and projections by the Corporation of estimated total retail sales, demographics, demand, and similar consumer research are based on assumptions from limited and unreliable market data, and generally represent the personal opinions of the Corporation’s management team as of the date they are made. A failure in the demand for its products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations and financial condition of the Corporation.

Changes in the general economic condition

Corporation’s activities may be adversely affected from time to time by such matters as changes in general economic, industrial and international conditions, changes in local, state, provincial and federal taxes, dynamic prices and production costs, utility rate changes, employment and human resources issues, leasing and real estate market, gasoline prices, other factors of a general nature that are beyond the control of the Corporation.

Weak domestic or global economic conditions, fear or anticipation of such conditions, could adversely affect the Corporation’s business, financial condition, results of operations and prospects in a number of ways, including longer sales cycles, lower prices for its services, higher default rates among its provisioners, reduced unit sales and lower or no growth. A prolonged period of economic uncertainty or a downturn may also significantly affect financing markets, the availability of capital and the terms and conditions of financing arrangements, including the overall cost of financing as well as the financial health or creditworthiness of the Corporation’s end customers.

Management of growth

The Corporation may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Corporation to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Corporation to deal with this growth may have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

Internal controls

Effective internal controls are necessary for the Corporation to provide reliable financial reports and to help prevent fraud. Although the Corporation will undertake a number of procedures and will implement a number of safeguards, in each case, in order to help ensure the reliability of its financial reports, including those imposed on the Corporation under Canadian securities law, the Corporation cannot be certain that such measures will ensure that the Corporation will maintain adequate control over financial processes and reporting. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Corporation’s results of operations or cause it to fail to meet its reporting obligations. If the Corporation or its auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in the Corporation’s consolidated financial statements and materially adversely affect the trading price of the Corporation’s securities.

Litigation

The Corporation may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the Corporation becomes involved be determined against the Corporation such a decision could adversely affect the Corporation’s ability to continue operating and the market price for the Corporation’s securities and could use significant resources. Even if the Corporation is involved in litigation and wins, litigation can redirect significant resources of the Corporation and/or the Corporation’s management.

As the legalization of cannabis for the medical and/or adult-use is a highly controversial issue, the Corporation may be subject to litigation prior to, or after, passage of legislation and/or a constitutional amendment legalizing cannabis for certain uses. In addition, although the Corporation itself may not be directly named in a civil action, any litigation involving any of the Corporation’s subsidiaries or affiliated entities could negatively affect the Corporation’s profits and impact its ability to conduct business operations as planned. Such litigation could have a material adverse effect on the financial position of the Corporation.

Product liability

The Corporation faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the sale of the Corporation’s products would involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of the Corporation’s products alone or in combination with other medications or substances could occur. The Corporation may be subject to various product liability claims, including, among others, that the Corporation’s products caused injury or illness or death, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Corporation could result in increased costs, could adversely affect the Corporation’s reputation with its clients and consumers generally, and could have a material adverse effect on the business, results of operations and financial condition of the Corporation. There can be no assurances that the Corporation will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Corporation’s potential products.

Product recalls

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of the Corporation’s products are recalled due to an alleged product defect or for any other reason, the Corporation could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. The Corporation may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although the Corporation has detailed procedures in place for testing its products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of the Corporation’s significant brands were subject to recall, the image of that brand and the Corporation could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for the Corporation’s products and could have a material adverse effect on the results of operations and financial condition of the Corporation. Additionally, product recalls may lead to increased scrutiny of the Corporation’s operations by the FDA, or other regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Regulatory action and approvals from the Food and Drug Administration

Certain of the cannabis-based products produced and distributed by the License Holders are supplied to patients diagnosed with certain medical conditions. However, the License Holders’ cannabis-based products are not approved by the FDA as “drugs” or for the diagnosis, cure, mitigation, treatment, or prevention of any disease. Accordingly, the FDA may regard any promotion of the cannabis-based products as the promotion of an unapproved drug in violation of the Food, Drug and Cosmetic Act ("FDCA").

CBD is one of the non-psychotropic cannabinoids in industrial hemp from the plant species Cannabis sativa L. There has been growing interest in CBD in recent years. CBD is increasingly used as an ingredient in food and beverages, as an ingredient in dietary supplements and as an ingredient in cosmetics, thereby generating new investments and creating employment in the cultivation and processing of hemp and hemp-derived products. Pharmaceutical products with CBD as an active ingredient have also been developed, including one product approved by the FDA (Epidiolex®). Foods and beverages, dietary supplements, pharmaceuticals, and cosmetics containing CBD are all subject to regulation under the FDCA. The FDA has asserted that CBD is not a lawful ingredient in foods and beverages, supplements and pharmaceuticals (unless FDA-approved), although FDA has generally refrained from taking enforcement action against those products. CBD-containing products may also be subject to the jurisdiction of state and local health authorities.

In recent years, the FDA has issued letters to a number of companies selling products that contain CBD oil derived from hemp warning them that the marketing of their products violates the FDCA. FDA enforcement action against the Corporation could result in a number of negative consequences, including fines, disgorgement of profits, recalls or seizures of products, or a partial or total suspension of the Corporation’s production or distribution of its products. Any such event could have a material adverse effect on the Corporation’s business, prospects, financial condition, and operating results.

On December 20, 2018, the 2018 Farm Bill removed industrial hemp and hemp-derived products with a THC concentration of not more than 0.3 percent (dry weight basis) from Schedule I of the CSA. This has the effect of legalizing the cultivation of industrial hemp for commercial purposes, including the production of CBD and other cannabinoids, except for THC, subject to regulations to be developed by the USDA.

The Corporation’s affiliates sells and distributes certain products containing CBD. There is a risk that the FDA or state or local Departments of Health will seek to stop the Corporation’s affiliates from selling its CBD products or seek to have any claims made for those products revised.

Telephone Consumer Protection Act liability

The Corporation and its subsidiaries engage in automated text/SMS messaging campaigns for marketing and advertising purposes with clients that opt-in (consent) to such messages. The Corporation could, as a result, face allegations of, and potential liability related to, certain violations of the Telephone Consumer Protection Act (“TCPA”), 47 U.S.C. § 227, in connection with such messaging campaigns. The TCPA impacts any company that communicates with consumers and businesses via telephone, facsimile or text messages. Whether the communications are designed to share information, gather information or market products or services, the sender must have the consent of the recipient or face significant fines and damages. The TCPA specifically prohibits any person from calling a cellular telephone number or using an automatic telephone dialing system without the recipient’s prior express consent. In July 2020, a class action claim was filed against AEY Capital alleging that certain telemarketing text messages from AEY Capital to the plaintiff’s cellular telephone number violated the TCPA. Although the Corporation firmly maintains this allegation was without merit, the Corporation made the strategic decision to settle this matter rather than engage in expensive litigation. Nonetheless, the Corporation is susceptible to such claims in the future. Any such claims brought against the Corporation or its subsidiaries pursuant to the TCPA could be time-consuming and could result in costly legal expenses.

Epidemics and pandemics

The Corporation faces risks related to health epidemics, pandemics and other outbreaks of communicable diseases, which could significantly disrupt its operations and may materially and adversely affect its business and financial conditions. The Corporation’s business could be adversely impacted by the effects of the novel strain of coronavirus ("COVID-19") pandemic or other epidemics and/or pandemics. In December 2019, COVID-19 emerged in China and the virus has now spread to several other countries, including Canada and the United States, and infections have been reported globally. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic. The extent to which COVID-19 impacts the Corporation’s business, including its operations and the market for its securities, will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the pandemic and the actions taken to contain or treat the COVID-19 pandemic (including recommendations from public health officials). In particular, the continued spread of COVID-19 globally could materially and adversely impact the Corporation’s business including without limitation, store or facility closures or reduced operational hours or service methods, employee health, workforce productivity, reduced access to supply, increased insurance premiums, limitations on travel, the availability of experts and personnel and other factors that will depend on future developments beyond the Corporation’s control, which may have a material and adverse effect on its business, financial condition and results of operations. There can be no assurance that the Corporation’s personnel will not be impacted by these pandemic diseases and ultimately see its workforce productivity reduced or incur increased costs as a result of these health risks. In addition, the COVID-19 pandemic represents a widespread global health crisis that could adversely affect global economies and financial markets resulting in an economic downturn that could have an adverse effect on the Corporation.

Additional information relating to the Corporation may be found on EDGAR at https://www.sec.gov/edgar/

Item 3. Directors and Officers

The following are brief profiles of our executive officers and directors, including a description of each individual’s principal occupation within the past five (5) years. See, Conflicts of Interest, below.

Fabian Monaco, Chief Executive Officer and Director, Age: 34

Mr. Monaco has been the President and a director of the Corporation since November 22, 2017. He has also been a director of XIB Capital Corp. since March 2018 and a director of investment banking at XIB Financial Inc. since September 2017. Prior thereto, Mr. Monaco was an associate in the diversified industries group at GMP Securities L.P. from June 2015 to September 2017. Prior thereto, Mr. Monaco was an associate in over-the-counter derivatives regulatory reform at Scotiabank Global Banking and Markets from September 2013 to May 2015.

Michael Hermiz, Director, Age: 36

Mr. Hermiz is one of the founders of the Corporation, and has succeeded as an entrepreneur in various industries, including the mortgage and real estate industry, the import/export industry and the telecommunications industry, among others. Prior to the Corporation, Mr. Hermiz was the founder of a federally licensed healthcare company in Canada in 2017. In the mortgage industry, from 2004-2010, he ran a company with over five brokers, and providing loans in excess of $5 million per month, and also was involved with various property development projects throughout Michigan. An entrepreneur at heart, Mr. Hermiz brings his wealth of knowledge to the Corporation and has been instrumental to the business since inception.

Bruce Linton, Chairman and Director, Age: 53

Mr. Linton is the founder and former Chairman, Chief Executive Officer and Co-Chief Executive Officer of Canopy, formerly Tweed Marijuana Incorporated, a cannabis company based in Smiths Falls, Ontario, Canada. Mr. Linton founded Tweed in 2013 and renamed it Canopy Growth Corporation in 2015. Canopy was the first cannabis company in North America to be listed on a major stock exchange (TSX-V in April 2014 and TSX in July 2016) and to be included on a major stock index (S&P/TSX Composite Index in March 2017). Mr. Linton co-founded Canopy Rivers in 2017 and Canopy Health Innovations in 2018. Mr. Linton’s founding idea grew to a TSX-V listed start-up with an $80 million market cap to a NYSE & TSX listed company (S&P/TSX60) including more than 30 M&A activities, ranking number one of the TSX30 with a market cap of over $20 billion by the summer of 2019.

Mr. Linton’s experience as a founder, Chief Executive Officer, and board member across a diversity of sectors was a huge influence for the success of Canopy Growth Corporation. Earning market support for 16 rounds of financing of over $6 billion in public capital markets and private placements, the company funded capacity growth and opened new markets, including a $5 billion investment by Fortune 500 beverage company, Constellation Brands (NYSE:STZ).

Notably, throughout his career, Mr. Linton has been responsible for the acquisition and/or disposition of nearly $4 billion in business assets and has established regular engagement with the World Bank and Asia Development Bank as well as companies listing with NYSE, NASDAQ, TSX and TSX-V. Mr. Linton has overseen over 35 acquisitions in six countries.

Currently, Mr. Linton holds the positions of: Chairman for the Corporation, Chairman and Chief Executive Officer of Collective Growth Corporation, Co-Chairman for Martello Technologies Group and Co-Founder of Ruckify. He is also Chairman of the Advisory Board for Red Light Holland Corp., Non-Executive Chairman of Oskare Capital, Director with MindMed and the Canadian Olympic Foundation, and an active investor with SLANG Worldwide Inc., and OG DNA Genetics Inc.

Beginning his journey at Newbridge Networks Corporation, Mr. Linton went on to be part of the establishing team at Crosskeys Systems Corporation, of which he was a key member for the NASDAQ/TSX IPO. He was GM and Re-Founder of Computerland.CA, and Co-Founder of Webenhancer Corp.

Mr. Linton has acted as Chief Executive Officer and Director at Clearford Water Systems, Inc., past Chairman of the Ottawa Community Loan Foundation, past board member and Treasurer of Canada World Youth, and past member of the Board of Governors for Carleton University.

Richard Mavrinac, Director, Age: 68

Mr. Mavrinac served as CFO of George Weston Limited (“GWL”) and Executive Vice President of Loblaw Companies Limited (“Loblaws”) from 2003 to 2007. As CFO of GWL, a major Canadian company that operates grocery, drugstore and general retailers, a commercial bakery and a real estate investment trust, Mr. Mavrinac’s experience covered all aspects of finance, including responsibility for financial reporting. Mr. Mavrinac began his career with Loblaws, a subsidiary of GWL, in 1982 and he held a variety of senior financial positions within the company. In 1996, Mr. Mavrinac assumed the role of Senior Vice-President, Finance for GWL and Loblaws. Mr. Mavrinac is currently a member of the board of directors of Roots Corporation, RIV Capital Inc., and TerrAscend Corp. Mr. Mavrinac received his Bachelor of Commerce degree from the University of Toronto in 1975 and began his career with Peat Marwick Mitchell Chartered Accountants after receiving his Chartered Accountant designation in 1978.

Michael Finos, President and Executive Vice President of Operations (US) and Director, Age: 57

Mr. Finos has been with the Corporation since June 2019 and was promoted to President and EVP of Operations (US) in March 2020. He is a global operations executive leader with a 25+ year track record of comprehensive achievements across supply chain, manufacturing, and information technology disciplines. He has years of progressive operations experience working for publicly traded companies such as, Cequent, TriMas, and most recently was the Chief Operations Officer at Horizon Global, one of the world’s leading manufacturers of branded towing and trailering equipment and publicly traded on the NYSE (HZN). At Horizon Global, Mr. Finos was responsible for operations across the Americas, Europe, and Asia. He also has extensive inventory planning and SIOP implementation experience. He is an expert in business integrations and is proficient with relocating operations into low-cost countries. Mr. Finos has a proven track record in identifying and prioritizing cost-saving opportunities that enhance profit margin, cash flow, and on-time customer delivery. He excels in building and motivating top-performing teams, identifying and recruiting key talent, and driving employee engagement and morale.

Dr. Rana Harb, Director, Age 47

Dr. Harb is an experienced compliance and regulatory affairs professional with over 25 years of experience in research, quality assurance, compliance and regulatory affairs in the pharmaceutical and cannabis industry. After receiving her PhD in Chemistry of Medicinal Plant from the University of Haute Alsace France and her MBA in International Regulatory Affairs from the University of Paris V, she has worked for many global pharmaceutical companies, dealt with many regulatory agencies (including the US-FDA, the European Medicines Agency and Health Canada) and has acquired extensive compliance and regulatory expertise. Dr. Harb has also worked as a regulatory and compliance advisor for cannabis firms. In her regulatory roles, due to her strong scientific background and her thorough comprehension of the Food and Drug Act, Dr. Harb secured the approval of over 300 Drug Submissions by Health Canada. In her compliance roles, due to her meticulous understanding of establishment licensing process, as well as the Good Manufacturing Practices and Good Production Practices requirements, and the principles of Quality by Design, Dr. Harb has developed a solid corporate quality system and has maintained compliance status of over 36 manufacturing sites.

David Watza, Chief Financial Officer, Age: 54

Mr. Watza has been with the Corporation since May 2020. Prior to joining Gage, he was the President and Chief Executive Officer of Perceptron, Inc. (“Perceptron”), a Michigan-based industrial automation company with subsidiary operations throughout the world, from November 2016 until November 2019. Mr. Watza served as a Board Member of Perceptron from June 2018 to November 2019, and Chief Financial Officer of the company from October 2015 until November 2016. Prior to his time at Perceptron, he held various corporate, operational, and finance vice-president positions at TriMas Corporation, a global manufacturer and provider of products for customers in the consumer products, aerospace and industrial end markets, over a ten year period including a two year international assignment. Mr. Watza’s last role at TriMas was as Vice-President of Corporate Development and Treasury. He started his career as a staff auditor at Arthur Andersen and has 30+ years of experience in various accounting and finance roles.

Corporate Cease Trade Orders, Bankruptcies, Penalties and Sanctions

No director or executive officer of the Corporation is, as at the date of this Offering Circular, or was, within ten (10) years before the date of this Offering Circular, a director, chief executive officer or chief financial officer of any company (including the Corporation), that was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than thirty (30) consecutive days:

(1)       that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, or

(2)       that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No director or executive officer of the Corporation, or a shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation:

(1)       is, as at the date of the Offering Circular, or has been within the ten (10) years before the date of the Offering Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, state the fact; or

(2)       has, within the ten (10) years before the date of the Offering Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

No director or executive officer of the Corporation, or a shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation, has been subject to (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

Conflicts of interest may arise as a result of the directors, officers and promoters of the Corporation also holding positions as directors or officers of other companies. Such persons also invest and may invest in businesses, including in the cannabis sector, that compete directly or indirectly with the Corporation or act as customers or suppliers of the Corporation. Some of the individuals that are directors and officers of the Corporation have been and will continue to be engaged in the identification and evaluation of assets, businesses and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers of the Corporation will be in direct competition with the Corporation. Conflicts, if any, will be subject to the procedures and remedies provided under applicable laws.

To the best of the Corporation’s knowledge, there are no known existing or potential material conflicts of interest among the Corporation or a subsidiary of the Corporation and a director or officer of the Corporation or a subsidiary of the Corporation as a result of their outside business interests except that: (i) certain of the Corporation’s or its subsidiaries’ directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Corporation and their duties as a director or officer of such other companies, and (ii) certain of the Corporation’s or its subsidiaries’ directors and officers have portfolio investments consisting of minority stakes in businesses that may compete directly or indirectly with the Corporation or act as a customer of, or supplier to, the Corporation.

The following chart identifies each director and officer of the Corporation and their respective conflict of interest:

Name of Director or Executive Officer	Description of Conflict(s) of Interest
Fabian Monaco, Chief Executive Officer and Director	Mr. Monaco is also director of XIB I Capital Corp.
Michael Hermiz, Director	Terra Capital Industries, LLC is 100% owned by Mr. Hermiz. Mr. Hermiz holds an approximately 19.4% ownership interest in Radicle on a fully diluted basis.
Bruce Linton, Chairman and Director	Mr. Linton is also director of Martello Technologies Corporation, LL One Inc., Mind Medicine (MindMed) Inc. and Collective Growth Corp.
Richard Mavrinac, Director	Mr. Mavrinac is also a director of Roots Corporation, RIV Capital Inc., and TerrAscend Corp.
Michael Finos, President and EVP of Operations (US) and Director	None.
Dr. Rana Harb, Director	Dr. Harb is also a director of Radicle, and holds a 1.4% ownership interest in the company on a fully diluted basis.
David Watza, Chief Financial Officer	None.

Interest of Management and Others in Material Transactions

The Corporation has transacted with Mayde Inc., an entity that is wholly-owned by Rami Reda, a co-founder, consultant and former director of the Corporation (the “Mayde Transactions”). Prior to becoming a wholly owned subsidiary of the Corporation (see “Description of the Business – Subsidiaries”), Mayde Inc. was in the business of acquiring real estate and later relinquished claim of the real estate to the Corporation. Transactions with Mayde Inc. in 2019 totaled US$1,350,000 (2018- nil), which was paid in securities of the Corporation. The value of the securities issued included the value of the real estate acquired as well as the value of Mr. Reda’s expertise and “know-how.”

•	On June 12, 2019, Mayde Inc. acquired the Hannah Avenue property in Traverse City, Michigan for US$500,000 and later in November 2019, granted warranty deed to the Corporation for the same US$500,000.

•	On June 19, 2019, Mayde Inc. acquired the Sherwood locations in Centerline, Michigan for US$850,000 and later in November 2019, granted warranty deed to the Corporation for the same US$850,000.

The Corporation, through Spartan Properties, acquired various real estate and leases from Terra Capital Industries, LLC (“Terra”), an entity which is wholly-owned by Michael Hermiz, co-founder and a director of the Corporation (the “Terra Transactions”). Transactions with the entity in 2019 totaled US$10,150,000 (2018- nil).

•	On July 26, 2019, the Corporation acquired a package of seven real estate sites from the entity with a total price of US$7,350,000. The price included all land, building, and all leasehold improvements. Initially, the Corporation loaned the entity US$6,100,000 through a promissory note dated May 21, 2019 to acquire these properties on the Corporation’s behalf. This note has been cancelled as the property acquisition has been completed. The Corporation paid the remaining balance of US$1,250,000 to the related entity.

•	On March 1, 2019, the Corporation, through Spartan Properties, entered into an assignment and assumption of various lease agreements for two of the cultivation and processing centers in Warren, Michigan. The total lease assignment and assumption payment transacted between the Corporation and the entity was for US$2,800,000. As of December 31, 2019, US$1,450,000 was outstanding.

900,000 Exchangeable Units were issued to Michael Hermiz, co-founder and a director of the Corporation, and 600,000 Exchangeable Units were issued to Mayde Inc., an entity that is wholly-owned by Rami Reda, a co-founder, consultant and former director of the Corporation.

On September 16, 2019, the Corporation purchased the trademarks and goodwill of the Gage brand owned by Radicle, whose shareholder is a director of the Corporation, Michael Hermiz. In consideration of the acquisition of the Gage brand, the Corporation paid $192,485 in cash to Radicle in 2019.

The key management personnel of Innovations, which was acquired by the Corporation pursuant to the Innovations Acquisition (see “Description of the Business – History of the Corporation”), include Fabian Monaco, the President and a director of the Corporation.

During the year ended December 31, 2018, the Corporation made loans to Terra, a company controlled by Michael Hermiz (the “Terra Loans”). The loan receivable bears an interest rate at prime of 5.25%, with interest owing at year-end of $7,656. The loan receivable is up to a maximum of $2,500,000 and is repayable on demand, and secured by the assets of the company. Subsequent to year end 2018, the loan receivable was cancelled in exchange for real estate properties in the State of Michigan valued at US$7,355,000.

Due Diligence Measures for Related Party Transactions

Mayde Transactions – The Corporation retained legal counsel to assist with the Mayde Transactions, including with respect to drafting the definitive agreements in connection therewith. The definitive agreements in respect of the Mayde Transactions contain representations, warranties, covenants and indemnities in favour of the Corporation as would be customary for transactions of this nature. In addition, the Corporation and its counsel performed due diligence on the assets being acquired pursuant to the Mayde Transactions, including onsite visits to the applicable properties and customary title and other searches. Rami Reda, who was a director of the Corporation at the time, declared a conflict of interest with respect to the Mayde Transactions. Mr. Reda was not involved with negotiating the terms of the Mayde Transactions on behalf of the Corporation. The non-conflicted members of the Board held an in camera session to consider the transaction and ultimately approved it on the basis that it was in the best interests of the Corporation. The deemed value of the securities issued to the vendor pursuant to the terms of the Mayde Transactions were determined by the non-conflicted directors. No third party valuations were obtained as part of the due diligence process.

Terra Transactions – The Corporation retained legal counsel to assist with the Terra Transactions, including with respect to drafting the definitive agreements in connection therewith. The definitive agreements in respect of the Terra Transactions contain representations, warranties, covenants and indemnities in favour of the Corporation as would be customary for transactions of this nature. In addition, the Corporation and its counsel performed due diligence on the assets being acquired pursuant to the Terra Transactions, including onsite visits to the applicable properties and customary title and other searches. Michael Hermiz, a director of the Corporation, declared a conflict of interest with respect to the Terra Transactions. Mr. Hermiz was not involved with negotiating the terms of the Terra Transactions on behalf of the Corporation. The non-conflicted members of the Board held an in camera session to consider the transaction and ultimately approved it on the basis that it was in the best interests of the Corporation. No third party valuations were obtained as part of the due diligence process.

Radicle Transaction – The Corporation retained legal counsel to assist with the acquisition of the Gage Brand from Radicle, including with respect to drafting the Gage Asset Purchase Agreement in connection therewith. The Gage Asset Purchase Agreement contains representations, warranties, covenants and indemnities in favour of the Corporation as would be customary for a transaction of this nature. In addition, the Corporation and its counsel performed due diligence on the assets being acquired pursuant to the acquisition, including customary searches. Michael Hermiz, a director of the Corporation, declared a conflict of interest with respect to the acquisition. Mr. Hermiz was not involved with negotiating the terms of the Gage Brand acquisition on behalf of the Corporation. The non-conflicted members of the Board held an in camera session to consider the acquisition and ultimately approved it on the basis that it was in the best interests of the Corporation. The deemed value of the securities that the Corporation agreed to issue to the Radicle upon the successful registration of the “Gage” trademark in Canada and the United States pursuant to the terms of the Gage Asset Purchase Agreement were determined by the non-conflicted directors. No third party valuations were obtained as part of the due diligence process.

Innovations Acquisition – The Corporation retained legal counsel to assist with the acquisition of Innovations, including with respect to drafting the Innovations Acquisition Agreement in connection therewith. The Innovations Acquisition Agreement contains representations, warranties, covenants and indemnities in favour of the Corporation as would be customary for a transaction of this nature. In addition, the Corporation and its counsel performed due diligence on the assets being acquired pursuant to the acquisition, including customary searches. Fabian Monaco, a director of the Corporation, declared a conflict of interest with respect to the Innovations Acquisition. Mr. Monaco was not involved with negotiating the terms of the Innovations Acquisition on behalf of the Corporation. The non-conflicted members of the Board held an in camera session to consider the acquisition and ultimately approved it on the basis that it was in the best interests of the Corporation. The deemed value of the securities issued to in exchange for the common shares of Innovations were determined by the non-conflicted directors. No third party valuations were obtained as part of the due diligence process.

Terra Loans – The Corporation retained legal counsel to assist with the Terra Loans, including with respect to drafting the loan agreements in connection therewith (the “Terra Loan Agreements”). The Terra Loan Agreements contain representations, warranties, covenants and indemnities in favour of the Corporation as would be customary for a transaction of this nature. In addition, the Corporation and its counsel performed due diligence on Terra, including customary searches. Michael Hermiz, a director of the Corporation, declared a conflict of interest with respect to the Terra Loans. Mr. Hermiz was not involved with negotiating the terms of the Terra Loans on behalf of the Corporation. The non-conflicted members of the Board held an in camera session to consider the Terra Loans and ultimately approved them on the basis that they were in the best interests of the Corporation.

Compensation of Directors and Executive Officers

Compensation Discussion and Analysis

The Corporation operates in a dynamic and rapidly evolving market. To succeed in this environment and to achieve its business and financial objectives, the Corporation must attract, retain and motivate a highly talented team of executive officers and directors. The Corporation expects its team of executive officers to possess and demonstrate strong leadership and management capabilities, as well as foster a pioneering culture, which is at the foundation of the Corporation’s success and remains a pivotal part of its operations. The compensation committee of the Corporation (“Compensation Committee”) is responsible for assisting the Board of Directors in fulfilling its governance and supervisory responsibilities, and overseeing the human resources, succession planning, and compensation policies, processes and practices. The Compensation Committee is also responsible for ensuring that the compensation policies and practices provide an appropriate balance of risk and reward consistent with the risk profile. The Board of Directors has adopted a written charter for the Compensation Committee setting out its responsibilities for administering the compensation programs and reviewing and making recommendations to the Board of Directors concerning the level and nature of the compensation payable to the directors and officers. The Compensation Committee’s oversight includes reviewing objectives, evaluating performance and ensuring that total compensation paid to the executive officers and various other key employees is fair, reasonable and consistent with the objectives of the philosophy and compensation program.

The Compensation Committee is required to evaluate the Corporation’s compensation programs as circumstances require and on an annual basis. As part of this evaluation process, the Compensation Committee is guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as the cost to the Corporation if it were required to find a replacement for a key employee.

The compensation practices are designed to retain, motivate and reward our executive officers for their performance and contribution to our long-term success. The Compensation Committee seeks to compensate executive officers by combining short-term and long-term cash and equity incentives. It also seeks to reward the achievement of corporate and individual performance objectives and to align executive officers’ incentives with the Corporation’s performance. The Compensation Committee seeks to tie individual goals to the area of the executive officer’s primary responsibility. These goals may include the achievement of specific financial or business development goals. Corporate performance goals are based on financial performance of the Corporation during the applicable financial year.

In order to achieve its growth objectives, attracting and retaining the right team members is critical. A key part of this is a well-thought out compensation plan that attracts high performers and compensates them for continued achievements.

As the Corporation transitions from being a privately-held company to a publicly-traded company, it will continue to evaluate our compensation philosophy and compensation program as circumstances require and plan to continue to review compensation on an annual basis.

Compensation Discussion and Analysis

The Corporation operates in a dynamic and rapidly evolving market. To succeed in this environment and to achieve its business and financial objectives, the Corporation must attract, retain and motivate a highly talented team of executive officers and directors. The Corporation expects its team of executive officers to possess and demonstrate strong leadership and management capabilities, as well as foster a pioneering culture, which is at the foundation of the Corporation’s success and remains a pivotal part of its operations. The compensation committee of the Corporation (“Compensation Committee”) is responsible for assisting the Board of Directors in fulfilling its governance and supervisory responsibilities, and overseeing the human resources, succession planning, and compensation policies, processes and practices. The Compensation Committee is also responsible for ensuring that the compensation policies and practices provide an appropriate balance of risk and reward consistent with the risk profile. The Board of Directors has adopted a written charter for the Compensation Committee setting out its responsibilities for administering the compensation programs and reviewing and making recommendations to the Board of Directors concerning the level and nature of the compensation payable to the directors and officers. The Compensation Committee’s oversight includes reviewing objectives, evaluating performance and ensuring that total compensation paid to the executive officers and various other key employees is fair, reasonable and consistent with the objectives of the philosophy and compensation program.

The Compensation Committee is required to evaluate the Corporation’s compensation programs as circumstances require and on an annual basis. As part of this evaluation process, the Compensation Committee is guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as the cost to the Corporation if it were required to find a replacement for a key employee.

The compensation practices are designed to retain, motivate and reward our executive officers for their performance and contribution to our long-term success. The Compensation Committee seeks to compensate executive officers by combining short-term and long-term cash and equity incentives. It also seeks to reward the achievement of corporate and individual performance objectives and to align executive officers’ incentives with the Corporation’s performance. The Compensation Committee seeks to tie individual goals to the area of the executive officer’s primary responsibility. These goals may include the achievement of specific financial or business development goals. Corporate performance goals are based on financial performance of the Corporation during the applicable financial year.

In order to achieve its growth objectives, attracting and retaining the right team members is critical. A key part of this is a well-thought out compensation plan that attracts high performers and compensates them for continued achievements.

As the Corporation transitions from being a privately-held company to a publicly-traded company, it will continue to evaluate our compensation philosophy and compensation program as circumstances require and plan to continue to review compensation on an annual basis.

Agreements with Fabian Monaco, David Watza and Michael Finos have been entered into between such persons and the Corporation. The Corporation’s executive compensation consists primarily of three elements: (a) base salary; (b) short-term incentives; and (c) long-term incentives.

Compensation of Directors and Executive Officers, Excluding Compensation Securities

The following table sets forth the compensation to the executive officers and directors paid by the Corporation within the two most recently completed financial years of the Corporation, being the years ended December 31, 2020 and December 31, 2019 and December 31, 2018. As the Corporation continues to expand its business and management team, it expects its executive compensation to align with the standard executive compensation practices of companies similar to the Corporation.

Name and position	Year		Salary, consulting fee, retainer or commission ($)		Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)(1)	Value of all other compensation ($)		Total compensation ($)
Fabian Monaco(2) Chief Executive Officer and Director	2020	US$	180,832		Nil	Nil	Nil	Nil	US$	180,832
	2019		Nil		Nil	Nil	Nil	Nil		Nil
	2018		Nil		Nil	Nil	Nil	Nil		Nil

Pascal D’Souza(3) Chief Financial Officer and Director	2020		Nil		Nil	Nil	Nil	Nil		Nil
	2019	US$	92,493	(4)	Nil	Nil	Nil	Nil	US$	92,493
	2018		Nil		Nil	Nil	Nil	Nil		Nil

David Watza(5) Chief Financial Officer	2020	US$	129,744		Nil	Nil	Nil	Nil	US$	129,744
	2019		Nil		Nil	Nil	Nil	Nil		Nil
	2018		Nil		Nil	Nil	Nil	Nil		Nil

Bruce Linton Chairman and Director	2020		Nil		Nil	Nil	Nil	Nil		Nil
	2019		Nil		Nil	Nil	Nil	Nil		Nil
	2018		Nil		Nil	Nil	Nil	Nil		Nil

Richard Mavrinac(6)	2020		Nil		Nil	Nil	Nil	Nil		Nil
Director	2019		Nil		Nil	Nil	Nil	Nil		Nil
	2018		Nil		Nil	Nil	Nil	Nil		Nil

Michael Hermiz Director	2020		Nil		Nil	Nil	Nil	Nil		Nil
	2019		Nil		Nil	Nil	Nil	Nil		Nil
	2018		Nil		Nil	Nil	Nil	Nil		Nil

Rami Reda(6) Director	2020	US$	150,000		Nil	Nil	Nil	Nil	US$	150,000
	2019		Nil		Nil	Nil	Nil	Nil		Nil
	2018		Nil		Nil	Nil	Nil	Nil		Nil

Michael Finos(6) President and EVP of Operations (US) and Director	2020	US$	202,307		Nil	Nil	Nil	Nil	US$	202,307
	2019	US$	78,461		Nil	Nil	Nil	Nil	US$	78,461
	2018		Nil		Nil	Nil	Nil	Nil		Nil

Dr. Rana Harb Director	2020		Nil		Nil	Nil	Nil	Nil		Nil
	2019		Nil		Nil	Nil	Nil	Nil		Nil
	2018		Nil		Nil	Nil	Nil	Nil		Nil

Notes:

(1)	None of the executive officers or directors are entitled to perquisites or other personal benefits which, in the aggregate, are worth over $50,000 or over 10% of their base salary.

(2)	Such compensation was paid to Monaco Holdco, a corporation which Mr. Monaco controls. During such period, Mr. Monaco did not receive compensation as a director of the Corporation.

(3)	Mr. D’Souza resigned from his role as a director and Chief Financial Officer of the Corporation on July 16, 2020.

(4)	Mr. D’Souza commenced his role as Chief Financial Officer on June 3, 2019 at a per annum salary of USD$160,000. This amount reflects the salary earned by Mr. D’Souza for the period between June 3, 2019 and December 31, 2019. During such period, Mr. D’Souza did not receive compensation as a director of the Corporation.

(5)	Mr. Watza was appointed as Chief Financial Officer on July 16, 2020.

(6)	Mr. Mavrinac was appointed as a director on January 13, 2021.

(7)	Mr. Reda resigned from his role as a director of the Corporation on August 31, 2020. Mr. Reda’s compensation during the year ended December 31, 2020 was in connection with his services as a consultant of the Corporation and not as a director of the Corproation.

(8)	During such period, Mr. Finos did not receive compensation as a director of the Corporation.

Employee Agreements and Termination and Change of Control Benefits

Each of the Executive Officers have entered into an agreement with the Corporation. Pursuant to the agreements, each of the Executive Officers is entitled to the following compensation:

Name and Principal Position	Annual Base Salary		Bonus
Fabian Monaco Chief Executive Officer and Director	US$	220,000	Discretionary
David Watza Chief Financial Officer	US$	220,000	Discretionary
Michael Finos President and EVP of Operations (US)	US$	220,000	Discretionary

Pursuant to the terms of a consulting agreement (the “Monaco Agreement”) between the Corporation and 2725144 Ontario Inc. (“Monaco Holdco”), Mr. Monaco, through Monaco Holdco, is entitled to the annual compensation described above, and is eligible to receive an annual incentive additional fee at the discretion of the Board of Directors, with the target percentage of such additional fee being 100% of Mr. Monaco’s annual compensation (the “Additional Fee”). Mr. Monaco is entitled to reimbursement for all reasonable business expenses incurred by him in connection with carrying out his duties.

The Corporation may terminate the Monaco Agreement at any time and for any reason by providing Mr. Monaco with six month’s (6) written notice. Mr. Monaco may terminate the Monaco Agreement by providing the Corporation 120 days’ written notice of termination, which may be waived, in whole or in part, at the Corporations sole discretion. In the event of termination of the Monaco Agreement by Mr. Monaco or the Corporation, any Additional Fee due to Mr. Monaco will be calculated on a pro rata basis up to the date of termination.

In the event of a an involuntary termination of Mr. Monaco (as defined in the Monaco Agreement) within the 12 months following a change of control, Mr. Monaco is entitled, in lieu of the termination pay above, to a lump sum payment equal to six (6) months of the annual compensation described above and, if Mr. Monaco is entitled to an Additional Fee, such fee will be calculated based on the previous 12 month period preceding the involuntary termination, on a pro rata basis. The Monaco Agreement also provides for a one-time payment of 1,000,000 Subordinate Voting Shares to Monaco Holdco in the event of an initial public offering of the Corporation, the listing of the Subordinate Voting Shares on a recognized stock exchange or the occurrence of a change of control. The Monaco Agreement will automatically terminate upon the death of Mr. Monaco, in which case no fees would be owed by the Corporation to Mr. Monaco or his estate.

The Monaco Agreement also includes an indemnification in favour of Monaco Holdco and Mr. Monaco, and includes customary confidentiality restrictions.

Pursuant to the terms of an “at will” employment agreement entered into between the Corporation, Spartan Services and Mr. Watza (the “Watza Agreement”), Mr. Watza is entitled to receive the compensation described herein and is entitled to participate in eligible employee benefits programs. In connection with the acceptance of the Watza Agreement, Mr. Watza was granted a one-time Option grant of 400,000 Options with an exercise price of C$1.50. In addition, in the event of an initial public offering, Mr. Watza is entitled to a one-time payment of 100,000 bonus Options. Mr. Watza is also eligible for a 100% incentive pay target of his annual salary, which will be granted as 50% cash and 50% Options (the “Incentive Pay”). Any Incentive Pay is based on meeting or exceeding certain objectives and is discretionary.

Mr. Watza may be terminated at any time and for any reason without cause, subject to applicable employment laws, by the Corporation providing Mr. Watza with six (6) months’ notice. If Mr. Watza is entitled to Incentive Pay, such pay will be calculated pro rata up to the date of termination. In addition, all outstanding unvested Options granted to Mr. Watza will vest within 60 days. Mr. Watza may terminate his employment at any time and for any reason.

In the event a change of control occurs and an involuntary termination (as defined in the Watza Agreement) occurs within the 12 months following a change of control, Mr. Watza will be entitled, in lieu of the termination pay above, to a lump sum payment equal to 12 months of Mr. Watza’s base salary and, to the extent permitted by the Corporation’s benefits carriers, the Corporation will continue certain benefits for a period of 12 months or, in the alternative, Mr. Watza will be entitled to a lump sum payment equal to the cost of the benefit premiums that the Corporation would have paid for such 12 month period.

Pursuant to the terms of an “at will” employment agreement between Spartan Services and Mr. Finos (the “Finos Agreement”), Mr. Finos is entitled to receive the compensation described herein and is entitled to participate in eligible employee benefits programs. In connection with the acceptance of the Finos Agreement, Mr. Finos was granted a one-time Option grant of 400,000 Options with an exercise price of C$1.50. Mr. Finos is also eligible for a 100% incentive pay target of his annual salary, which will be granted as 50% cash and 50% Options (the “Incentive Pay”). Any Incentive Pay is based on meeting or exceeding certain objectives and is discretionary.

Mr. Finos may be terminated at any time and for any reason without cause, subject to applicable employment laws, by the Corporation providing Mr. Finos with six (6) months’ notice, plus one (1) additional months’ notice per completed year of service, up to a maximum of six (6) additional months.

In the event a change of control occurs and an involuntary termination (as defined in the Finos Agreement) occurs within the 12 months following a change of control, Mr. Finos will be entitled, in lieu of the termination pay above, to a lump sum payment equal to 12 months of Mr. Fino’s base salary and, to the extent permitted by the Corporation’s benefits carriers, the Corporation will continue certain benefits for a period of 12 months or, in the alternative, Mr. Finos will be entitled to a lump sum payment equal to the cost of the benefit premiums that the Corporation would have paid for such 12 month period.

Item 4. Security Ownership of Management and Certain Securityholders

The following table shows the name and information about the Subordinate Voting Shares owned by each person or company which, as at the date of this Form 1-K, owned of record, or which, to the Corporation’s knowledge, owned beneficially, directly or indirectly, more than 10% of the Subordinate Voting Shares outstanding:

Title of Class	Name and Address of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership	Number of Share Class outstanding, as of December 31, 2020	Percentage of Class
Subordinate Voting Shares	Jason Wild 14 North Lake Rd., Armonk, NY 10504	34,879,145 Subordinate Voting Shares(2)	137,859,199	25.3%
Super Voting Shares(3)	Michael Hermiz 47331 Caylee Drive Shelby Township, MI 48315	900,000 Super Voting Shares	1,500,000	60%
Super Voting Shares(3)	Mayde, Inc.(4) 19 Thoroughbred Blvd., Ancaster, ON L9K 1L2	600,000 Super Voting Shares	1,500,000	40%
Exchangeable Units	Michael Hermiz 47331 Caylee Drive Shelby Township, MI 48315	900,000 Exchangeable Units (45,000,000 Subordinate Voting Shares on an as-converted basis)	1,500,000	60%
Exchangeable Units	Mayde, Inc.(4) 19 Thoroughbred Blvd., Ancaster, ON L9K 1L2	600,000 Exchangeable Units (30,000,000 Subordinate Voting Shares on an as-converted basis)	1,500,000	40%
Options	Michael Hermiz 47331 Caylee Drive Shelby Township, MI 48315	2,800,000	13,621,827	19.87%
Warrants	Jason Wild 14 North Lake Rd., Armonk, NY 10504	23,757,145(5)	28,395,495	83.67%

Notes:

(1) (2) (3)

The information as to shares beneficially owned, controlled or directed, directly or indirectly, not being within the knowledge of the Corporation, has been derived from sources available to the Corporation.

Includes 30,179,145 Subordinate Voting Shares held by funds advised by JW Asset Management LLC (“JWAM”), an entity that Mr. Wild controls. Mr. Wild exercises control or direction over the Subordinate Voting Shares held by funds advised by JWAM.

Super Voting Shares are not convertible into Subordinate Voting Shares. Additionally, upon the occurrence of a redemption of the Exchangeable Units, the Corporation has the right to redeem an equivalent number of Super Voting Shares from the holder of such Super Voting Shares for an amount equal to the issue price for each Super Voting Share. As a result, the Super Voting Shares held by Mayde and Mr. Hermiz does not increase the amount of voting control each has in the Corporation.

(4) (5)

Mayde Inc. is wholly-owned by Rami Reda, a co-founder, consultant and former director of the Corporation, who has voting and investment control over the securities held by Mayde, Inc.

Funds advised by JWAM, an entity that Mr. Wild controls, hold an aggregate of 23,757,145 Subordinate Voting Share purchase warrants, each exercisable into one Subordinate Voting Share at a price of US$2.60 for a period of three years from the date of issue (the “JWAM Warrants”). Mr. Wild exercises control or direction over the JWAM Warrants held by funds advised by JWAM.

Stock Option Plan

The Corporation currently has in place a rolling 15% Stock Option Plan. The Board of Directors is responsible for administering the Stock Option Plan. The Stock Option Plan was approved by the Board of Directors on January 26, 2018 and by the shareholders on January 26, 2018 and amended by the Board of Directors on June 3, 2019.

The purpose of the Stock Option Plan is to: (a) provide directors, officers, consultants, and employees of the Corporation with additional incentive; (b) encourage stock ownership by such persons; (c) encourage such persons to remain with the Corporation; and (d) attract new directors, officers, consultants, and employees, among other purposes.

The Stock Option Plan provides that the aggregate number of Subordinate Voting Shares that may be issued upon the exercise of Options cannot exceed 15% of the number of Subordinate Voting Shares (assuming the conversion of the Super Voting Shares and Proportionate Voting Shares, if any such are issued) issued and outstanding from time to time. As a result, any increase in the issued and outstanding Subordinate Voting Shares will result in an increase in the number of Subordinate Voting Shares available for issuance under the Stock Option Plan.

As at the date of this Form 1-K, pursuant to the Stock Option Plan, 16,203,227 outstanding options to acquire Subordinate Voting Shares (the “Options”) are held by executive officers, directors, consultants and employees of the Corporation. The following table discloses all Option-based awards granted to each director or executive officer by the Corporation that are outstanding as at the date of this Form 1-K.

Name	Type of compensation security	Number of Subordinate Voting Shares underlying unexercised Options and percentage of class(1)	Date of grant	Issue or Exercise price		Expiry Date
Fabian Monaco(5)	Options	500,000 (0.36%)	April 10, 2018	C$	0.10	April 10, 2023(2)
Mike Hermiz	Options	1,800,000 (1.31%)	April 10, 2018	C$	0.10	April 10, 2023(2)
Fabian Monaco(5)	Options	1,000,000 (0.73%)	February 1, 2019	C$	0.75	February 1, 2024(2)
Michael Finos	Options	200,000 (0.15%)	October 2, 2019	C$	1.50	October 2, 2024(3)
Mike Hermiz	Options	1,000,000 (0.73%)	October 2, 2019	C$	1.50	October 2, 2024(3)
Fabian Monaco(5)	Options	1,000,000 (0.73%)	October 2, 2019	C$	1.50	October 2, 2024(3)
Michael Finos	Options	250,000 (0.18%)	May 31, 2020	C$	1.50	May 31, 2025(3)
David Watza	Options	400,000 (0.29%)	July 20, 2020	C$	1.50	July 20, 2025(3)
Fabian Monaco(5)	Options	500,000 (0.36%)	February 2, 2021	US	1.75	February 2, 2026(3)
David Watza	Options	65,800 (0.05%)	February 2, 2021	US$	1.75	February 2, 2026(3)
Michael Finos	Options	98,200 (0.07%)	February 2, 2021	US$	1.75	February 2, 2026(3)
David Watza	Options	100,000 (0.07%)	March 1, 2021	US$	1.75	March 1, 2026(3)
Dr. Rana Harb	Options	50,000 (0.04%)	March 1, 2021	US$	1.75	March 1, 2026(3)
Mike Finos	Options	100,000 (0.07%)	March 8, 2021	US$	1.75	March 8, 2026(3)
David Watza	Options	100,000 (0.07%)	March 8, 2021	US$	1.75	March 8, 2026(3)

Notes:

(1)	Based on 136,789,199 Subordinate Voting Shares outstanding as of the date of this Prospectus.
(2)	Subject to the terms of the Stock Option Plan, these Options are fully vested.
(3)	Subject to the terms of the Stock Option Plan, these Options vest over three (3) years annually.
(4)	Subject to the terms of the Stock Option Plan, these Options vest equally on August 28, 2020, August 28, 2021 and August 28, 2022.
(5)	Such options are held by Giumar Capital Inc., a corporation which Mr. Monaco controls.

Restricted Share Unit Plan

The Corporation currently has in place a restricted unit plan (the “RSU Plan”) with 160,000 restricted stock units (“RSUs”) currently outstanding under the RSU Plan. The Board of Directors is responsible for administering RSU Plan. The RSU Plan was approved by the Board of Directors on January 26, 2021. Under the terms of the RSU Plan, the Board of Directors may grant RSUs to “eligible participants”. Eligible participants include any director, employee, officer, or consultant of: (a) the Corporation; or (b) any related entity of the Corporation. The purpose of the RSU Plan is to allow for certain discretionary bonuses and similar awards as an incentive and reward for eligible participants related to the achievement of long-term financial and strategic objectives of the Corporation and the resulting increases in shareholder value. The RSU Plan is intended to promote a greater alignment of interests between the shareholders of the Corporation and the selected eligible participants by providing an opportunity to participate in increases in the value of the Corporation. Participation in the RSU Plan is voluntary and, if an eligible participant agrees to participate, the grant of RSUs will be evidenced by a grant agreement with each such participant. The interest of any eligible participant in any RSU is not assignable or transferable. The aggregate number of Subordinate Voting Shares available for issuance from treasury under the RSU Plan shall be 30,000,000 shares (which may be issued as Subordinate Voting Shares or Proportionate Voting Shares, provided that only one Proportionate Voting Share shall be issuable for every 50 RSUs), and provided further that the aggregate number of shares available for issuance under the RSU Plan together with all of the Corporation’s other share compensation arrangements may not exceed 15% of the number of Subordinate Voting Shares (assuming the redemption of the Exchangeable Units and the conversion of the Proportionate Voting Shares outstanding) issued and outstanding from time to time.

The RSU Plan contains the following provisions:

•	At the time a grant of RSUs is made, the Board of Directors may, in its sole discretion, establish performance conditions (the “Performance Conditions”) or time-based conditions for the vesting of RSUs. The Board of Directors may use such business criteria and other measures of performance as it may deem appropriate in establishing any Performance Conditions and may exercise its discretion to reduce the amounts payable under any award subject to Performance Conditions. The Board of Directors may determine that an award shall vest in whole or in part upon achievement of any one performance condition or that two or more Performance Conditions must be achieved prior to the vesting of an award. Performance Conditions may differ for awards granted to any one recipient or to different recipients.

•	In the event of any dividend paid in shares, share subdivision, combination or exchange of shares, merger, consolidation, spin-off or other distribution of Corporation assets to shareholders, or any other change in the capital of the Corporation affecting shares, the Board of Directors, in its sole and absolute discretion, will make, with respect to the number of RSUs outstanding under the RSU Plan, any proportionate adjustments as it considers appropriate to reflect that change.

•	The Corporation, in its discretion and as may be determined by the Board of Directors, will pay out vested RSUs issued under the RSU Plan and credited to the account of a recipient by paying or issuing (net of any applicable withholding tax) to such recipient, on or subsequent to the Trigger Date (as defined in the RSU Plan) but no later than the expiry date of such vested RSU, an award payout of either: (a) subject to receipt of the required approvals, one Subordinate Voting Share for such whole vested RSU or one Proportionate Voting Share for 50 RSUs; (b) a cash amount equal to the vesting date value of such vested RSU; or (c) any combination of (a) and (b) as determined by the Board of Directors, in its sole discretion.

In the event of a change of control event, subject to regulatory approval, RSUs credited to an account of a recipient that have not otherwise previously been cancelled pursuant to the terms of the RSU Plan will vest, and become immediately payable, on the date on which the change of control occurs. Prior to the occurrence of a change of control, the Board of Directors can make arrangements with recipients to facilitate vesting and participating in the change of control event. Except as otherwise provided in a grant agreement or any other provision of the RSU Plan, the RSUs will vest on the date that is the later of: (i) the relevant vesting date set by the Board of Directors at the time of the grant; and (ii) the date upon which the relevant Performance Condition or other vesting condition set out in the grant agreement has been satisfied, provided in each case that the expiry date of the RSU shall not be longer than the third anniversary following the date of the grant of the RSU.

The following table discloses all RSU-based awards granted to each director or executive officer by the Corporation that are outstanding as at the date of this Form 1-K.

Name	Type of compensation security	Number of Subordinate Voting Shares underlying unexercised RSUs and percentage of class(1)	Date of grant	Issue or Exercise price		Expiry Date
Fabian Monaco	RSUs	25,000 (0.02%)	February 2, 2021	US$	1.75	February 2, 2024(2)
Michael Hermiz	RSUs	25,000 (0.02%)	February 2, 2021	US$	1.75	February 2, 2024(2)
Bruce Linton	RSUs	30,000 (0.02%)	February 2, 2021	US$	1.75	February 2, 2024(2)
Mike Finos	RSUs	25,000 (0.02%)	February 2, 2021	US$	1.75	February 2, 2024(2)

Name	Type of compensation security	Number of Subordinate Voting Shares underlying unexercised RSUs and percentage of class(1)	Date of grant	Issue or Exercise price		Expiry Date
Dr. Rana Harb	RSUs	25,000 (0.02%)	February 2, 2021	US$	1.75	February 2, 2024(2)
Richard Mavrinac	RSUs	30,000 (0.02%)	February 2, 2021	US$	1.75	February 2, 2024(2)

Notes:

(1)	Based on 137,859,199 Subordinate Voting Shares outstanding as of the date of this Form 1-K.
(2)	Subject to the terms of the RSU Plan, these RSUs vest equally on August 2, 2021 and February 2, 2022.

External Management Companies

None of the directors or executive officers of the Corporation have been retained or employed by an external management company that has entered into an understanding, arrangement or agreement with the Corporation to provide executive management services to the Corporation, directly or indirectly, except for the consulting agreement (the “Monaco Agreement”) between the Corporation and 2725144 Ontario Inc. (“Monaco Holdco”). Mr. Monaco, through Monaco Holdco, is entitled to the annual compensation described above, and is eligible to receive an annual incentive additional fee at the discretion of the Board of Directors, with the target percentage of such additional fee being 100% of Mr. Monaco’s annual compensation (the “Additional Fee”). Mr. Monaco is entitled to reimbursement for all reasonable business expenses incurred by him in connection with carrying out his duties.

The Corporation may terminate the Monaco Agreement at any time and for any reason by providing Mr. Monaco with twelve month’s (12) written notice. Mr. Monaco may terminate the Monaco Agreement by providing the Corporation 120 days’ written notice of termination, which may be waived, in whole or in part, at the Corporations sole discretion. In the event of termination of the Monaco Agreement by Mr. Monaco or the Corporation, any Additional Fee due to Mr. Monaco will be calculated on a pro rata basis up to the date of termination.

In the event of an involuntary termination of Mr. Monaco (as defined in the Monaco Agreement) within the 12 months following a change of control, Mr. Monaco is entitled, in lieu of the termination pay above, to a lump sum payment equal to twelve (12) months of the annual compensation described above and, if Mr. Monaco is entitled to an Additional Fee, such fee will be calculated based on the previous 12 month period preceding the involuntary termination, on a pro rata basis. The Monaco Agreement will automatically terminate upon the death of Mr. Monaco, in which case no fees would be owed by the Corporation to Mr. Monaco or his estate. In the event of a termination for any reason, the Corporation shall use commercially reasonable efforts to ensure that all unvested portions of convertible securities held by Mr. Monaco and Monaco Holdco as at March 1, 2021 are vested immediately.

The Monaco Agreement also includes an indemnification in favour of Monaco Holdco and Mr. Monaco, and includes customary confidentiality restrictions.

Item 5.          Interest of Management and Others in Certain Transactions

Except as described Item 3 of this Form 1-K, the Corporation had the following transactions with “Related Persons,” as that term is defined in item 404 of Regulation SK, which includes, but is not limited to:

•	any of our directors or officers;

•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares; or

•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

The Corporation’s key management personnel have authority and responsibility for overseeing, planning, directing and controlling the activities of the Corporation. Key management personnel include members of the Board of Directors, Chief Executive Officer/President and Chief Financial Officer. Compensation of key management personnel may include short-term and long-term benefits. Short-term benefits include salaries and bonuses. Share-based compensation includes warrants and stock options vested during the year.

Compensation provided to key management for the twelve months ended December 31, 2020 and December 31, 2019 is as follows:

	Year Ended December 31
	2020	2019
Salaries and benefits	$835,134	$73,030
Share-based payments	3,989,055	977,701
	4,824,189	1,050,731

The Corporation has entered into arrangements with Radicle Cannabis Holdings Inc. (“Radicle”). At the time of the transactions, Michael Hermiz, Director of the Company, owned 19.4% of Radicle.  On September 16, 2019, the Corporation entered into an asset purchase agreement with Radicle and Gage Co. Inc., pursuant to which the Corporation purchased the trademarks and goodwill of the Gage brand then owned by Radicle. These trademarks are included in the Intangible Assets within the long-term assets of the Company’s Statement of Financial Position.  In consideration of the acquisition of the Gage brand, the Corporation paid $192,485 (CAD$250,000) in cash and agreed to issue 250,000 Subordinate Voting Shares to Radicle upon the successful registration of the “Gage” trademark in Canada and the United States. The Corporation also granted Radicle a non-exclusive, non-transferable license to use the Gage brand in Canada for a period of five years. As of December 31, 2020, the 250,000 Subordinate Voting Shares have not been issued.

On August 23, 2019, Spartan LLC issued 600,000 Exchangeable Units and 600,000 Super Voting Shares to Mayde, Inc. in connection with a tax-free merger of Spartan Partners Corporation and Mayde Blocker, Inc. Mayde, Inc. was the sole owner of Mayde Blocker, Inc., which in turn was the sole owner of Mayde US LLC that held various options to cannabis licenses for the Corporation’s operations. The 600,000 Exchangeable Units are exchangeable for 30,000,000 Subordinate Voting Shares or 600,000 Proportionate Voting Shares of the Corporation, and following such exchange, the Super Voting Shares are redeemable by the Corporation for $0.0001 per share.  At the time of the Share Exchange described above, Rami Reda was a Director of the Corporation and owned 100% of Mayde, Inc.

On October 8, 2019, the Corporation entered into an acquisition agreement with Rivers Innovations Inc. (“Rivers Innovations”) pursuant to which the Corporation agreed to acquire Rivers Innovations via a three-cornered amalgamation (the “Innovations Transaction”). The Innovations Transaction was completed on November 7, 2019 whereby the Corporation issued 34,491,601 Subordinate Voting Shares, 4,422,000 warrants and 88,440 stock options.  The President and Director of the Corporation, Fabian Monaco, was also the Sole Director of Rivers Innovations at the time of the Innovations Transaction.  In addition, the Chief Financial Officer of the Corporation, Pascal D’Souza was also the Chief Financial Officer of Rivers Innovations at the time of the Innovations Transaction.

In addition, as disclosed in Note 8 on November 22, 2019, the Corporation invested in a twelve percent (12%) secured convertible debenture in the principal amount of up to CAD$1,000,000 in Radicle. As of December 31, 2020, the Corporation has advanced CAD$500,000 pursuant to the terms of the convertible debenture. The convertible debenture is convertible into common shares of Radicle at a conversion price of CAD$0.60 per share for a period of 36 months.  In connection with the Corporation’s advance of CAD$500,000, Radicle granted 133,334 warrants to purchase common shares of Radicle at a price of CAD$0.75 per share for a period of 36 months from the date of the applicable advance.  The convertible debenture is included in the Convertible Debenture within the current assets of the Company’s Statement of Financial Position.

As discussed in Note 18, the Company issued both USD and CAD debenture units on September 30, 2020. The Chairman and Director of the Corporation, Bruce Linton, purchased 1,400 Canadian Debenture Units in connection with the Canadian Debenture Unit financing. Each warrant entitles the holder to purchase one Subordinate Voting Share at a price of CAD 1.50 for a period of 18 months following a liquidity event as defined under the warrant certificate. The terms on the Debenture Units purchased by Mr. Linton were consistent to those offered to non-related parties.

Conflicts of Interest

Conflicts of interest may arise as a result of the directors, officers and promoters of the Corporation also holding positions as directors or officers of other companies. Such persons also invest and may invest in businesses, including in the cannabis sector that compete directly or indirectly with the Corporation or act as customers or suppliers of the Corporation. Some of the individuals that are directors and officers of the Corporation have been and will continue to be engaged in the identification and evaluation of assets, businesses and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers of the Corporation will be in direct competition with the Corporation. Conflicts, if any, will be subject to the procedures and remedies provided under applicable laws.

To the best of the Corporation’s knowledge, there are no known existing or potential material conflicts of interest among the Corporation or a subsidiary of the Corporation and a director or officer of the Corporation or a subsidiary of the Corporation as a result of their outside business interests except that: (i) certain of the Corporation’s or its subsidiaries’ directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Corporation and their duties as a director or officer of such other companies, and (ii) certain of the Corporation’s or its subsidiaries’ directors and officers have portfolio investments consisting of minority stakes in businesses that may compete directly or indirectly with the Corporation or act as a customer of, or supplier to, the Corporation.

Item 6.          Other Information

None.

Item 7.         Financial Statements

Gage Growth Corp.

Audited Consolidated Financial Statements

December 31, 2020 and December 31, 2019

(In United States Dollars)

Gage Growth Corp.

Table on Contents

Gage Growth Corp.

Consolidated Financial Statements

For the years ended December 31, 2020 and December 31, 2019

(In United States Dollars)

Independent Auditor's Report

To the Shareholders of Gage Growth Corp.:

Opinion

We have audited the consolidated financial statements of Gage Growth Corp. and its subsidiaries (the "Company"), which comprise the consolidated statements of financial position as at December 31, 2020 and December 31, 2019, and the consolidated statements of loss and comprehensive loss, changes in shareholders' equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2020 and December 31, 2019, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audits of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audits or otherwise appears to be materially misstated. We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

ACCOUNTING › CONSULTING › TAX 3-139 NORTHFIELD DRIVE WEST, WATERLOO ON, N2L 5A6 1 (866) 464-0740 T: (519) 725-7700 F: (519) 725-7708 MNP.ca

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.
•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is Giacomo Angelini.

Waterloo, Ontario	Chartered Professional Accountants

April 27, 2021	Licensed Public Accountants

3-139 Northfield Drive West, Waterloo, Ontario, N2L 5A6 Phone: (519) 725-7700, 1 (866) 464-0740 Fax: (519) 725-7708

Gage Growth Corp.
Consolidated Statements of Financial Position
As of December 31, 2020 and December 31, 2019

(In United States Dollars, unless stated otherwise)

		December 31, 2020	December 31, 2019
	Notes	$	$
Assets
Current
Cash and cash equivalents		45,455,583	9,705,991
Marketable securities	7	84,197	198,164
Term deposits	6	-	6,500,000
Accounts receivable		252,377	35,177
Convertible debenture	8	379,145	363,962
Interest receivable		80,116	57,795
Promissory note		500,875	504,113
Prepaids		1,045,922	734,311
Biological assets	9	1,988,606	524,649
Inventory	10	8,527,999	1,907,949
		58,314,820	20,532,111
Non-current assets
Property, plant and equipment	11	24,335,988	27,346,304
Right of use assets	12	13,036,064	3,626,267
Deposits		739,041	615,131
Intangible assets		137,449	153,988
Investments	13	9,174,357	12,329,330
		47,422,899	44,071,020
		105,737,719	64,603,131
Liabilities
Current
Accounts payable and accrued liabilities	16	13,237,101	4,152,165
Current tax payable	22	1,324,114	-
Lease liability	12	919,528	178,135
Lease assignment payable	12	100,000	1,450,000
Property purchase payable	17	-	192,070
Deferred revenue		395,866	30,043
Note payable	6	766,301	-
Warrants payable	18	33,709
Debentures payable	18	2,593,197	-
		19,369,816	6,002,413
Non-current liabilities
Lease liability	12	11,983,252	1,383,591
Property purchase payable	17	-	2,405,734
Note payable	6	2,789,638	-
Warrant liability	19	21,734,596	-
Deferred tax liabilities	22	1,117,087	768,500
		37,624,573	4,557,825
		56,994,389	10,560,238

Shareholders' Equity
Share capital	19	89,669,811	67,097,910
Reserve for warrants	19	2,907,608	829,082
Reserve for share-based payments	19	4,569,505	1,545,624
Reserve for share exchange	19	58,969,446	58,969,446
Accumulated other comprehensive income (loss)		1,771,779	865,377
Deficit		(72,684,693)	(53,711,171)
		85,203,456	75,596,268
Non-controlling interest	21	(36,460,126)	(21,553,375)
Equity attributable to shareholders		48,743,330	54,042,893
		105,737,719	64,603,131
Incorporation and Nature of Business	1
Commitment and contingencies	23
Subsequent events	28

Approved on behalf of the Board of Directors on April 27, 2021	“Fabian Monaco"	"David Watza"
	Chief Executive Officer	Chief Financial Officer

The accompanying notes are an integral part of these consolidated financial statements.

Gage Growth Corp.

Consolidated Statements of Loss and Comprehensive Loss

For the years ended December 31, 2020 and 2019

(In United States Dollars, unless stated otherwise)

		Year ended December 31,
		2020	2019
	Note	$	$
Revenue		39,880,407	1,925,133
Cost of sales		(29,055,131)	(2,053,807)
		10,825,276	(128,674)
Fair value adjustment on sale of inventory	9	(844,183)	(6,109)
Fair value adjustment on growth of biological assets	9	2,308,139	66,972
Gross Profit		12,289,232	(67,811)

Operating expenses
Share exchange	19	-	58,969,446
General administration	14	21,834,074	8,433,234
Sales and marketing	15	2,758,875	1,636,970
Depreciation and amortization	11,12	2,184,939	671,697
Share-based payments	19	7,988,025	1,975,202
		34,765,913	71,686,549

Loss from operations		(22,476,681)	(71,754,360)
Other (income) expenses
Interest expense		1,085,602	513,670
Foreign exchange loss (gain)		1,408,959	839,294
Change in fair value of investments	13	3,042,366	2,070,668
Gain on sale of property, plant, and equipment	12	(454,773)	-
Loss before taxes		(27,558,835)	(75,177,992)
Income tax expense (recovery)
Current	22	1,900,200	-
Deferred	22	347,078	(145,749)

Net loss for the year		(29,806,113)	(75,032,243)

Net loss attributable to subordinate shareholders		(14,899,362)	(53,478,868)
Net loss attributable to non-controlling interest	21	(14,906,751)	(21,553,375)
		(29,806,113)	(75,032,243)
Other comprehensive (loss) income ("OCI")

Items that may be reclassified to profit or loss
Unrealized gain (loss) on marketable securities	7	(108,326)	(67,184)
Items that will not be reclassified to profit or loss
Unrealized foreign currency translation gain (loss)		1,014,728	1,208,612
		906,402	1,141,428
Net loss and comprehensive loss for the year		(28,899,711)	(73,890,815)

Net loss and comprehensive loss attributable to subordinate shareholders of the Company		(13,992,960)	(52,337,440)
Net loss and comprehensive loss attributable to non-controlling interest	21	(14,906,751)	(21,553,375)
		(28,899,711)	(73,890,815)

Basic and Diluted net loss per share	25	$(0.28)	$(1.02)
Weighted-average number of shares outstanding - basic and diluted		106,706,494	72,173,791

The accompanying notes are an integral part of these consolidated financial statements.

Gage Growth Corp.

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2020 and 2019

(In United States Dollars, unless stated otherwise)

		Share Capital
	Note	Number of Subordinate Voting Shares	Share Capital	Reserve for warrants	Reserve for share-based payments	Reserve for share exchange	Accumulated OCI (loss)	Accumulated Deficit	Attributable to subordinate shareholders	Non-controlling interest	Total
Balance at December 31, 2019		105,622,799	$67,097,910	829,082	1,545,624	$58,969,446	$865,377	$(53,711,171)	$75,596,268	$(21,553,375)	$54,042,893
Share-based payments	19	2,070,000	2,909,181	-	-	-	-	-	2,909,181	-	2,909,181
Vesting of options	19	-	-	-	3,023,881	-	-	-	3,023,881	-	3,023,881
Vesting of warrants	19	-	-	2,054,963	-	-	-	-	2,054,963	-	2,054,963
Warrants issued during year	18	-	-	23,563	-	-	-	-	23,563	-	23,563
Change in value of Marketable Securities	7	-	-	-	-	-	(108,326)	-	(108,326)	-	(108,326)
Cumulative translation adjustment		-	-	-	-	-	1,014,728	-	1,014,728	-	1,014,728
Deficit attributed to the acquisition of Membership interest	6	-	-	-	-	-	-	(4,074,160)	(4,074,160)	-	(4,074,160)
Reg. A Financing Raise	19	23,957,145	19,883,125	-	-	-	-	-	19,883,125	-	19,883,125
Transaction costs deducted from Reg. A Financing Raise	19	-	(220,405)	-	-	-	-	-	(220,405)	-	(220,405)
Net loss for the year		-	-	-	-	-	-	(14,899,362)	(14,899,362)	(14,906,751)	(29,806,113)
Balance at December 31, 2020		131,649,944	89,669,811	2,907,608	4,569,505	58,969,446	1,771,779	(72,684,693)	85,203,456	(36,460,126)	48,743,330

Balance at December 31, 2018		52,131,198	9,803,388	-	30,688	-	(276,051)	(232,303)	9,325,722	-	9,325,722
Private placements of subordinated voting shares	10	19,000,000	21,322,759	-	-	-	-	-	21,322,759	-	21,322,759
Shares issued for acquisition of Rivers Innovations Inc.	6	34,491,601	35,971,763	-	-	-	-	-	35,971,763	-	35,971,763
Share-based payments	19	-	-	-	1,514,936	-	-	-	1,514,936	-	1,514,936
Vesting of warrants issued during year	19	-	-	829,082	-	-	-	-	829,082	-	829,082
Cumulative translation adjustment		-	-	-	-	-	1,141,428	-	1,141,428	-	1,141,428
Reserve for share exchange	19	-	-	-	-	58,969,446	-	-	58,969,446	-	58,969,446
Net loss for the year		-	-	-	-	-	-	(53,478,868)	(53,478,868)	(21,553,375)	(75,032,243)
Balance at December 30, 2019		105,622,799	67,097,910	829,082	1,545,624	58,969,446	865,377	(53,711,171)	75,596,268	(21,553,375)	54,042,893

The accompanying notes are an integral part of these consolidated financial statements.

Gage Growth Corp.

Consolidated Statements of Cash Flows

For the years ended December 31, 2020 and 2019

(In United States Dollars, unless stated otherwise)

		Year ended December 31,
		2020	2019
	Note	$	$
Operating activities
Net loss for the year		(29,806,113)	(75,032,243)
Adjustments for non-cash items:
Fair value adjustment on sale of inventory	9	844,183	6,109
Fair value adjustment on growth of biological assets	9	(2,308,139)	(66,972)
Depreciation and amortization	11,12	2,184,939	906,477
Share-based payments	19	7,988,025	1,975,202
Exchangeable shares expense	22	-	58,969,446
Foreign exchange (gain) /loss		1,123,501	-
Change in fair value of investments	13	3,042,366	2,070,669
Deferred tax expense	22	347,078	(145,750)
Interest expense		1,085,602	488,629
Gain on sale of property, plant, and equipment	12	(454,773)	-
Changes in working capital items:
Accounts receivable		(216,499)	(35,177)
Decrease in promissory note receivable		-	(504,113)
Interest receivable		(29,553)	(50,139)
Prepaids		(301,454)	(734,311)
Inventory	10	(6,620,050)	(1,907,949)
Accounts payable and accrued liabilities	16	8,974,391	3,813,900
Deferred revenue		365,824	30,043
Increase in current tax liability	22	1,324,114	-
Other		82,642	(457,604)
Net cash used in operating activities		(12,373,916)	(10,673,783)

Investing activities
Change in deposits for property acquisition		(128,211)	934,869
Acquisition of convertible debentures	8	-	(376,308)
Cash acquired on acquisition of Rivers Innovations	6	-	2,737,862

Redemption of term deposits	6	6,500,000	8,500,000
Collection of loan receivable		-	9,622,760
Acquisition of Investments	13	-	(2,500,000)
Addition of licenses		-	(192,485)
Purchase of property, plant, and equipment	11	(9,843,667)	(24,942,932)
Sale of property, plant, and equipment	11	10,324,955	-
Net cash provided by (used in) investing activities		6,853,077	(6,216,234)

Financing activities
Net proceeds from Reg. A financing	19	41,914,154	-
Net proceeds from issuance of subordinate voting shares	19	-	21,322,759
Net proceeds from issuance of debentures	18	2,474,267	-
Lease assignment paid	12	(1,350,000)	-
Lease liability payments	12	(1,019,862)	(1,731,717)
Payment made related to acquisition of membership interest	6	(675,000)	-
Repayments of property purchase payable	17	-	(45,000)
Net cash provided by financing activities		41,343,559	19,546,042

Increase in cash and cash equivalents		35,822,720	2,656,025
Effect of exchange rate changes on cash and cash equivalents		(73,128)	1,208,612
Cash and cash equivalents, beginning of year		9,705,991	5,841,354
Cash and cash equivalents, end of year		45,455,583	9,705,991
Supplemental Cash Flow Information
Cash held in Escrow at year-end		1,667,919	-
Purchase of property, plant, and equipment included in accounts payable and accrued liabilities		295,171	1,031,183
Cash paid for interest		902,431	364,493
Cash paid for taxes		926,086	-

The accompanying notes are an integral part of these consolidated financial statements.

Cash held in escrow at year-end related to cash raised as part of the Reg A financing as described in Note 19.

Gage Growth Corp.

1.       INCORPORATION AND NATURE OF BUSINESS

Wolverine Partners Corp. (“Wolverine”) was incorporated on November 22, 2017, under the Ontario Business Corporations Act. On March 11, 2019, the Company filed an amendment to the Articles of Incorporation whereby the Company re-designated the existing class of common shares as subordinate voting shares (“Subordinate Voting Shares”) and is authorized to issue an unlimited number of super voting shares (“Super Voting Shares”) and proportionate voting shares (“Proportionate Voting Shares”) (Note 18). On October 9, 2020, Wolverine filed Articles of Amendment changing the name of the Corporation to Gage Growth Corp (“Gage”, the “Corporation”, or the “Company”). The principal activities of the Company are providing branding and crucial support services to affiliated licensed operators that produce, distribute, and sell cannabis and cannabis-related products in the State of Michigan.

The Company was listed on the Canadian Stock Exchange effective April 6, 2021, having the ticker symbol GAGE. The registered office of the Company is located at Suite 400, 77 King Street West Toronto –Dominion Centre, Toronto, Ontario M5K 0A1.

2.       BASIS OF PRESENTATION AND STATEMENT OF COMPLIANCE

 Statement of compliance

These consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”). Certain prior year information included within the statements of cash flow have been adjusted in order to conform with current year classifications. No adjustments were made impacting total operating, investing, or financing activities.

These consolidated financial statements were authorized for issue in accordance with a resolution of the Board of Directors on April 27, 2021.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its controlled subsidiaries. For financial reporting purposes, the Company is considered to control a subsidiary when it is exposed, or has rights, to variable returns from its involvement with the subsidiary and can affect those returns through its power over the subsidiary. Controlled subsidiaries are included in the consolidated financial statements from the date control is obtained until the date control ceases. Where the Company’s equity interest in a subsidiary is less than 100%, the Company recognizes non-controlling interests. All intercompany balances, transactions, income, expenses, profits, and losses, including unrealized gains and losses, have been eliminated upon consolidation.

Gage Growth Corp.

The accounts of the controlled subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. The table below lists the Company, its controlled subsidiaries and the ownership interests in each:

Name of Company	Place of Incorporation / Operation	Functional Currency	Ownership %
Gage Growth Corp.	Canada	CAD	100%
Gage Innovations Corp.	Canada	CAD	100%
Cookies Retail Canada Corp.	Canada	CAD	80%
Rivers Innovation, Inc.	United States	USD	100%
Rivers Innovations US South LLC	United States	USD	100%
RI SPE LLC	United States	USD	100%
Spartan Partners Corporation	United States	USD	100%
Spartan Partners Holdings, LLC	United States	USD	51.3%
Spartan Partners Services LLC	United States	USD	51.3%
Spartan Partners, Properties LLC	United States	USD	51.3%
Spartan Partners Licensing LLC	United States	USD	51.3%
Mayde US, LLC	United States	USD	51.3%
AEY Holdings, LLC*	United States	USD	0%
AEY Thrive, LLC*	United States	USD	0%
AEY Capital, LLC*	United States	USD	0%
3 State Park, LLC*	United States	USD	0%
Pure Releaf SP Drive, LLC*	United States	USD	0%
Buena Vista Real Estate, LLC*	United States	USD	0%

*The Company through its subsidiaries, entered into Membership Interest Transfer Restriction and Succession Agreement and Services Agreements with its affiliated licensing companies which prevent the licensing companies from taking certain actions or omitting to take certain actions where to do so would be contrary to the expected economic benefits that the Company expects to derive from the relationship with the licensing companies. The Company includes these entities in its consolidation but has allocated their net loss and comprehensive loss in the Company’s consolidated statements of loss and comprehensive loss to net loss attributable to non-controlling interest.

Gage Growth Corp.

3.       USE OF SIGNIFICANT ESTIMATES AND JUDGMENTS

The preparation of consolidated financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes to the consolidated financial statements. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Actual results could differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to the accounting estimates are recognized in the period in which the estimates are revised. Significant areas requiring the Company to make estimates are further discussed below.

i)	Biological assets

Management is required to make a number of judgments and estimates in order to calculate the fair value of biological assets. These judgments and estimates include estimating the stage of growth of the cannabis plants up to the point of harvest, harvesting costs, selling costs, future sales prices, attrition rate, and expected yields for cannabis plants. A change to these assumptions could impact the Company’s inventory valuation and gross profit.

ii)	Inventory

Inventories of harvested finished goods and packaging materials are valued at the lower of cost or net realizable value. The direct and indirect costs of inventory initially include the fair value of the biological asset at the time of harvest. They also include subsequent costs such as materials, labor and depreciation expense on equipment involved in packaging, labeling and inspection. In calculating inventory values, management is required to determine an estimate of the obsolete inventory and, in addition, compares the inventory cost to estimated net realizable value. If required, a reserve is recorded as a reduction to the inventory value in the Statement of Financial Position and is recorded in the statement of loss and comprehensive loss of the related period. The future realization of these inventories may be affected by market-driven changes that could negatively impact either future obsolescence or selling prices. A change to these assumptions could impact the Company’s inventory valuation and impact gross profit.

iii)	Incremental borrowing rate

In determining the appropriate measurement of lease liabilities and loans issued with warrants attached, the Company is required to estimate the Incremental borrowing rate specific to the transaction. The discount rate applied reflects the interest rate that the Company would have to pay to borrow a similar amount at a similar term and with a similar security.

iv)	Right of use assets and lease liabilities

For the measurement of lease liabilities, considerations were given to all factors that create an economic incentive to exercise extension, purchase and termination options available in its leasing arrangements. These options are only included in the lease term if management determines it is reasonably certain to be exercised. The assessment is reviewed if a significant event or significant changes in circumstances occur which affect this assessment.

v)	Private company investments

All privately held investments are initially recorded at the transaction price, being the fair value at the time of acquisition. At the end of each reporting period, the fair value of an investment may (depending upon the circumstances) be adjusted using one or more of the valuation methods.

The determination of fair value of the Company’s privately held investments at other than initial cost, is subject to certain limitations. Financial information for private companies in which the Company has investments may not be available and, even if available, that information may be limited and/or unreliable.

The use of the various valuation approaches may involve uncertainties and determinations based on management’s judgment and any value estimated from these techniques may not be realized or realizable.

Investment specific information is considered when determining whether the fair value of a privately held investment should be adjusted upward or downward at the end of each reporting period. In addition to investment-specific information, the Company will also consider trends in general market conditions and the share performance of comparable publicly traded companies when valuing privately held investments.

Gage Growth Corp.

vi)	Deferred revenue

In calculating the deferred revenue balance, the Company estimates a redemption rate for earned loyalty points. A change in this assumption could impact the Company’s revenues and gross profit.

vii)	Warrant liability

In calculating the fair value of warrants issued and the valuation of liability-classified warrants at period-end, the Company utilizes key estimates including the volatility rate and the risk-free interest rate.

viii)	Depreciation of property, plant, and equipment and intangible assets

Depreciation and amortization of property, plant, and equipment and intangible assets are dependent upon estimates of useful lives, the pattern of use of the assets. Management reviews the useful lives of depreciable assets at each reporting date. Management assesses that the useful lives represent the expected utilization in terms of duration of the assets to the Company. Actual utilization, however, may vary due to technical obsolescence.

ix)	Share-based payments

The fair value of all share-based payments granted are determined using the Black-Scholes option pricing model which incorporates assumptions regarding risk-free interest rates, dividend yield, expected volatility, estimated forfeitures, and the expected life of options. Since the Company was a private Company through the years reported, the volatility of the Company’s stock price is based on comparable companies with similar risk profile based on management’s judgement.

x)	Income taxes

Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Company reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax-related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

As the Company operates in the cannabis industry, it is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to sales of the product for US tax purposes. Although proper deductions for cost of goods sold are generally allowed to determine gross profit, the scope of such items has been the subject of debate, and deductions for significant costs may not be permitted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses. Thus, the operations of the Company's US subsidiaries may be subject to United States federal tax, without the benefit of certain deductions or credits and such adjustments could be material.

xi)	Impairment

To assess impairment of long-lived assets, including Goodwill, the Company groups assets into the smallest group of assets that generate cash inflows from the use of the assets that are largely independent of cash inflows from other assets or groups of assets. These groupings are defined as cash generating units (“CGUs”). The Company is required to make judgments surrounding which groups of assets comprise independent CGUs.

When there are indications that an asset may be impaired, the Company is required to estimate the asset’s recoverable amount. The recoverable amount is the greater of value in use and fair value less costs to sell. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. Determining the value in use requires the Company to estimate expected future cash flows associated with the assets and an appropriate discount rate in order to calculate present value.

The Company also determined whether there is an indication that any previously recognized impairment losses for an asset other than Goodwill no longer exists or may have decreased. Performing this step requires the Company to estimate the asset’s recoverable amount as indicated above.

Gage Growth Corp.

xii)	Business combinations

Judgment is used in determining whether an acquisition is a business combination, or an asset acquisition based on the facts and circumstances of the transaction in relation to the criteria listed in IFRS 3 Business Combinations.

In an asset acquisition, all identifiable assets, liabilities and contingent liabilities acquired are recorded at their fair values and one of the most significant estimates relates to the determination of the fair value of these assets and liabilities. For any assets acquired, depending on the type of asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied.

xiii)	Control, joint control, level of influence

The Company uses judgment in determining the entities that it controls for consolidation. For financial reporting purposes, an entity is considered controlled when the Company has power over an entity and its ability to affect its economic return from the entity. The Company has power over an entity when it has existing rights that give it the ability to direct relevant activities which can significantly affect the investee’s returns. Such power can result from contractual arrangements. However, certain contractual arrangements contain rights that are designed to protect the Company’s interest, without giving it economic interest in the entity.

xiv)	Going concern

Management has applied significant judgment in assessing the Company’s ability to continue as a going concern when preparing its consolidated financial statements for years ended December 31, 2020 and 2019. Management prepares the consolidated financial statements on a going concern basis unless management either intends to liquidate the entity or has no realistic alternative but to do so. In performing this assessment, the Company has considered the Regulation A, Tier 2. Equity financing, which was partially completed during the year and fully completed subsequent to December 31, 2020. We discuss this financing at note 19.

4.       ACCOUNTING POLICIES

i) Cash and cash equivalents

Cash and cash equivalents include cash on hand and other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and subject to an insignificant risk of change in value.

ii) Financial instruments

The Company accounts for financial instruments in accordance with IFRS 9.

The classification of financial instruments depends on the business model for managing the financial assets and the contractual terms of the cash flows. Financial liabilities are classified as either amortized cost to fair value through profit or loss, which is an irrevocable election at the time of initial recognition. Please see below a summary of the treatment of financial assets and liabilities elected by the Company:

IFRS 9
	Classification	Measurement
Cash and cash equivalents	Amortized cost	Amortized cost
Marketable securities	Fair Value Through Other Comprehensive Income (FVTOCI)	Fair Value
Term Deposits	Amortized cost	Amortized cost
Accounts receivable	Amortized cost	Amortized cost
Convertible debenture	Fair Value Through Profit or Loss (“FVTPL”)	Fair value
Promissory note	Amortized cost	Amortized cost
Deposits	Amortized cost	Amortized cost
Investments	FVTPL	Fair value
Accounts payable and accrued liabilities	Amortized cost	Amortized cost
Note payable	Amortized cost	Amortized cost
Debentures payable	Amortized cost	Amortized cost
Warrant liability	FVTPL	Fair value

Gage Growth Corp.

All financial instruments are measured at fair value on initial recognition, including transaction costs that are directly attributable to the acquisition or issuance of the financial asset or liability, except for items valued at fair value through profit or loss. Financial assets that are held within a business model whose objective is to collect contractual cash flows that represent payments of principal and interest are generally measured at amortized cost. All other financial assets are measured at fair value, with changes taken through profit and loss or other comprehensive income.

Financial assets that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding, are generally measured at amortized cost at the end of the subsequent accounting periods. All other financial assets including equity investments are measured at their fair values at the end of subsequent accounting periods, with any changes taken through profit and loss or other comprehensive income (irrevocable election at the time of recognition). For financial liabilities measured subsequently at FVTPL, changes in fair value due to credit risk are recorded in other comprehensive income.

iii) Biological assets

The Company measures biological assets consisting of cannabis plants at fair value less costs to sell up to the point of harvest, at which point the biological assets become the basis for the cost of finished goods inventories after harvest. Unrealized gains or losses arising from changes in the fair value less costs to sell during the period are included in the results of operations of the related period.

While the Company’s biological assets are within the scope of IAS 41 ‘Agriculture’, the direct and indirect costs of biological assets are determined using an approach similar to the capitalization criteria outlined in IAS 2 Inventories. Production costs incurred during the growing process, which include but are not limited to materials, direct and indirect labor, supplies, depreciation expense on production equipment, utilities, and other facility costs, are capitalized and included in the fair value of biological assets, Capitalized costs are subsequently recorded within the line item “cost of sales” in the period during which the related product is sold.

iv) Inventory

Inventories of harvested finished goods, purchased products, and packaging materials are valued at the lower of cost or net realizable value, utilizing the first-in-first-out “FIFO” methodology. The direct and indirect costs of inventory initially include the fair value of the biological asset at the time of harvest. They also include subsequent costs such as materials, labor and depreciation expense on equipment involved in packaging, labeling and inspection. If required, a reserve is recorded as a reduction to the inventory value in the Statement of Financial Position and is recorded in the statement of loss and comprehensive loss of the related period. Reserves are determined based on our estimates of inventory that will either not be sold based on expected future sales information, or inventory that is projected to be sold, inclusive of selling costs, below the carrying value of the inventory.

v) Property, plant, and equipment

Property, plant, and equipment is measured at cost, less accumulated depreciation, and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The carrying amount of a replaced asset is derecognized when replaced. Repairs and maintenance costs are charged to the consolidated statements of loss and comprehensive loss during the period in which they are incurred.

Gage Growth Corp.

Depreciation is calculated on a straight-line basis over the estimated service lives of the assets, which are as follows:

Asset type	Depreciation method	Depreciation terms
Land	No depreciation	No term
Building	Straight-line	15–39 years
Leasehold improvements	Straight-line	Over term of lease
Machinery and equipment	Straight-line	7–10 years
Office furniture and equipment	Straight-line	5–7 years
Computer and software	Straight-line	3–5 years
Construction in progress	No depreciation	No term
Right-of-use assets	Straight-line	Over term of lease
Vehicles	Straight-line	3–5 years

vi) Right of use assets and Lease liability

At the inception of a contract, the Company assesses whether the contract is, or contains, a lease based on whether the contract provides the right to control a specific asset for a period of time in exchange for consideration. The Company has elected to take the practical expedient allowed under IFRS to not classify short-term leases (defined as leases with a term of less than 12 months) under the IFRS 16 standard. To determine the life of the lease, the Company gives consideration to all factors that create an economic incentive to exercise extension purchase, and termination options available in leasing arrangements. These options are only included in the lease term if management determines it is reasonably certain to be exercised. The assessment is reviewed if changes in circumstances occur which would affect the assessment. Right-of-use assets are depreciated over the lease term determined by management.

vii) Investments

All privately held investments (including options, warrants and conversion features) are initially recorded at the transaction price, being the fair value at the time of acquisition. At the end of each reporting period, the fair value of an investment may be adjusted depending on the circumstances using the valuation method deemed to be most appropriate by management.

viii) Revenue recognition

The Company generates revenue from the sale of cannabis, cannabis-related products, and merchandise.

The Company recognizes revenue in accordance with IFRS 15 – Revenue from Contracts with Customers’, utilizing the five-step approach as outlined below to determine the timing and valuation of revenue recognition.

i.	Identify the contract with the customer
ii.	Identify the performance obligation(s) in the contract
iii.	Determine the transaction price
iv.	Allocate the transaction price to the performance obligation(s)
v.	Recognize revenue when performance obligation(s) are satisfied

In general, revenue from the sale of all products is recognized at the point in time when control over the goods have been transferred to the customer, and the product has been delivered and accepted by the customer. Sales are recorded net of discounts and other incentives. For medical customers, the Company has a loyalty rewards program that allows customers to earn loyalty points to be used on future merchandise purchases. Loyalty points issued as part of a sales transaction results in the deferral of revenue until the loyalty reward is redeemed by the customer. The Company records an adjustment to revenue to reflect the amount of loyalty points that have been issued to the customer that are not expected to be redeemed by the customer. The loyalty points are shown as reductions to ‘Revenue’ on the Consolidated Statements of Loss and Comprehensive Loss and as ‘Deferred revenue’ on the Consolidated Statements of Financial Position.

ix) Business combinations

The Company accounts for business combinations using the acquisition method. The Company measures the consideration transferred, the assets acquired, and the liabilities assumed in a business combination at their acquisition-date fair values.

Gage Growth Corp.

Acquisition related costs are recognized as expenses in the periods in which the costs are incurred, and the services are received, except for the costs to issue debt or equity securities which are recognized according to specific requirements. The excess of the consideration transferred to obtain control, over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed, is recognized as goodwill as of the acquisition date. Contingent consideration for a business combination is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Contingent consideration that is classified as a liability is measured at subsequent reporting dates in accordance with IFRS 9 Financial Instruments, and IAS 37 Provisions, Contingent Liabilities and Contingent Assets, as appropriate, with the corresponding gain or loss being recognized in profit or loss.

The Company accounts for business combinations between entities under common control utilizing the predecessor value methodology. Under this methodology, the assets acquired and liabilities assumed in a business combination remain at the Predecessor book value.

x) Impairment testing and recoverability of assets

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

To perform impairment testing, assets are grouped together into CGUs, which represent the smallest group of assets that generate cash inflows from use that are largely independent of cash inflows of other assets or groups of assets. The Company reviews the recoverable amount versus the carrying value of each of the CGUs when there are indicators of impairment. Corporate assets are tested for impairment at the grouping to which the corporate assets can be reasonably allocated. In the current period, the Company has determined that it holds a single CGU, the “Michigan CGU grouping”, which represents its operations related to the cultivation and retail sale of Cannabis products within the state of Michigan.

The recoverable amount of the identified group of assets is estimated based on the greater of the fair value less costs to sell or the value in use using a discounted cash flow approach. The discounted cash flow approach uses cash flow projections based upon a financial forecast approved by management, covering a five-year period. Cash flows for the years thereafter are extrapolated using the estimated terminal growth rate. The risk premiums expected by market participants related to uncertainties about the industry and assumptions relating to future cash flows may differ or change quickly, depending on economic conditions and other events.

xi) Income taxes

Income tax expense, consisting of current and deferred tax expense, is recognized in the consolidated statements of operations. Current tax expense represents the expected tax owed related to taxable income for the year, using tax rates enacted or substantively enacted at period-end, adjusted for amendments to tax payable with regard to previous years. Deferred tax assets and liabilities and the related deferred income tax expense or recovery represent tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized, or the liability settled. The impact on deferred tax assets and liabilities of a change in tax rates is recognized in income (loss) in the period that the substantive enactment occurs. A deferred tax asset is only recognized to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, the deferred tax asset is not recognized. Deferred tax assets and liabilities are offset only when the following factors exist: i) there exists a legally enforceable right to set off current tax assets against current tax liabilities; ii) the taxes represent taxes owed to the same authority; and iii) the Company intends to settle their tax obligation on a net basis.

xii) Share Capital

Subordinate voting shares and exchangeable units are classified as equity. Transaction costs directly attributable to the issuance of equity instruments are recognized as a reduction in equity.

xiii) Share based compensation

The Company has an employee stock option plan. Further, the Company will issue shares or share options to directors and contractors of the Company at its discretion. The Company measures equity settled share-based payments based on their fair value at the grant date and recognizes compensation expense over the vesting period based on the Company’s estimates of future forfeitures. Fair value is measured using the Black-Scholes pricing model. Expected forfeitures are estimates at the date of grant and subsequently adjusted if new information indicates that the actual forfeitures may vary from the original estimate.

Gage Growth Corp.

Any revisions are recognized in the consolidated statements of loss and comprehensive loss such that the cumulative expense reflects the revised estimate.

When shares are issued or stock options are exercised, any historical fair value in the share-based payment reserve is allocated to share capital. When share grants or stock options are cancelled or forfeited, historical fair value in the share-based payment reserve is adjusted to the consolidated statements of loss and comprehensive loss and to deficit, respectively. Upon expiry of stock options and warrants, any historical fair value in the share-based payment reserve is allocated to deficit.

xiv) Warrants

Warrants are classified as either a liability or equity on inception, depending on the terms of the agreement. Warrants are only classified in equity when they will be settled by the entity delivering a fixed number of its own equity instruments and receiving a fixed amount of cash or another financial asset. The Company assesses the appropriate classification of warrants at the time of inception.

When equity warrants are exercised, any historical fair value in the warrant equity reserve is allocated to share capital. When liability warrants are exercised, the Company relieves the liability for the fair value of equity and allocates the shares to share capital. When liability-classified warrants are cancelled, forfeited, or expire, the historical fair value in the warrant liability is adjusted to the consolidated statements of loss and comprehensive loss. When equity-classified warrants are cancelled, forfeited, or expire, the Company does not record an adjustment to the equity or consolidated statements of loss and comprehensive loss.

xv) Loss per share and diluted loss per share

The Company presents basic and diluted loss per share data for its Subordinate voting shares. Basic loss per share is calculated by dividing the loss attributable to subordinate shareholders of the Company by the weighted average number of subordinate voting shares outstanding during the period. Diluted loss or earnings per share is determined by adjusting the loss attributable to subordinate shareholders and the weighted average number of subordinate voting shares outstanding, adjusted for the effects of all dilutive potential common and proportionate voting shares. In a period of losses, options and warrants are excluded in the determination of dilutive net loss per share because their effect is antidilutive.

xvi) Foreign currency transactions

These consolidated financial statements are presented in United States dollars unless otherwise specified. The Company’s functional currency, as determined by management, is the Canadian dollar, Management has determined that the functional currency of its Canadian subsidiaries is the Canadian dollar and the functional currency of all United States subsidiaries is the United States dollar. Where the functional currency is different from the presentation currency, assets and liabilities have been translated using the exchange rate at the year end, and income, expenses, and cash flow items are translated using the rate that approximates the exchange rates at the dates of the transactions (the average for the period). All resulting exchange rate differences are recorded in accumulated other comprehensive (loss) income. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognized immediately in net loss. Non-monetary assets and liabilities are translated using historical exchange rates. Nonmonetary assets and liabilities measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

Transactions entered into in a currency other than the currency of the primary economic environment in which the Company or its subsidiaries operates (their "functional currency") are recorded at the rates prevailing when the transactions occur except depreciation and amortization which are translated at the rates of exchange applicable to the related assets. Foreign currency monetary assets and liabilities are translated at current rates of exchange with the resulting gain or losses recognized in the consolidated statements of loss and comprehensive loss.

5.       ACCOUNTING STANDARDS IMPLEMENTED AND NEW ACCOUNTING PRONOUNCEMENTS

IFRS 3

In October 2018, the IASB issued “Definition of a Business (Amendments to IFRS 3)”. The amendments clarify the definition of a business, with the objective of assisting entities to determine whether a transaction should be accounted for as a business combination or as an asset acquisition. The amendment provides an assessment framework to determine when a series of integrated activities is not a business. The amendments are effective for business combinations occurring on or after the beginning of the first annual reporting period beginning on or after January 1, 2020. The Company has adopted the amendment on its effective date and will evaluate its impact on future business combinations and asset acquisitions in accordance with the standard.

Gage Growth Corp.

IAS 1

In October 2018, the IASB issued “Definition of Material”, an amendment to IAS 1 – Presentation of Financial Statements and IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors, to clarify the definition of material and to align the definition used in the Conceptual Framework and the standards themselves. Materiality is defined as “information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity.” This amendment is effective for annual periods beginning January 1, 2020. This amendment did not have a material impact on the Company’s consolidated financial statements.

In January 2020, the IASB issued “Classification of Liabilities as Current or Non-current (Amendments to IAS 1)”. The amendment clarifies the requirements relating to determining if a liability should be presented as current or non-current is based on the contractual arrangements in place as at the reporting date and does not impact the amount or timing of recognition. The amendment applies retrospectively for annual reporting periods beginning on or after January 1, 2022. The Company does not expect the impact of the adoption of this standard to be material on the Company’s consolidated financial statements.

6.       ACQUISITIONS

a.	Acquisition of Rivers Innovation

On October 8, 2019, the Company entered into an acquisition agreement with 11650157 Canada Corp.(“SubCo”), Rivers Innovations Inc. (“Innovations”) and certain shareholders of Innovations, pursuant to which the Company agreed to purchase all of the issued and outstanding shares of Innovations in exchange for Subordinate Voting Shares in the Company (the “Innovations Acquisition”). In connection with the Innovations Acquisition, the Company issued 34,491,601 Subordinate Voting Shares in exchange for 78,000,000 common shares in the capital of Company by way of a three-cornered amalgamation. Upon closing on November 7, 2019, Innovations amalgamated with SubCo to form Gage Innovations Corp., a wholly-owned subsidiary of the Company. The Company issued 88,440 Options and 4,422,000 Subordinate Voting Share purchase warrants to replace options and share purchase warrants of Innovations and the market-based measure of the replacement options and warrants was allocated between the consideration and post-transaction service.

As the acquisition did not meet the definition of a business in accordance with IFRS, the Company treated the above acquisitions as an asset acquisition.

All assets acquired and liabilities assumed in the above asset acquisition were recorded at their fair values and consideration given in the form of shares and warrants was measured based on the fair value of the net assets acquired as stated below:

Cash and cash equivalents	2,737,862
Term deposits	15,000,000
Loans and interest receivable	7,658,683
Investments in private securities	11,900,000
Investments in marketable securities	259,184
Accounts payable and accrued liabilities	(293,800)
Deferred tax liability	(914,250)
Net assets acquired	36,347,679

Shares issued	35,971,763
Stock options issued	7,100
Warrants issued	368,816
Consideration paid	36,347,679

The term deposit of $15,000,000 has an interest rate of 1.20% and a maturity date of July 26, 2020. The deposits were redeemed during 2020.

Gage Growth Corp.

The fair value of 4,422,000 replacement warrants issued to Innovations warrant holders was determined using the Black-Scholes option pricing model with the following inputs and assumptions: Stock price - $1.138; Exercise price - $0.12 - $1.70; Dividend Yield - Nil; Expected volatility – 72.2%; Risk-free interest rate 1.59%; and Expected life of 2.34 years. Of the total fair value attributable to the replacement warrants of $3,063,119, $368,816 is attributable to the consideration paid at acquisition date and the remaining is attributable to post transaction service which will be recognized over the remaining vesting period. During the year $460,266 of post transaction expense was recorded.

The fair value of 88,440 original options issued to Innovations option holders was determined using the Black-Scholes option pricing model with the following inputs and assumptions: Stock price - $1.138; Exercise price - $1.14; Dividend Yield - Nil; Expected volatility – 72.2%; Risk-free interest rate 1.59%; and Expected life of 2.34 years.

b.	Acquisition of Membership Interest

On July 15, 2020, AEY Capital, LLC (“AEY”), an affiliated license holder of the Company, entered into a Membership Interest Purchase Agreement to purchase 100% of the membership interest (the “Purchase Interest”) of Thrive Enterprises, LLC (“Thrive”). The terms of the Purchase Interest was for a total amount of $5,375,000 which was payable as follows:

•	$500,000 deposit of which $100,000 is non-refundable;
•	$250,000 on or before the first anniversary of closing;
•	$500,000 on or before the second anniversary of closing;
•	$1,500,000 on or before the third anniversary of closing;
•	$2,250,000 in form of a secured promissory note; and
•	$375,000 in form of an unsecured promissory note.

The payments were paid or payable by AEY Capital to Thrive. Consequently, the consideration payable was consolidated into the Company’s consolidated financial statements, but the Company did not acquire any net assets as the net assets were already previously included within the consolidated financial statements. The Company recorded a corresponding adjustment to the Accumulated deficit to reflect the impact of the notes payable. As of December 31, of the total amount payable, $766,301 was included within the current portion of Notes payable and $2,789,638 was included within the long-term portion of Notes payable at the inception date.

The liability incurred as part of the Purchase Interest was recorded at fair value in accordance with IFRS 9 using a 15% discount rate, which is the Company’s expected borrowing rate based on market transactions. The Company elected to utilize the book value methodology approach for this common Control acquisition.

Fair value summary

Paid in cash	500,000
First installment	217,391
Second installment	378,072
Third installment	986,274
First Note	1,786,106
Second Note	200,861
Fair value of consideration, inception date	4,068,704
Cash consideration paid to-date	(675,000)
Interest charges	162,235
Fair value of consideration, December 31, 2020	3,555,939

7.        MARKETABLE SECURITIES

On November 7, 2019, pursuant to the closing of the acquisition of Rivers Innovations Inc., the Company acquired marketable securities consisting of 160,000 shares of Plus Products Inc. The shares were valued at $259,184 upon acquisition. These are strategic investments and therefore the Company has irrevocably elected at initial recognition to recognize these investments as “investments at fair value through other comprehensive income” with any fair value changes recognized directly in other comprehensive income.

Gage Growth Corp.

During the year ended December 31, 2020, the Company recognized an unrealized (loss) on marketable securities of ($108,326) (2019 – ($67,184)) and an unrealized foreign exchange gain (loss) of ($5,641) (2019 – 6,164) on these investments.

Below is the movement in these marketable securities:

	December 31, 2020	December 31, 2019
	$	$
Opening Balance	198,164	-
Acquired as part of acquisition of Rivers Innovations Inc.	-	259,184
Change in fair market value of marketable securities	(108,326)	(67,184)
Foreign exchange gain (loss)	(5,641)	6,164
Ending Balance	84,197	198,164

8.       CONVERTIBLE DEBENTURE RECEIVABLE

On November 22, 2019, the Company and Radicle Cannabis Holdings Inc. (Radicle”) entered into a credit facility in the form of a 12% secured convertible debenture agreement in the principal amount of CAD $500,000. The maximum principal allowed under the facility is CAD $1,000,000. The debenture bears interest at 12% per annum on outstanding principal and is payable semi-annually in arrears. The debenture matures on November 22, 2022, however, it can be converted into fully paid common shares at a conversion price of CAD $0.60 per common share. The convertible debenture is secured against all of Radicle’s personal property, and all of the proceeds thereof.

Below is the movement in this convertible debenture:

	December 31, 2020	December 31, 2019
	$	$
Opening Balance	363,962	-
Advanced during the year	-	376,308
Changes in fair market value of convertible debentures	6,543	(21,009)
Foreign exchange gain (loss)	8,640	8,663
Ending Balance	379,145	363,962

The convertible debenture being a compound financial instrument has been designated as investment at fair value through profit or loss (FVTPL) and has been fair valued on initial recognition and subsequently at year end.

The debentures were fair valued using discounted cash flows at a discount rate of 15%, with fair value changes included in the consolidated statements of loss and comprehensive loss. During year ended December 31, 2020, the Company recognized a change in fair value of investments of $6,543 (2019 – ($21,009)) and an unrealized foreign exchange gain of $8,640 (2019 – $8,663) on the debenture.

9.       BIOLOGICAL ASSETS

The Company’s biological assets consist of cannabis plants. The changes in the carrying value of biological assets are as follows:

	December 31, 2020	December 31, 2019
	$	$
Balance, beginning of year	524,649	-
- Unrealized gain on changes in fair value of biological assets	2,308,139	66,972
- Increase in biological assets due to capitalized costs	2,829,388	919,216
- Transferred to inventory upon harvest	(3,673,570)	(461,539)
Balance, end of year	1,988,606	524,649

The Company measured its biological assets at fair value less costs to complete and to sell. This is determined using a model which estimates the expected harvest yield in grams for plants currently being cultivated, and then adjusts that amount for the expected selling price less costs to complete and to sell per gram.

The fair value measurements for biological assets have been categorized as Level 3 fair values based on the inputs to the valuation technique used. The Company’s method of accounting for biological assets attributes value accretion on a straight-line basis throughout the life of the biological asset from initial cloning to the point of harvest.

The significant assumptions used in determining the fair value of biological assets include the standard cost incurred in each stage of the plant growth, the stage of completion in the production process, including estimates of harvest dates and the following:

	December 31, 2020		December 31, 2019
Estimated selling price per gram net of costs to sell	$8.55		$8.00
Average yield per plant	206	g	500	g
Attrition rate	14.1%		22.8%
Standard cost per gram	$4.20		$4.37

As of December 31, 2020, the weighted-average estimated selling price per gram net of costs to complete and sell of dried cannabis was $6.52 (December 31, 2019 - $4.29). It is expected that the Company’s biological assets on hand at December 31, 2020 will yield approximately 762,208 grams (December 31, 2019 - 294,646 grams) of medical and adult-use cannabis when harvested. The estimated growing period is 16 weeks.

During the year ended December 31, 2020, the Company’s biological assets produced 935,870 grams (2019 – 66,280) of dried cannabis. Included in the December 31, 2020, consolidated statements of loss and comprehensive loss is a fair value adjustment on the growth of biological assets of $2,308,139 for the year ended (2019 –$66,927).

Management has quantified the sensitivity of the inputs and determined the following:

-	Selling price per gram – a decrease in the average selling price per gram by 5% would result in the December 31, 2020 biological asset value decreasing by $139,050 in value.
-	Harvest yield per plant – a decrease in the harvest yield per plant of 5% would result in the December 31, 2020 biological asset value decreasing by $54,075 in value.
-	Standard cost per gram – an increase of the cost per gram of 5% would result in the December 31, 2020 biological asset value decreasing by $25,587 in value.

The Company’s estimates are, by their nature, subject to change, and differences from the assumptions above including selling prices, costs to complete and to sell, anticipated yield per plant, and attrition rate will be reflected in the gain or loss on biological assets in future periods.

10.       INVENTORY

Inventory consists of domestically grown medicinal and adult-use cannabis, vaporizers, and merchandise for distribution. During the year ended December 31, 2020, the Company expensed $28,312,261 (2019 - $2,053,807) in costs associated with inventory purchases and production during the year. This includes both costs to directly purchase from third parties as well as the costs of internally completed production and packaging. During the year ended December 31, 2020, the Company expensed $742,870 (2019 – nil) associated with the costs of excess and obsolete inventory. As of December 31, 2020, the Company has inventory of $8,527,999 (2019 - $1,907,949) comprised of the following:

	December 31, 2020	December 31, 2019
	$	$
Supplies and work-in-process	458,146	33,778
Finished goods	8,069,853	1,874,171
Total inventory	8,527,999	1,907,949

Gage Growth Corp.

11.       PROPERTY, PLANT AND EQUIPMENT

	Land	Building	Leasehold improvements	Machinery and equipment	Office furniture and equipment	Computer and software	Construction in progress	Vehicles	Total
	$	$	$	$	$	$	$	$	$
Cost
At December 31, 2018 and 2017	–	–	–	–	–	–	–	–	–
Additions	2,329,732	4,751,412	1,536,936	1,186,287	703,230	530,435	16,454,596	43,832	27,536,460
At December 31, 2019	2,329,732	4,751,412	1,536,936	1,186,287	703,230	530,435	16,454,596	43,832	27,536,460
Additions		9,824,701	5,745,041	3,156,316	(130,558)	257,303	(9,023,031)	13,895	9,843,667
Disposals	(865,000)	(8,081.392)	(1,611,122)	(7,946)			(1,.363,558)		(11,929,018)
At December 31, 2020	1,464,732	6,494,721	5,670,855	4,334,657	572,672	787,738	6,068,007	57,727	25,451,109

Accumulated depreciation
At December 31, 2018 and 2017	–	–	–	–	–	–	–	–	–
Depreciation expense	–	38,396	11,958	40,229	35,282	61,992	–	2,299	190,156
At December 31, 2019	–	38,396	11,958	40,229	35,282	61,992	–	2,299	190,156
Disposal and impairment	–	(102,608)		(1,704)	(36,971)		–	–	(141,283)
Depreciation expense	–	230,503	106,172	479,102	79,152	161,102	–	10,217	1,066,248
At December 31, 2020	–	166,291	118,130	517,627	77,463	223,094	–	12,516	1,115,121

Carrying value
At December 31, 2018 and 2017	–	–	–	–	–	–	–	–	–
At December 31, 2019	2,329,732	4,713,016	1,524,978	1,146,058	667,948	468,443	16,454,596	41,533	27,346,304
At December 31, 2020	1,464,732	6,328,430	5,552,725	3,817,030	495,209	564,644	6,068,007	45,211	24,335,988

During 2020, the Company completed sale leaseback transactions related to the Company’s facilities in Lansing, Michigan, Traverse City, Michigan, Bay City, Michigan, Kalamazoo, Michigan. Ferndale, Michigan and Grand Rapids, Michigan. As discussed in note 12, the Company determined that these transactions qualified as a sale under IFRS 15, with a subsequent leaseback to the Company. Accordingly, the land, building, and construction-in-process associated with these locations was included in property, plant, and equipment disposals during the current year.

12.       RIGHT-OF-USE LEASE ASSET AND LIABILITY

The Company’s leased assets only include buildings. The Company did not have any leases on the January 1, 2019 date of adoption of IFRS 16 and all leases were entered into subsequent to the adoption date. On January 31, 2019, a subsidiary of the Company entered into Membership Interest Transfer Restriction and Succession Agreements with five affiliated licensed entities, which were executed in connection with the subsidiary’s extension of credit to the licensed entities along with, among other things, the assumption of certain lease agreements.

For leases initiated during 2019, the Company discounted lease payments using an incremental borrowing rate of 15%. For leases initiated during 2020, the Company discounted lease payments using incremental borrowing rates of 13-15%.

Right-of-use-asset	December 31, 2020	December 31, 2019
	$	$
Beginning of year	3,626,267	-
Building lease additions	10,511,331	4,304,092
Depreciation recognized	(1,101,534)	(677,825)
Balance, end of year	13,036,064	3,626,267

Gage Growth Corp.

Lease liability	December 31, 2020	December 31, 2019
	$	$
Beginning of year	3,011,726	-
Building lease additions	11,645,982	4,304,092
Lease Interest	714,935	439,351
Lease payments	(2,369,863)	(1,731,717)
Balance, end of year	13,002,780	3,011,726
Less: Current portion	(919,528)	(178,135)
Less: Lease assignment payable	(100,000)	(1,450,000)
Non-current portion	11,983,252	1,383,591

Lease assignment payable pertains to an amount due to a related party (see note 20) relating to an initial lease assignment fee for two properties. As of December 31, 2020, $100,000 (2019 - $1,450,000) is outstanding which is expected be fully paid in 2021.

Sale and lease back transactions

During the year, the Company through its subsidiary, Spartan Partners Properties LLC, entered into Purchase Agreements with Strategic Koach Properties, LLC (“Koach”) whereby Koach purchased certain of the Company’s real properties and the Company entered into leaseback agreements on the property.

On June 26, 2020, Koach purchased the Company’s real properties located in the City of Lansing for $1,600,000. On June 26, 2020, the Company entered into a lease agreement with Koach on the Lansing property for a term of 10 years with two extension options of 10 years each. The terms of the lease agreements provide a one-time right of first refusal to purchase the property within the first 2 years of the lease and the right to purchase the property for $2.4 million from the first to fourth anniversary of the transaction.

On August 25, 2020, Koach purchased the Company’s real properties located in Bay City, Michigan, Traverse City, Michigan and Kalamazoo, Michigan (the “Properties”) for a total of $5,050,000 (Bay City - $1,300,000, Kalamazoo - $2,000,000, and Traverse City - $1,750,000).On August 26th, 2020, the Company entered into lease agreements for the Bay City, Traverse City, and Kalamazoo properties for a term of 10 years with two extension options of 10 years each. The terms of the lease agreements provide a one-time right of first refusal to purchase the property within the first 2 years of the lease and the right to purchase the property at $1.3 million, $1.8 million, and $2.0 million, respectively.

On October 23, 2020, Koach purchased the Company’s real properties located in the City of Ferndale for $4,845,000. On October 23, 2020, the Company entered into a lease agreement with Koach on the Ferndale property for a term of 10 years with two extension options of 10 years each. The terms of the lease agreements provide a one-time right of first refusal to purchase the property within the first 2 years of the lease and the right to purchase the property for $7.3 million from the first to fourth anniversary of the transaction.

On October 28, 2020, Koach purchased the Company’s real properties located in the City of Grand Rapids for $2,375,000. On October 23, 2020, the Company entered into a lease agreement with Koach on the Grand Rapids property for a term of 10 years with two extension options of 10 years each. The terms of the lease agreements provide a one-time right of first refusal to purchase the property within the first 2 years of the lease and the right to purchase the property for $3.6 million from the first to fourth anniversary of the transaction.

The Company concluded that the sales and leaseback transactions qualified as a sale under IFRS 15, with a subsequent leaseback to the Company. Accordingly, the Transactions are accounted for in accordance with IFRS 16 ‘Leases’. The Company recognized a gain of $454,773 related to the sale of the assets, which is recorded in ‘Gain on sale of property, plant, and equipment’ in the Consolidated Statements of Loss and Comprehensive Loss.

13.       INVESTMENTS

(a)	Mass2Media, LLC

On October 8, 2019, pursuant to the acquisition of Rivers Innovations Inc., the Company acquired a 12.5% ownership (on a fully diluted basis) in a private company Mass2Media, LLC, doing business as PX2 Holdings, LLC. The fair value at the date of acquisition was $11,900,000. The fair value measurement for this investment has been categorized as Level 2 fair value based on the inputs to the valuation technique used.

Gage Growth Corp.

The Company determined the fair value of this investment based on a calibration discount to the market-based multiple of enterprise value over trailing twelve-month revenue of selected comparable public companies at year-end. During the year ended December 31, 2020, the Company recognized a loss on fair value of investment of $4.9 million. During the year ended December 31, 2019, the Company recognized a loss on fair value of investment of $1.1 million. Below is the movement of this investment:

	December 31, 2020	December 31, 2019
	$	$
Balance, beginning of the year	10,800,000	-
Acquired during the period	-	11,900,000
Changes in fair value	(4,787,393)	(1,100,000)
Impact of currency translation	(112,607)	-
Balance, end of year	5,900,000	10,800,000

If the Company reduced the calibration discount by 10%, this would cause an increase to the ending balance of $800,000. If the Company increased the calibration discount by 10%, this would cause a decrease to the ending balance of $900,000.

(b)	Cookies Creative Consulting & Promotions, LLC

On February 20, 2019, the Company, through one of its Michigan subsidiaries, entered into a convertible promissory note purchase agreement with a California Limited Liability Company (CLLC) - Cookies Creative Consulting & Promotions, LLC. The Company, through a purchase of convertible debt, invested $1 Million in exchange for a convertible promissory note with the principal amount of same bearing interest at 2.55% per annum with a two-year maturity date. The Company at its sole discretion, may convert the note, together with all unpaid accrued interest thereon, into Membership Units, on such terms as the Company and the Holder reasonably agree, at a conversion price equal to the Qualified Financing Cap (equal to $100 million dollars) divided by the aggregate number of outstanding shares of Common Stock immediately prior to such Maturity Date, on a Fully Diluted Basis.

This investment was fair valued using discounted cash flows at a discount rate of 11%, with gain in fair value of $73,797 (2019 – loss of $86,000) recorded in the consolidated statements of loss and comprehensive loss. Below is the movement in this convertible promissory note:

	December 31, 2020	December 31, 2019
	$	$
Balance, beginning of year	914,000	-
Invested during the year	-	1,000,000
Changes in fair value	73,797	(86,000)
Balance, end of year	987,797	914,000

(c)	Mesh Ventures, LLC

On February 20, 2019, the Company, through one of its Michigan subsidiaries entered into a Subscription Agreement to purchase Class A Common Units and /or Class B Common Units of a Delaware limited liability company – Mesh Ventures LLC, by making a capital investment of $1,500,000. We have valued our investment by assessing the valuation of specific investments within this fund, using the latest imputed valuation based on capital raises or sales multiples based on comparable companies in the industry. We have categorized these as level 2 inputs. Below is the movement of the investment.

	December 31, 2020	December 31, 2019
	$	$
Balance, beginning of year	615,330	-
Invested during the year	-	1,500,000
Changes in fair value	1,671,230	(884,670)
Balance, end of year	2,286,560	615,330

Gage Growth Corp.

14.       GENERAL AND ADMINISTRATIVE EXPENSES

General and administration expenses, excluding share-based payments and depreciation and amortization, consist of the following:

	Year ended December 31, 2020	Year ended December 31, 2019
	$	$
Salaries and benefits	10,658,023	2,771,483
Office and general	3,420,787	962,752
Professional fees	2,664,550	1,107,612
Consulting fees	2,339,722	2,066,012
Licenses	814,367	482,326
Insurance	787,421	92,016
Repairs and maintenance	392,465	188,633
Travel and entertainment	292,078	124,947
Property taxes	232,894	77,780
Write off non-refundable deposits	175,772	129,375
Bad debt expense	39,074	72,000
Dues and subscriptions	16,921	8,298
License related tax expense	-	350,000
Total general and administration expenses	21,834,074	8,433,234

15.       SALES AND MARKETING EXPENSES

Selling and marketing expenses, excluding share-based payments and depreciation and amortization, consist of the following:

	Year ended December 31, 2020	Year ended December 31, 2019
	$	$
Royalty and commission	1,127,923	22,978
Advertising and promotion	728,875	337,307
Marketing service	725,346	1,159,686
Packaging	99,961	43,505
Public relations	64,528	52,789
Sponsorship	12,242	20,705
Total sales and marketing expenses	2,758,875	1,636,970

Gage Growth Corp.

16.       ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities comprises of:

	December 31, 2020	December 31, 2019
	$	$
Trade payables	7,272,007	2,495,289
Accrued liabilities	4,310,861	1,464,173
Accrued payroll	1,061,580	162,625
Sales tax payable	592,653	30,078
	13,237,101	4,152,165

17.       PROPERTY PURCHASE PAYABLE

	December 31, 2020	December 31, 2019
	$	$
Opening balance	2,597,804	-
Additions	-	2,593,528
Interest	67,464	49,276
Payments	(2,665,268)	(45,000)
Ending balance	-	2,597,804
Less: current portion	-	(192,070)
Non-current balance	-	2,405,734

Property purchase payable amounts represented the balance due on purchase of Land and Building in accordance with purchase of the Ferndale property on September 6, 2019. The total sale price of the property (land and building) was $3,593,528 of which $1,000,000 was paid at closing and the remaining $2,593,528 debt carried an interest rate of 11% per annum. The balance was relieved as part of a non-cash transaction associated with the closing of the sale leaseback related to the Ferndale location, as discussed in note 12.

18.       DEBENTURE PAYABLE

On September 30, 2020, the Company issued the following debentures:

a)	2,300 units at CAD 1,000 per unit (“CAD Unit”). Each CAD Unit comprised of one (1) CAD 1,000 debenture and 67 share purchase warrants. Each warrant entitles the holder to purchase one Subordinate Voting Share at a price of CAD 1.50 for a period of 18 months following a liquidity event as defined under the warrant certificate.

b)	750 units at USD 1,000 per unit (“USD Unit”). Each USD Unit comprised of one (1) USD 1,000 debenture and 87 share purchase warrants. Each warrant entitles the holder to purchase one Subordinate Voting Share at a price of USD 1.15 for a period of 18 months following a liquidity event as defined under the warrant certificate.

The debentures are unsecured and carry a coupon rate of 13.5% with a term of 12 months. The CAD debentures were valued using a market interest rate of 15%, with the remaining value assigned to the share purchase warrants. The USD share purchase warrants were valued using an expected life of 2 years and an annualized volatility of 81.4%, and a share price valuation of 1.50 CAD with the remaining value assigned to the debenture. CAD warrants are classified within the ‘Reserve for warrants’ portion of the statement of changes of financial position. CAD debentures, USD debentures, and USD warrants are classified within the ‘Debentures payable’ portion of the Consolidated Statements of Financial Position.

On April 6, 2021, a liquidity event occurred when the Company became publicly listed on the Canadian Securities Exchange (“CSE”). This triggered the start of the exercise period for both the USD and CAD warrants as described above.

$
Balance, December 31, 2019	-
Issuance of debenture	2,650,468
Fair value of equity-classified warrants	(23,562)
Fair value of liability-classified warrants	(33,709)
Balance, December 31, 2020	2,593,197

Gage Growth Corp.

19.       SHARE CAPITAL

As of December 31, 2020, the Company’s share capital consisted of:

a.	An unlimited number of Subordinate Voting Shares of which 131,649,944 shares are issued;
b.	An unlimited number of Super Voting Shares of which 1,500,000 shares are issued; and
c.	1,500,000 Exchangeable Units issued by Spartan Partners Holding, LLC, which are exchangeable for either 75,000,000 Subordinate Voting Shares or 1,500,000 Proportionate Voting Shares of the Company.

Subordinate Voting Shares

The following were activities pertaining to Subordinate Voting Shares during the year ended December 31, 2019 and the year ending December 31, 2020:

	Number of Subordinate Voting Shares
	#	$
Balance, December 31, 2018	52,131,198	9,803,388
Private placement of Subordinate Voting Shares	19,000,000	21,322,759
Acquisition of Rivers Innovations Inc.	34,491,601	35,971,763
Balance, December 31, 2019	105,622,799	67,097,910
Issuance of Subordinate Voting Shares for service	1,000,000	1,098,831
Shares issued for severance	100,000	112,850
Shares issued to service providers	970,000	1,697,500
Shares issued in accordance with Reg. A offering	23,957,145	19,662,720
Balance, December 31, 2020	131,649,944	89,669,811

On June 1, 2020, pursuant to an employment agreement, the Company issued 1,000,000 Subordinate Voting Shares at a fair value of CAD$1.50 per share for value of $1,098,831 (CAD$1,500,000) of prior services received. The shares vested upon issuance and the Company recorded a share-based expense of $1,098,831 during the year.

On October 1, 2020, the Company issued 100,000 Subordinate Voting Shares at a fair value of CAD$1.50 per share for a value of $112,850 (CAD$150,000). The shares vested immediately upon issuance and the Company recorded a share-based expense of $112,850 during the year.

On October 27, 2020 and December 2, 2020, the Company issued 45,000 and 925,000 Subordinate Voting Shares to contractors of the Company, respectively at a fair value of USD$1.75 per share for a value of $1,697,500. The shares vested immediately upon issuance and the Company recorded a share-based expense of $1,697,500 during the year. The shares were valued based on the equity value as it was not feasible to estimate the fair value of services rendered.

On December 14, 2020 and December 30, 2020, the Company closed two tranches of its offering (the “Reg A Offering”) of Subordinate Voting Shares pursuant to Regulation A, Tier 2, of the U.S. Securities Act. As part of this offering, the Company issued 23,957,145 Subordinate Voting Shares. The offering was at $1.75 USD per share. As part of the offering, the Company also issued 23,757,145 warrants to its largest subscriber. These warrants allowed the subscriber to purchase shares at USD$2.60 at any point within three years of the issue date. The Company split the equity raised between the warrant liability and share capital. The warrants were classified as liabilities as the Holder has the option to obligate the Company to remit shares based on the difference between the current market price and the strike price. As this settlement is not exclusively by the exchange of a fixed number of equity shares for a fixed amount of cash, this item is classified as a liability, and included in Warrant liability in the statement of financial position. Further, the Company also reduced share capital by $220,405 associated with transaction costs directly attributable to the offering. These costs were also split between the warrant liability and share capital. To value the warrant liability, the Company utilized a volatility of 99.0% and a current stock price of $1.75. These assumptions did not change between the issuance date and December 31, 2020.

Gage Growth Corp.

An increase in volatility of 10% would increase the value of the Reg A warrant liability by $2.5 million. A decrease in volatility of 10% would decrease the value of the Reg A warrant liability by $2.2 million.

An increase in the Company’s share price of 10% would increase the value of the Reg A warrant liability by $3.3 million. A decrease in the share price on the grant date of 10% would decrease the value of the Reg A warrant liability by $2.8 million.

As part of the Reg. A financing, the Company raised $41,925,004 during the year.

Exchangeable Units

	Number of Exchangeable Units	Amount
	#	$
Balance, December 31, 2018	-	-
Exchangeable Units issued for Terra Capital Holdings, LLC (a)	900,000	25,160,280
Exchangeable Units issued for merger with Mayde Inc. (b)	600,000	33,809,166
Balance, December 31, 2020 and December 31, 2019	1,500,000	58,969,446

(a)	On March 11, 2019, pursuant to certain agreements in connection with the acquisition of equity interests in Terra Capital Holdings, LLC, Spartan Partners Holdings, LLC issued 900,000 Exchangeable Units at a fair value of $25,160,280 and 900,000 Super Voting Shares at $0.0001 per share to a director in the Company in exchange for a call option to purchase membership interests in AEY Capital LLC and 3 State Park, LLC. The call option was considered to have nominal value as the Company already controlled these entities through other agreements. The Exchangeable Units are exchangeable for 45,000,000 Subordinate Voting Shares or 900,000 Proportionate Voting Shares of the Company. As Exchangeable Units are converted to Subordinate Voting Shares by the holder, the related Super Voting Shares are retired.

(b)	On August 23, 2019, pursuant to certain agreements in connection with the merger with Mayde US LLC, Spartan Partners Holdings, LLC issued 600,000 Exchangeable Units at a fair value of $33,809,166 to Mayde, Inc. and 600,000 Super Voting Shares at $0.0001 per share to a director of the Company in exchange for options to acquire two properties. The options had exercise prices equivalent to the properties’ fair values, therefore, the option had nominal value. The Exchangeable Units are exchangeable for 30,000,000 Subordinate Voting Shares or 600,000 Proportionate Voting Shares of the Company. As Exchangeable Units are converted to Subordinate Voting Shares by the holder, the related Super Voting Shares are retired.

Stock option plan

The Company has adopted an incentive stock option plan, which provides that the Board of Directors of the Company may from time to time, in its discretion, grant to directors, officers, employees, and consultants of the Company non-transferable options to purchase common shares, provided that the number of Subordinate Voting Shares reserved for issuance under the Stock Option Plan shall not exceed fifteen percent (15%) of the issued and outstanding Subordinate Voting Shares. The options are exercisable for a period of up to ten (10) years.

Gage Growth Corp.

The Board of Directors determines the price per Subordinate Voting share and the number of Subordinate Voting Shares that may be allocated to each director, officer, employee, and consultant and all other terms and conditions of the option. The following is the option activity for the year ended December 31, 2020 and year ended December 31, 2019:

	December 31, 2020		December 31, 2019
	Number of options	Weighted- average exercise price	Number of options	Weighted- average exercise price
	#	CAD$	#	CAD$
Balance, beginning of year	13,238,440	0.89	3,650,000	0.10
Granted	1,356,700	1.11	9,588,440	1.19
Forfeited	(973,313)	1.32	-	-
Balance, end of year	13,621,827	0.90	13,238,440	0.89

The fair value of the stock options was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2020	2019
Expected dividend yield	0%	0%
Expected volatility	170% - 173%	72% - 87%
Risk-free interest rate	0.39%- 1.39%	1.17% - 1.86%
Expected life	5	5

The fair value of stock options granted is amortized over the vesting period of which $6,014,492 (2019 - $1,975,202) exercisable in Canadian dollars has been expensed and recorded as a reserve for share-based payments during the year ended December 31, 2020. Of the expensed amount, $2,909,181 (2019 – nil) of expense resulted in issued shares that were recorded in Share Capital during the year. The Company recorded an additional $2,054,963 (2019 - $829,082) in share-based compensation expense related to the Warrants issued as part of the Rivers acquisition as described in note 6.

The following summarizes the stock options outstanding at December 31, 2020:

Options Granted	Options Exercisable	Exercise Price	Weighted-Average Remaining Contractual Life of Outstanding Options
#	#	$	Years
3,650,000	2,433,331	0.08 (C$0.10)	2.28
4,000,000	1,333,331	0.59 (C$0.75)	3.09
277,834	277,834	1.18 (C$1.50)	3.43
4,278,333	1,426,111	1.18 (C$1.50)	3.76
58,960	29,480	1.16 (C$1.45)	3.66
6,700	6,700	1.18 (C$1.50)	4.13
250,000	-	1.18 (C$1.50)	4.42
500,000	-	1.18 (C$1.50)	4.42
400,000	-	1.18 (C$1.50)	4.56
200,000	-	1.18 (C$1.50)	4.67
13,621,827	5,506,787		3.24

20.       RELATED PARTY TRANSACTIONS

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

The Corporation’s key management personnel have authority and responsibility for overseeing, planning, directing and controlling the activities of the Corporation. Key management personnel include members of the Board of Directors, Chief Executive Officer/President and Chief Financial Officer. Compensation of key management personnel may include short-term and long-term benefits. Short-term benefits include salaries and bonuses. Share-based compensation include warrants and stock options vested during the year.

Gage Growth Corp.

Compensation provided to key management for the years ended December 31, 2020 and December 31, 2019 is as follows:

	December 31, 2020	December 31, 2019
Salaries and benefits	835,134	73,030
Share-based payments	3,989,055	977,701
Total	4,824,189	1,050,731

The Corporation has entered into arrangements with Radicle Cannabis Holdings Inc. (“Radicle”). At the time of the transactions, Michael Hermiz, Director of the Company, owned 19.4% of Radicle.  On September 16, 2019, the Corporation entered into an asset purchase agreement with Radicle and Gage Co. Inc., pursuant to which the Corporation purchased the trademarks and goodwill of the Gage brand then owned by Radicle. These trademarks are included in the Intangible Assets within the long-term assets of the Company’s Statement of Financial Position.  In consideration of the acquisition of the Gage brand, the Corporation paid $192,485 (CAD$250,000) in cash and agreed to issue 250,000 Subordinate Voting Shares to Radicle upon the successful registration of the “Gage” trademark in Canada and the United States. The Corporation also granted Radicle a non-exclusive, non-transferable license to use the Gage brand in Canada for a period of five years. As of December 31, 2020, the 250,000 Subordinate Voting Shares have not been issued.

On August 23, 2019, Spartan LLC issued 600,000 Exchangeable Units and 600,000 Super Voting Shares to Mayde, Inc. in connection with a tax-free merger of Spartan Partners Corporation and Mayde Blocker, Inc. Mayde, Inc. was the sole owner of Mayde Blocker, Inc., which in turn was the sole owner of Mayde US LLC that held various options to cannabis licenses for the Corporation’s operations. The 600,000 Exchangeable Units are exchangeable for 30,000,000 Subordinate Voting Shares or 600,000 Proportionate Voting Shares of the Corporation, and following such exchange, the Super Voting Shares are redeemable by the Corporation for $0.0001 per share.  At the time of the Share Exchange described above, Rami Reda was a Director of the Corporation and owned 100% of Mayde, Inc.

On October 8, 2019, the Corporation entered into an acquisition agreement with Rivers Innovations Inc. (“Rivers Innovations”) pursuant to which the Corporation agreed to acquire Rivers Innovations via a three-cornered amalgamation (the “Innovations Transaction”). The Innovations Transaction was completed on November 7, 2019 whereby the Corporation issued 34,491,601 Subordinate Voting Shares, 4,422,000 warrants and 88,440 stock options.  The President and Director of the Corporation, Fabian Monaco, was also the Sole Director of Rivers Innovations at the time of the Innovations Transaction.  In addition, the Chief Financial Officer of the Corporation, Pascal D’Souza was also the Chief Financial Officer of Rivers Innovations at the time of the Innovations Transaction.

In addition, as disclosed in Note 8 on November 22, 2019, the Corporation invested in a twelve percent (12%) secured convertible debenture in the principal amount of up to CAD$1,000,000 in Radicle. As of December 31, 2020, the Corporation has advanced CAD$500,000 pursuant to the terms of the convertible debenture. The convertible debenture is convertible into common shares of Radicle at a conversion price of CAD$0.60 per share for a period of 36 months.  In connection with the Corporation’s advance of CAD$500,000, Radicle granted 133,334 warrants to purchase common shares of Radicle at a price of CAD$0.75 per share for a period of 36 months from the date of the applicable advance.  The convertible debenture is included in the Convertible Debenture within the current assets of the Company’s Statement of Financial Position.

As discussed in Note 18, the Company issued both USD and CAD debenture units on September 30, 2020. The Executive Chairman and Director of the Corporation, Bruce Linton, purchased 1,400 Canadian Debenture Units in connection with the Canadian Debenture Unit financing. Each warrant entitles the holder to purchase one Subordinate Voting Share at a price of CAD 1.50 for a period of 18 months following a liquidity event as defined under the warrant certificate. The terms on the Debenture Units purchased by Mr. Linton were consistent to those offered to non-related parties.

Gage Growth Corp.

21.       NON-CONTROLLING INTEREST

Non-controlling interest (“NCI”) represents equity interests in consolidated entities that are owned by parties that are not shareholders of the ultimate parent. Non-controlling interest is to be initially measured either at fair value or at the non-controlling interest’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The choice of measurement is made on a transaction-by-transaction basis. The share of net assets attributable to non-controlling interests is presented as a component of equity. Their share of net income or loss is recognized directly in equity. Changes in the parent company’s ownership interest that do not result in a loss of control are accounted for as equity transactions.

As of December 31, 2020, and for year then ended, non-controlling interest included the following amounts before intercompany eliminations:

	Cookies Retail Canada	Spartan Services LLC	Spartan Licensing LLC	Spartan Properties LLC	Spartan Holdings LLC	AEY Capital LLC	Thrive Enterprises	3 State Park LLC	Buena Vista Real Estate	AEY Holdings., LLC	Total
Total Assets	698,045	47,824,424	3,296,364	30,362,206	–	11.143,891	1,842,795	–	–	1.379,461	96,547,186
Total Liabilities	(723,678)	(49,431,779)	(2,649,947)	(31,077,561)	–	(30,548,960)	(7,398,282)	(846,907)	(392,476)	(3,127,428)	(126,196,918)
Net Assets	(25,633)	(1,607,355)	646,417	(715,355)	–	(19.405,069)	(5,555,487)	(846,807)	(392,476)	(1,747,967)	(29,649,732)
Net Assets attributable to NCI	(5,127)	(782,782)	314,805	(348,378)	–	(19,405,069)	(5,555,487)	(846,807)	(392,476)	(1,747,967)	(28,769,288)

For year ended December 31, 2020
Revenue	–	684,971	–	63,009	–	39,776,.519	11,480,645	–	–	4,524,007	56.529.151
Net Income (loss)	(25,048)	1,036,654	1,991,291	(569,529)	–	(9,859,396)	(3,547,218)	(813,905)	(130,503)	(1,747,967)	(13,665,621)
Net Income (loss) attributable to NCI	(5,010)	504,850	969,759	(277,.361)	–	(9,859,396)	(3,547,218)	(813,905)	(130,503)	(1,747,967)	(14.906,751)
NCI percentage at December 31, 2020	20.00%	48.70%	48.70%	48.70%	48.70%	100%	100%	100%	100%	100%

As of December 31, 2019, and for the year then ended, non-controlling interest included the following amounts before intercompany eliminations:

	Spartan Services LLC	Spartan Licensing LLC	Spartan Properties LLC	Spartan Holdings LLC	AEY Capital LLC	Thrive Enterprises	3 State Park LLC	Buena Vista Real Estate	Total
Total Assets	14,192,882	1,553,532	26,291,803	–	2,244,923	1,288,428	–	–	45,571,568
Total Liabilities	(16,068,392)	(2,548,405)	(26,437,629)	–	(7,732,989)	(3.296,697)	(32,902)	(261,973)	(56,378,987)
Net Assets	(1,875,510)	(994,873)	(145,826)	–	(5,488,066)	(2.008,269)	(32,902)	(261,973)	(10,807,419)
Net Assets attributable to NCI	(915,249)	(485,498)	(71,163)	–	(5,488,066)	(2.008,269)	(32,902)	(261,973)	(9,263,120)

For year ended December 31, 2019
Revenue	742,497	15,000	280,122	–	822,436	1,452,060	(1,483)	(11,807)	3,298,825
Net Income (loss)	(1,875,510)	(994,873)	(145,826)	(58,969,446)	(5,488,065)	(2.008,270)	(32,902)	(261,973)	(69,776,865)
Net Income (loss) attributable to NCI	(915,249)	(465,498)	(71,163)	(12,290,255)	(5,488,065)	(2.008,270)	(32,902)	(261,973)	(21,553,375)
NCI percentage at December 31.2019	48.80%	48.80%	48.80%	48.80%	100%	100%	100%	100%

22.       INCOME TAXES

A reconciliation of combined Canadian federal and provincial statutory rates of 26.5% (2019 – 26.5%) to the effective tax rate is as follows:

	December 31, 2020	December 31, 2019
Net loss before tax for the year	(27,558,835)	(75,177,993)
Expected income tax (recovery) expense	(7,303,091)	(19,922,168)
Tax rate changes and other adjustments	(1,178,759)
Expenses not deductible under IRC 280E	6,726,140	2,491,350
Share exchange	-	15,626,900
Stock Based Compensation and other	2,115,904	489,270
Change in IRC Section 280E estimate	509,126	-
Change in tax benefits not recognized	1,377,958	1,168,898
(Recovery) Expense	2,247,278	(145,750)

Gage Growth Corp.

The Company’s income tax (recovery) is allocated as follows:

	December 31, 2020	December 31, 2019
Current tax (recovery) expense	1,900,200	-
Deferred tax (recovery) expense	347,078	(145,750)
Total Income tax (recovery) expense	2,247,278	(145,750)

As the Company operates in the cannabis industry, the Company is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of producing the products or cost of production. This results in permanent differences between ordinary and necessary business expenses deemed unallowable under IRC Section 280E.

The following table summarize the components of deferred tax:

	December 31, 2020	December 31, 2019
Deferred Tax Asset
Capital lease obligation	3,351,508	954,660
Severance accrual	6,435	-
Unrealized FX	481,120	-
Operating tax losses carried forward – Canada	6,996	250,260
Operating tax losses carried forward – US	1,201,754	-
Operating tax losses carried forward - Michigan	411,702	-
Total Deferred tax asset	5,459,515	1,204,920

Deferred Tax Liability
Property, plant and equipment	(1,737,255)	-
Right of use assets	(3,388,830)	(1,188,490)
Biological assets	(411,701)	(16,430)
Investments	(1,031,820)	(768,500)
Convertible loan receivable	(752)	-
Convertible debt	(6,244)	-
Total Deferred tax liability	(6,576,602)	(1,973,420)
Net Deferred tax liability	(1,117,087)	(768,500)

Deferred tax assets and liabilities have been offset where they relate to income taxes levied by the same taxation authority and the Company has the legal right and intent to offset.

Movement in net deferred tax liabilities:

	December 31, 2020	December 31, 2019
Opening Balance	(768,500)	-
Recognized in net loss	(347,078)	145,750
Impact of foreign exchange	(1,509)	-
Additions to Deferred tax liability	-	(914,250)
Net Deferred tax liability	(1,117,087)	(768,500)

As a result of the acquisition of the shares of Innovations on November 7, 2019, the Company recorded a deferred tax liability of $914,250 and is included in net assets acquired from acquisition of Rivers Innovations (note 6).

Gage Growth Corp.

Unrecognized deferred tax assets

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the following deductible temporary differences:

	December 31, 2020	December 31, 2019
Intangible assets	55,036	38,500
Reserves	1,138,737	-
Share issuance costs	176,324	-
Marketable securities	174,987	61,020
Capital lease obligation	12,098	-
Operating tax losses carried forward – Canada	5,159,651	2,145,210
Operating tax losses carried forward – Michigan	19,317,444	2,353,900
Total	26,034,277	4,598,630

The Canadian operating tax losses carry forwards expire as noted in the table below. The Michigan operating tax losses may be carried forward indefinitely. The remaining deductible temporary differences may be carried forward indefinitely. Deferred tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the group can utilize the benefits.

The Company's Canadian operating tax losses expire as follows:

2038	175,221
2039	1,943,588
2040	3,040,841
Total	5,159,650

23.       COMMITMENTS AND CONTINGENCIES

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the financial statements.

Contractual Construction Agreements

The Company has entered into construction contracts with two contractors for three locations under construction as of December 31, 2020. The sum of these contracts as of December 31, 2020 was $6,534,913 (December 31, 2019 - $5,911,418) and, the sum owing totaled $143,697 (December 31, 2019 - $5,737,571).

Government regulations

Cannabis is categorized as a Schedule-1 controlled substance by the Drug Enforcement Agency. A Schedule-1 controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision, and a high potential for abuse. Although Federal law still categorizes cannabis as a Schedule-1 controlled substance and it is illegal to grow, possess and consume under Federal law and the United States Department of Justice, over thirty-three states and the District of Columbia have passed state laws that permit doctors to recommend prescribing cannabis for medical use, and over ten states and the District of Columbia have enacted laws that legalize the adult-use and recreational use of cannabis. Since federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of federal law regarding cannabis would likely result in the Company’s inability to proceed with our business plans. In addition, the Company’s assets, including real property, cash, equipment and other goods, could be subject to asset forfeiture because cannabis is still federally illegal.

24.       SEGMENT INFORMATION

For the year ended December 31, 2020 and 2019, the Company operates in one segment, which is the production and sale of medical and adult-use cannabis in Michigan, United States. All property, plant, and equipment and intangible assets are located in Michigan, United States. All revenue was generated in Michigan, United States.

Gage Growth Corp.

25.       NET LOSS PER SHARE

Basic loss per share is calculated by dividing profit or loss attributable to equity holders of the Company (the numerator) by the weighted average number of shares outstanding (the denominator) during the year. Potentially dilutive shares, such as warrants and options, were excluded from the calculations of diluted net loss per share for the twelve months ended December 31, 2020 and 2019 as they are antidilutive. Please reference footnotes 18 and 19 for a discussion of all potentially dilutive securities.

26.       FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company, as part of its operations, carries financial instruments consisting of cash and cash equivalents, accounts receivable, term deposits, interest receivable, a promissory note, marketable securities, convertible debentures receivable, investments, accounts payable and accrued liabilities, debentures payable, lease liability, lease assignment payable, note payable, deferred financing – sale leaseback, and property purchase payable. It is management's opinion that the Company is not exposed to significant credit, interest, or currency risks arising from these financial instruments except as otherwise disclosed.

Fair value

Fair value represents the price at which a financial instrument could be exchanged in an orderly market, in an arm's length transaction between knowledgeable and willing parties who are under no compulsion to act.

The Company classifies the fair value of certain assets and liabilities according to the following hierarchy based on the number of observable inputs used to value the instrument as follows:

Level 1:   Fair value measurements are those derived from quoted prices (unadjusted) in the active market for identical assets or liabilities.

Level 2:  Fair value measurements are those derived from inputs other than quoted prices that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (derived from prices).

Level 3:  Fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data.

The fair value of cash and cash equivalents and marketable securities are determined on level 1 inputs. The fair value of the loan payable, the Cookies Creative note, the Mass2Media investment, the warrant liability, and the Mesh investment are determined on level 2 inputs. The carrying amount of accounts receivable, term deposits, promissory note, interest receivable, convertible debentures receivable, accounts payable and accrued liabilities, lease assignment payable, debenture payable, note payable, and property purchase payable approximates its fair value due to the short-term maturities of these items.

Financial instruments risk

The Company is exposed to varying degrees of financial instrument related risks. The Company mitigates these risks by assessing, monitoring, and approving the Company’s risk management processes. A summary of the Company’s risk exposures as it relates to financial instruments is as follows:

Interest rate risk

Interest rate risk relates to changes in interest rates which will affect the Company’s income, or the value of the financial instruments held.  The Company does not hold financial liabilities or financial assets with variable interest rates.

Credit risk

Credit risk is the risk of a potential loss to the Company if a customer or a counterparty to a financial instrument fails to meet its contractual obligations.  Credit risk from customers is minimal as most sales are cash sales from the retail stores. The Company is exposed to credit risk from cash and cash equivalents of $45,455,583 (2019 - $9,705,991), accounts receivable of $252,377 (2019 - $35,177), marketable securities of $84,197 (2019 - $198,164), interest receivable of $80,116 (2019 - $57,795), investments of $9,174,357 (2019 - $12,329,330), convertible debenture of $379,145 (2019 - $363,962), a promissory note of $500,875 (2019 - $504,113), and deposits of $739,041 (2019 - $615,131). The risk exposure is limited to their carrying amounts at the consolidated statement of financial position date.  The risk for cash and cash equivalents is mitigated by holding these instruments with highly rated financial institutions.

Gage Growth Corp.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities as they come due. The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows, as well as anticipated investing and financing activities. The Company typically settles its financial obligations in cash. The ability to settle obligations in cash is dependent on the Company raising financing in a timely manner and by maintaining sufficient cash in excess of anticipated needs.

Undiscounted contractual obligations as of December 31, 2020 are as follows:

	Total	Less than 1 year	1 year - 3 years	3 years - 5 years	Over 5 years
Accounts payable and accrued liabilities	13,237,101	13,237,101	-	-	-
Lease liabilities	22,457,779	2,575,614	5,158,787	4,618,975	10,104,403
Lease assignment payable	100,000	100,000	-	-	-
Note payable	4,700,204	1,004,670	3,317,856	377,678	-
Debentures payable	2,901,537	2,901,537	-	-	-
	43,396,621	19,818,922	8,476,643	4,996,653	10,104,403

27.       CAPITAL MANAGEMENT

The Company’s objective is to maintain a sufficient capital base to maintain investor, creditor and customer confidence, to sustain future development of the business and to provide the ability to continue as a going concern. Management defines capital as the Company’s shareholders’ equity. The Board of Directors does not establish quantitative return on capital criteria for management; but rather promotes year over year sustainable growth. The Company currently has not paid any dividends to its shareholders.

As of December 31, 2020, total managed capital was comprised of shareholders’ equity of $48,743,330 (2019 - $54,042,893). There were no changes in the Company’s approach to capital management during the year ending December 31, 2020 and December 31, 2019.

As of December 31, 2020, the Company is not subject to externally imposed capital requirements.

Gage Growth Corp.

28.       SUBSEQUENT EVENTS

(a)	On January 27, 2021, the Corporation completed the Reg A Offering of Subordinate Voting Shares pursuant to Regulation A, Tier 2, of the U.S. Securities Act. Pursuant to the Reg A Offering, the Corporation issued an aggregate of 28,571,400 Subordinate Voting Shares at a price of $1.75 per share and issued 23,757,145 warrants to purchase Subordinate Voting Shares at a price of $2.60 per share for a period of 3 years. The Company received aggregate gross proceeds of $49,999,950.

(b)	On February 2, 2021, the Corporation granted 1,088,900 options to certain employees, consultants, and officers and directors of the Corporation. Each of these options has an exercise price of $1.75 and expires on February 2, 2026. On February 2, 2021, the Company granted 160,000 Restricted Share Units (RSUs) to an employee and consultant of the Corporation. These shares will vest in two equal installments on August 2, 2021 and February 2, 2022. On February 19, the Company issued 100,000 Subordinate Voting Shares to an employee and 70,000 Subordinate Voting Shares to service providers. On March 1, 2021, the Company granted 860,000 options to certain employees, consultants, and officers and directors of the Corporation. Each of these options has an exercise price of $1.75 and expires on March 1, 2026. On March 8, 2021, the Company granted 355,000 shares to a contractor of the Company. On March 8, 2021, the Company granted 622,500 options to certain employees, consultants, and officers and directors of the Corporation. Each of these options has an exercise price of $1.75 and expires on March 8, 2026.

Gage Growth Corp.

(c)	On March 15, 2021, the Corporation signed a construction contract totaling $1,528,814 in order to build out the Processing Lab at the Monitor cultivation location.

(d)	On March 25, 2021, the Company completed the purchase of an additional facility near the Harrison Township cultivation location for $2,000,000.

(e)	On April 1, 2021, the Company issued 1,000,000 Subordinate Voting Shares to Giumar Capital, a party controlled by CEO Fabian Monaco in accordance with a Consulting Share Agreement.

(f)	On April 6, 2021, the Company successfully completed a listing of its Subordinate Voting Shares on the Canadian Securities Exchange (“CSE”). The Company’s securities are listed under the ticker “GAGE”. This triggered a ‘Change in Control’ provision associated with the Acquisition of the Membership interest between AEY and Thrive, which caused an acceleration on the ‘Second Note’. This caused the full amount of the ‘Second Note’ as discussed in Note 6 to be payable in stock at the time of the Change in Control.

(g)	On April 13, 2021, the Company entered into an agreement to purchase a property in River Rouge, MI. The purchase price for the property was $1,995,000, of which the Company paid $500,000 at closing. The remaining balance was payable through a three-year land contract agreement.

Item 8.	Exhibits

Articles of Incorporation:

https://www.sec.gov/Archives/edgar/data/1810254/000110465920101441/tm2016908d1_ex2a.htm

Articles of Amendment (Name Change):

https://www.sec.gov/Archives/edgar/data/1810254/000110465920114418/tm2033091d1_ex1u-a.htm

Bylaws:

https://www.sec.gov/Archives/edgar/data/1810254/000110465920101441/tm2016908d1_ex2b.htm

Subscription Agreement:

https://www.sec.gov/Archives/edgar/data/1810254/000110465920106485/tm2031268d1_ex4.htm

Material Contracts (See Index to Exhibits on Form 1-A):

https://www.sec.gov/Archives/edgar/data/1810254/000110465920106485/tm2031268d1_partiiandiii.htm

Gage Growth Corp.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form 1-K and has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 27, 2021.

Gage Growth Corp.

April 27, 2021	By:	/s/ Fabian Monaco
Fabian Monaco, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Form 1-K has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Fabian Monaco	Chief Executive Officer and Director	April 27, 2021
Fabian Monaco

/s/ Bruce Linton	Chairman and Director	April 27, 2021
Bruce Linton

/s/ David Watza	Chief Financial Officer	April 27, 2021
David Watza

/s/ Michael Hermiz	Director	April 27, 2021
Michael Hermiz

/s/ Michael Finos	President (USA), EVP and Director	April 27, 2021
Michael Finos

/s/ Dr. Rana Harb, PhD, MBA	Director	April 27, 2021
Dr. Rana Harb, PhD, MBA

/s/ Richard Mavrinac	Director	April 27, 2021
Richard Mavrinac

Gage Growth Corp.

ACKNOWLEDGEMENT ADOPTING TYPED SIGNATURES

The undersigned hereby authenticate, acknowledge and otherwise adopt the typed signatures above and as otherwise appear in this filing.

Signature	Title	Date

/s/ Fabian Monaco	Chief Executive Officer and Director	April 27, 2021
Fabian Monaco

/s/ Bruce Linton	Chairman and Director	April 27, 2021
Bruce Linton

/s/ David Watza	Chief Financial Officer	April 27, 2021
David Watza

/s/ Michael Hermiz	Director	April 27, 2021
Michael Hermiz

/s/ Michael Finos	President (USA), EVP and Director	April 27, 2021
Michael Finos

/s/ Dr. Rana Harb, PhD, MBA	Director	April 27, 2021
Dr. Rana Harb, PhD, MBA

/s/ Richard Mavrinac	Director	April 27, 2021
Richard Mavrinac